SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Dynegy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 14, 2005

To our shareholders:

It is my pleasure to invite you to attend the 2005 annual meeting of shareholders of Dynegy Inc., which will be held on Thursday, May 19, 2005 at 10:00 a.m., local time, at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, 71st Floor, Houston, Texas 77002.

At the annual meeting, in addition to acting on the matters described in the attached proxy statement, we plan to review our progress over the past year and discuss our future focus. There will also be an opportunity to discuss other matters of interest to you as a shareholder.

It is important that your shares be represented and voted at the annual meeting. Please sign, date and mail the enclosed proxy card in the envelope provided, even if you plan to attend the meeting in person. You may also vote your shares by telephone or through the Internet as described on the enclosed proxy card.

Because of limited seating, only shareholders, their proxy holders and our guests may attend the meeting. If you plan to attend the annual meeting, you must be a shareholder of record as of March 31, 2005 or, if you have beneficial ownership of shares of our common stock held by a bank, brokerage firm or other nominee, you must bring a brokerage statement or other evidence of your beneficial ownership of common stock on March 31, 2005 in order to be admitted to the meeting. We look forward to seeing you in Houston on May 19.

Sincerely,

Bruce A. Williamson
Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, MAY 19, 2005

To our shareholders:

NOTICE IS HEREBY GIVEN, that the 2005 annual meeting of shareholders of Dynegy Inc., an Illinois corporation, will be held on Thursday, May 19, 2005 at 10:00 a.m., local time, at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, 71st Floor, Houston, Texas 77002 for the following purposes:

1.	To elect eleven Class A common stock directors and two Class B common stock directors to serve until the 2006 annual meeting of shareholders;

2.	To act upon a proposal to change our state of incorporation from Illinois to Delaware, which we refer to as the “reincorporation,” by merging Dynegy with and into Dynegy Inc., a Delaware corporation and wholly owned subsidiary of Dynegy which we refer to as “Merger Sub,” pursuant to the Agreement and Plan of Merger between Dynegy and Merger Sub, the form of which is attached as Appendix B to this proxy statement;

3.	To act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as Dynegy’s independent auditors for the fiscal year ending December 31, 2005;

4.	If properly presented at the annual meeting, to act upon a shareholder proposal requesting that the Board of Directors adopt a policy that, in the event of a restatement of financial results, Dynegy would recoup compensation received by senior executives for achieving performance targets to the extent such performance targets were not achieved; and

5.	To act upon any other matters that may properly come before the meeting (including a proposal to adjourn the meeting to solicit additional proxies) or any reconvened meeting after an adjournment or postponement of the meeting.

The close of business on March 31, 2005 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting and any reconvened meeting after an adjournment or postponement of the meeting.

You are cordially invited to attend the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES BY TELEPHONE OR THROUGH THE INTERNET AS DESCRIBED ON THE ENCLOSED PROXY CARD.

By Order of the Board of Directors,

Carolyn M. Campbell
Group General Counsel and Secretary

April 14, 2005

DYNEGY INC.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

(713) 507-6400

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of Dynegy Inc. is soliciting the enclosed proxy for use at the 2005 annual meeting of shareholders to be held on Thursday, May 19, 2005 at 10:00 a.m., local time, at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, 71st Floor, Houston, Texas 77002, or at any reconvened meeting after an adjournment or postponement of the meeting. This proxy statement, the Notice of Annual Meeting, the proxy card and our Annual Report to Shareholders for the year ended December 31, 2004, including financial statements, will be first mailed to shareholders on or about April 14, 2005. The Annual Report to Shareholders does not constitute part of the proxy soliciting material.

Quorum and Vote Required

Quorum and Broker Non-Votes.    The presence of a majority of the votes of the shares of our Class A common stock and our Class B common stock, counted together, represented in person or by proxy at the annual meeting and entitled to vote on a matter, will constitute a quorum for consideration of that matter at the meeting. Abstentions and broker non-votes are counted in determining the number of shares represented in person or by proxy at the meeting. A “broker non-vote” occurs if a broker or other nominee who holds shares in “street” name for customers who are beneficial owners of those shares does not have discretionary authority with respect to the voting of the shares and has not received instructions with respect to a particular item from the customer. Broker non-votes as to a particular matter do not count toward the determination of the shares represented in person or by proxy and entitled to vote on that matter.

Under the rules of the New York Stock Exchange, or “NYSE,” in effect at the time this proxy statement was printed, if you hold your shares through a broker, your broker is permitted to vote your shares on “routine” matters, which includes the election of directors and the ratification of the independent auditor, even if the broker does not receive instructions from you. Your shares will be voted with respect to the reincorporation and shareholder proposal only if you have provided specific voting instructions to your broker. Failure to provide your broker with instructions regarding the reincorporation or shareholder proposal will constitute a vote against such matter.

Election of Directors.    Thirteen persons have been nominated by the Board of Directors for election to serve as directors of Dynegy for a one-year term. In accordance with our Amended and Restated Articles of Incorporation, which we refer to as our “Articles of Incorporation,” of the thirteen director nominees, eleven are to be elected by the holders of our Class A common stock and two are to be elected by the holder of our Class B common stock. The affirmative vote of a majority of the votes of the shares of Class A common stock represented in person or by proxy and entitled to vote is required to elect a Class A common stock director. Under Illinois law, our Articles of Incorporation and our Amended and Restated Bylaws, which we refer to as our “Bylaws,” abstentions have the effect of votes against the election of the director nominees.

Under Illinois law and our Articles of Incorporation, holders of Class A common stock are entitled to cumulate their votes in the election of the Class A common stock directors. All holders of Class A common stock are entitled to eleven votes (the number of Class A common stock directors to be elected) for each of their shares for candidates nominated to serve as Class A common stock directors. Holders of Class A common stock may:

•	Cast their votes equally for all candidates;

•	Cast all of their votes for any one candidate whose name has been placed in nomination prior to voting; or

•	Distribute their votes among two or more candidates in any proportion.

The affirmative vote of a majority of the votes of the shares of Class B common stock represented in person or by proxy and entitled to vote is required to elect a Class B common stock director. Chevron U.S.A. Inc., a subsidiary of ChevronTexaco Corporation that we refer to as “CUSA,” as the holder of all our outstanding shares of Class B common stock, will be entitled to one vote for each share it holds in the election of the Class B common stock directors. Holders of our Class A common stock do not vote in the election of the Class B common stock directors.

Please read Proposal 1—“Election of Directors” below for a discussion of our director nominees and “Corporate Governance” below for a discussion of the affirmative independence determinations made by the Board with respect to such director nominees.

Approval of Reincorporation.    Under Illinois law, the holders of our Class A common stock, the holder of our Class B common stock and the holder of our Series C Convertible Preferred Stock due 2033, or “Series C preferred stock,” are entitled to vote, each as a separate class, on the approval of our reincorporation from Illinois to Delaware. The holders of our Class A common stock, Class B common stock and Series C preferred stock are entitled to one vote for each share they hold. The affirmative vote of two-thirds of the outstanding shares of each class of stock is required to approve this matter. Abstentions and broker non-votes will have the same effect as a vote against the approval of the reincorporation.

Ratification of Independent Auditors.    The holders of our Class A common stock and the holder of our Class B common stock are entitled to vote together as a single class on the ratification of auditors. The holders of our Class A common stock and Class B common stock are entitled to one vote for each share they hold. The affirmative vote of a majority of the shares of Class A common stock and Class B common stock, represented in person or by proxy and entitled to vote, is required to ratify the choice of auditors. Under Illinois law, an abstention has the same effect as a vote against ratification.

Shareholder Proposal.    Under our Articles of Incorporation, the holders of our Class A common stock and the holder of our Class B common stock are entitled to vote together as a single class on the shareholder proposal, assuming such proposal is properly presented at the annual meeting, and are entitled to one vote for each share they hold. The affirmative vote of a majority of the shares of Class A common stock and Class B common stock, represented in person or by proxy and entitled to vote, is necessary to approve the shareholder proposal. Under Illinois law, an abstention has the same legal effect as a vote against the shareholder proposal, but a broker non-vote is not counted for purposes of determining shares represented in person or by proxy and entitled to vote on the shareholder proposal.

Record Date and Outstanding Shares

The Board of Directors has fixed the close of business on March 31, 2005 as the record date for determining holders of outstanding shares of Class A common stock, Class B common stock and Series C preferred stock entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. As of the record date, there were outstanding 284,430,144 shares of Class A common stock, 96,891,014 shares of Class B common stock and 8,000,000 shares of Series C preferred stock. Class A common stock, Class B common stock and Series C preferred stock are the only classes of outstanding securities entitled to notice of and to vote at the meeting.

Solicitation of Proxies

We will bear the cost of soliciting proxies. Proxies may be solicited by mail or facsimile, or by our directors, officers or employees, without extra compensation, in person or by telephone. We have retained Mellon Investor Services LLC, our transfer agent and registrar, to assist in the solicitation of proxies for a fee of $12,500 plus out-

of-pocket expenses. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our common stock.

Questions concerning the proposals to be acted upon at the annual meeting should be directed to our Secretary at (713) 507-6400. Additional copies of this proxy statement or the proxy card may be obtained from our Investor Relations Department at our principal executive office. The mailing address of this office is 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, and the telephone number is (713) 507-6400. For a period of at least ten days prior to the annual meeting of shareholders, a complete list of shareholders entitled to vote at the annual meeting will be available for inspection during ordinary business hours at our executive offices by shareholders of record for proper purposes.

Revocation of Proxies

The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by:

•	Executing and submitting a revised proxy (including a telephone or Internet vote);

•	Sending written notice of revocation to our Secretary at the address provided at the beginning of this proxy statement; or

•	Voting in person at the meeting.

In the absence of a revocation, shares represented by proxies will be voted at the meeting.

Voting by Telephone or Internet

Shareholders of record can simplify their voting and reduce our costs by voting their shares by telephone or through the Internet. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend upon the voting processes of the bank or broker. Accordingly, shareholders should follow the voting instructions on the form they receive from their bank or broker. If you choose to cumulate your votes other than equally for all director nominees, you MAY NOT use telephone or Internet voting. Rather, you MUST vote by returning the enclosed proxy card in the envelope provided or by voting in person at the annual meeting.

Shareholders who elect to vote through the Internet may incur telecommunications and Internet access charges and other costs for which they are solely responsible. The telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m., Eastern Time, on May 18, 2005. Instructions for voting by telephone or through the Internet are contained on the enclosed proxy card. Voting your shares by telephone or through the Internet will not affect your right to vote in person if you decide to attend the annual meeting; however, if you attend the annual meeting and vote using the enclosed proxy card, any votes you cast previously via telephone or the Internet will automatically be revoked and superseded by the votes reflected on your proxy card.

Voting by Mail

Shareholders who elect to vote by mail are asked to sign, date and return the enclosed proxy card using the postage-paid envelope provided. The persons named as proxies on the proxy card were designated by the Board of Directors. Any proxy given pursuant to this solicitation and received prior to the meeting will be voted as specified in the proxy card. Unless you withhold authority to vote or instruct otherwise, your proxy will be voted FOR the election of the nominees to the Board of Directors, equally or cumulatively as the proxies may determine; FOR the proposal for our reincorporation from Illinois to Delaware; FOR ratification of the appointment of PricewaterhouseCoopers LLP; AGAINST the shareholder proposal regarding recoupment of senior executive compensation following restatements that impact achievement of performance targets relating to such compensation; and in accordance with the judgment of the persons named on the proxy card on such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

Meeting Attendance

Because of limited seating, only shareholders, their proxy holders and our guests may attend the meeting. If you plan to attend the annual meeting, you must be a shareholder of record as of March 31, 2005 or, if you have beneficial ownership of shares of our common stock held by a bank, brokerage firm or other nominee, you must bring a brokerage statement or other evidence of your beneficial ownership of common stock on March 31, 2005 in order to be admitted to the meeting. Dynegy will provide parking validation for the garages located at 1400 Louisiana Street or 930 Main Street, which are within short walking distance of the meeting site. Directions to the recommended parking garages and from each garage to the meeting site are located on the back cover of this proxy statement. Please bring your parking ticket to the shareholder check-in table for validation by a company representative.

Form 10-K

Shareholders may obtain, without charge, a copy of our 2004 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, or “SEC.” For copies, please contact our Investor Relations Department at our principal executive office: Dynegy Inc., 1000 Louisiana Street, Suite 5800, Houston, Texas 77002. The Form 10-K is also available to the public through the SEC’s web site at www.sec.gov and through our web site at www.dynegy.com.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” the sections of this proxy statement entitled “Compensation and Human Resources Committee Report on Executive Compensation,” “Audit and Compliance Committee Report” (to the extent permitted by the rules of the SEC) and “Shareholder Return Performance Presentation,” as well as the appendices to this proxy statement, will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our web site is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

CORPORATE GOVERNANCE

In March 2005, our Board of Directors unanimously adopted amended and restated Corporate Governance Guidelines developed and recommended by the Corporate Governance and Nominating Committee. The Corporate Governance Guidelines are posted in the “Corporate Governance” section of our web site at www.dynegy.com and are available upon request to our Secretary, together with the following documents:

•	Amended and Restated Bylaws;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Senior Financial Professionals;

•	Shareholder Communications Policy;

•	Complaint and Reporting Procedures for Accounting and Auditing Matters;

•	Audit and Compliance Committee Charter;

•	Compensation and Human Resources Committee Charter;

•	Corporate Governance and Nominating Committee Charter; and

•	Risk, Environment and Operations Committee Charter.

Corporate Governance Guidelines

Our Corporate Governance Guidelines govern the qualifications and conduct of the Board of Directors. The Corporate Governance Guidelines address, among other things:

•	The independence and other qualifications of our Board members, with respect to which we require that at least a majority, and preferably 75%, of our Board members be independent of Dynegy and our management;

•	The regular meetings of our non-management directors;

•	The nomination of persons for election to the Board;

•	The evaluation of performance of the Board and its committees;

•	Our expectation that Board members will attend all shareholder meetings;

•	The chairman of the board, or “Chairman,” and chief executive officer, or “CEO,” positions;

•	The approval of the compensation of the CEO; and

•	The review of performance-based compensation of our senior executives following a restatement that impacts the achievement of performance targets relating to that compensation.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to all directors, officers and employees of Dynegy. The key principles of this Code include acting legally and ethically, speaking up when aware of issues, getting advice and dealing fairly with our stakeholders.

Code of Ethics for Senior Financial Professionals

Our Code of Ethics for Senior Financial Professionals applies to our CEO, chief financial officer, or “CFO,” Controller and other designated senior financial professionals. The key principles of this Code include acting legally and ethically, promoting honest business conduct and providing timely and meaningful financial disclosures to our shareholders.

Shareholder Communications Policy

Our Shareholder Communications Policy provides a medium for shareholders to communicate with the Board of Directors. Under this Policy, shareholders may communicate with the Board of Directors or specific Board members by sending a letter to Dynegy Inc., Shareholder Communications with the Board of Directors, Attn: Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002.

Complaint and Reporting Procedures for Accounting and Auditing Matters

Our Complaint and Reporting Procedures for Accounting and Auditing Matters provide for the (i) receipt, retention and treatment of complaints, reports and concerns regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission of complaints, reports and concerns by employees regarding questionable accounting or auditing matters, in each case relating to Dynegy. Complaints may be made through a toll-free “Integrity Helpline” telephone number operated by an independent third-party and a dedicated e-mail address. Complaints received are logged by our senior Ethics and Compliance Office executive, communicated to the chairman of our Audit and Compliance Committee and investigated, under the supervision of our Audit and Compliance Committee, by our internal audit department or Ethics and Compliance Office. In accordance with Section 806 of the Sarbanes-Oxley Act of 2002, or “SOX,” these procedures prohibit us from taking adverse action against any person submitting a good faith complaint, report or concern.

Director Attendance at Annual Shareholders Meeting

As described above, we have a policy to facilitate shareholder communications with the Board of Directors. Additionally, as detailed in our Corporate Governance Guidelines, Board members are requested and encouraged to attend the annual shareholders meeting. All of the members of the Board of Directors then in office attended last year’s annual shareholders meeting held on May 20, 2004.

Separation of Chairman and CEO; Lead Director

As discussed in our Corporate Governance Guidelines, the Board has no firm policy with respect to the separation of the Chairman and CEO positions. Rather, the Board believes that the interests of our shareholders are best served by a policy that enables the Board to make a determination regarding its Chairman based on Dynegy’s needs at the time. To that end, the Board has determined that Bruce A. Williamson, our current Chairman and CEO, will remain the Chairman following the annual meeting, assuming he is re-elected by our shareholders to serve as a director for another year.

The Board also intends that Patricia A. Hammick will remain Lead Director, assuming she is re-elected by our shareholders to serve as a director for another year. As Lead Director, Ms. Hammick presides over the regular executive sessions of our non-management directors and has the other powers described in our Bylaws, including the power to serve as a conduit to senior management between Board meetings and to consult with the Chairman regarding Board meeting agendas.

Affirmative Determinations Regarding Director Independence and Other Matters

The Board of Directors has determined each of the following directors and nominees to be “independent” as such term is defined in the NYSE Listed Company Standards:

Charles E. Bayless

David W. Biegler

Linda Walker Bynoe

Thomas D. Clark, Jr.

Barry J. Galt

Patricia A. Hammick

George L. Mazanec

Robert C. Oelkers

Joe J. Stewart

William L. Trubeck

The Board of Directors has also determined that each member of the Audit and Compliance Committee, the Compensation and Human Resources Committee and the Corporate Governance and Nominating Committee meets the independence requirements applicable to those committees prescribed by the NYSE and the SEC. The Board of Directors has further determined that more than one of the members of the Audit and Compliance Committee, including its Chairman Robert C. Oelkers, is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

With the assistance of legal counsel to Dynegy, the Corporate Governance and Nominating Committee reviewed the answers to annual questionnaires completed by the directors as well as the above-described legal standards for Board and committee member independence and the criteria applied to determine “audit committee financial expert” status. On the basis of this review, the Corporate Governance and Nominating Committee made its recommendation to the full Board and the Board made its independence and “audit committee financial expert” determinations after consideration of the Corporate Governance and Nominating Committee’s recommendation and a review of the materials made available to the Corporate Governance and Nominating Committee.

Director Nomination Process

Dynegy’s director nominees are approved by the Board after considering the recommendation of the Corporate Governance and Nominating Committee. A copy of the Corporate Governance and Nominating Committee’s charter is available in the “Corporate Governance” section of our web site at www.dynegy.com.

The Board may be comprised of (i) up to three Class B directors, which directors are elected by the holder of the outstanding shares of Class B common stock pursuant to our Articles of Incorporation, and (ii) up to twelve Class A directors, which directors are elected by the holders of the outstanding shares of Class A common stock. With respect to nominations for Class B director, our Articles of Incorporation provide that the Board will nominate such individuals as may be specified by a majority vote of the then sitting Class B directors or, if there are no such directors, by holders of a majority of the Class B common stock. The Class B director nominees set forth in this proxy statement were specified by the unanimous vote of the current Class B directors.

Regarding nominations for Class A director, the Corporate Governance and Nominating Committee identifies nominees in various ways. The committee considers the current directors that have expressed interest in and that continue to satisfy the criteria for serving on the Board as set forth in our Corporate Governance Guidelines. Other nominees that may be proposed by current directors or members of management or by shareholders are likewise considered. From time to time, the committee engages a professional firm to identify and evaluate potential director nominees.

All director nominees, whether put forth by a shareholder or otherwise, are evaluated in accordance with the qualifications set forth in our Corporate Governance Guidelines. These guidelines require that directors possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our shareholders at large. They must also have an inquisitive and objective perspective, practical wisdom, mature judgment and sufficient personal resources such that any director compensation to be received from Dynegy would not be sufficiently meaningful to impact their judgment in reviewing matters coming before the Board. Finally, they must be able to work compatibly with the other members of the Board and otherwise have the experience and skills necessary to enable them to serve as productive members of the Board. Directors also must be willing to devote sufficient time to carrying out their fiduciary duties and other responsibilities effectively and should be committed to serve on the Board for an extended period of time. For additional information, please read our Corporate Governance Guidelines.

All of the thirteen director nominees set forth in this proxy statement and the accompanying proxy card are current directors standing for re-election.

For purposes of the 2006 annual shareholder meeting, the Corporate Governance and Nominating Committee will consider any nominations received by the Secretary from a shareholder of record on or before December 15, 2005 (the 120th calendar day before the one-year anniversary date of the release of these proxy materials to shareholders). See “Future Shareholder Proposals” below for more information. Any such nomination must be accompanied in writing by all information relating to such person that is required under the federal securities laws, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected. The nominating shareholder must also submit its name and address, as well as that of the beneficial owner if applicable, and the class and number of shares of Dynegy common stock that are owned beneficially and of record by such shareholder and such beneficial owner. Finally, the nominating shareholder must discuss the nominee’s qualifications to serve as a director as described in our Corporate Governance Guidelines.

PROPOSAL 1

ELECTION OF DIRECTORS

Class A Common Stock Directors

Eleven Class A common stock directors are to be elected at the annual meeting by the holders of Class A common stock to serve one-year terms. The affirmative vote of a majority of the shares of Class A common stock represented in person or by proxy and entitled to vote is required to elect a Class A common stock director. Under Illinois law, abstentions have the effect of votes against the election of the director nominees.

Under Illinois law and our Articles of Incorporation, holders of Class A common stock are entitled to cumulate their votes in the election of the Class A common stock directors. Each holder of Class A common stock is entitled to eleven votes (the number of Class A common stock directors to be elected) for each of such holder’s shares. Holders of Class A common stock may:

•	Cast their votes equally for all candidates;

•	Cast all of their votes for any one candidate whose name has been placed in nomination prior to voting; or

•	Distribute their votes among two or more candidates in any proportion.

If you choose to cumulate your votes other than equally, you MAY NOT use telephone or Internet voting. Rather, you MUST vote by signing, dating and returning the enclosed proxy card in the envelope provided or by attending the annual meeting and voting in person.

Unless you withhold authority to vote or instruct otherwise, the enclosed proxy will be voted FOR the election of the nominees listed below equally or cumulatively, as the proxies may determine. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the annual meeting, the persons appointed in the enclosed proxy card will vote for the election of such other persons that may be nominated by the Board of Directors.

Class B Common Stock Directors

Two Class B common stock directors are to be elected at the annual meeting by the holder of our Class B common stock to serve one-year terms. The affirmative vote of a majority of the shares of Class B common stock represented in person or by proxy and entitled to vote is required to elect a Class B common stock director. Under our Articles of Incorporation, CUSA, as the sole holder of Class B common stock, is entitled to nominate and elect up to three Class B common stock directors.

Director Information

All of the nominees for Class A common stock director and Class B common stock director are currently directors of Dynegy. The following table sets forth information regarding the names, ages and principal occupations of the current directors, other directorships held by them in public companies and the length of their service as a director of Dynegy.

Directors and Nominees	Principal Occupation and Directorships	Age as of March 15, 2005	Director Since
Class A Common Stock Directors

Bruce A. Williamson	Chairman, President and CEO of Dynegy	45	2002

Charles E. Bayless	President of the West Virginia University Institute of Technology; Retired Chairman, President and Chief Executive Officer of Illinova Corporation; Director of Independent Wireless One, Patina Oil & Gas Corporation and Commerce Energy Group Inc.	62	2000

David W. Biegler	Chairman of Estrella Energy, L.P.; Director of Trinity Industries, Inc. and Austin Industries, Inc.	58	2003

Linda Walker Bynoe	President and Chief Executive Officer of Telemat Ltd.; Director of Prudential Retail Mutual Funds, Fidelity Life Association and Simon Property Group, Inc.	52	2002

Thomas D. Clark, Jr.	Director, Center for Virtual Organizations and Commerce, E.J. Ourso College of Business Administration, Louisiana State University	64	2003

Barry J. Galt	Retired Chairman and Chief Executive Officer of Seagull Energy Corp.; Director of Trinity Industries, Inc., Abraxas Petroleum Corp. and Endeavour International Corporation	71	2002

Patricia A. Hammick	Former Senior Vice President, Strategy and Communications of Columbia Energy Group; Director of Consol Energy, Inc.	58	2003

George L. Mazanec	Retired Advisor to the Chief Operating Officer of Duke Energy Corporation and Former Vice Chairman of PanEnergy Corporation; Director of National Fuel Gas Company, Northern Trust Bank of Texas, NA and AEGIS Insurance Services, Inc.	68	2004

Robert C. Oelkers	Retired Vice President and Comptroller of Texaco Inc.	60	2002

Joe J. Stewart	Retired President of BWX Technologies, Inc. and Past President and Chief Operating Officer of The Babcock & Wilcox Company; Retired Executive Vice President of McDermott International, Inc.	66	2000

William L. Trubeck	Executive Vice President and Chief Financial Officer of H&R Block, Inc.; Director of Yellow Roadway Corporation	58	2003

Directors and Nominees	Principal Occupation and Directorships	Age as of March 15, 2005	Director Since

Class B Common Stock Directors

Howard B. Sheppard	Assistant Treasurer, ChevronTexaco Corp.	59	2004

Raymond I. Wilcox	Vice President, ChevronTexaco Corp. and President, ChevronTexaco Exploration & Production Company	59	2003

Set forth below is additional biographical information with respect to our current directors and director nominees.

Bruce A. Williamson has served as President, CEO and as a director of Dynegy since October 2002 and Chairman of the Board of Dynegy since May 2004. Prior to joining Dynegy, Mr. Williamson served in various capacities with Duke Energy and its affiliates, most recently serving as President and Chief Executive Officer of Duke Energy Global Markets. In this capacity, he was responsible for all Duke Energy business units with global commodities and international business positions. Mr. Williamson joined PanEnergy Corporation in June 1995, which then merged with Duke Power in June 1997. Prior to the Duke-PanEnergy merger, he served as PanEnergy’s Vice President of Finance. Before joining PanEnergy, he held positions of increasing responsibility at Shell Oil Company, advancing over a 14-year period to Assistant Treasurer.

Charles E. Bayless was named President of the West Virginia University Institute of Technology in February 2005, effective in April 2005. He served as Chairman of Illinova and its wholly owned subsidiary Illinois Power from August 1998 until his retirement in December 1999. Mr. Bayless also served as Chief Executive Officer of Illinova and President of Illinois Power from July 1998 until September 1999. He was Chairman, President and Chief Executive Officer of UniSource Energy Corporation and its wholly owned subsidiary from 1992 to 1998. Mr. Bayless served as a Director of Illinova from 1998 until becoming one of our directors upon the closing of the Dynegy-Illinova merger in February 2000. Mr. Bayless also serves on the boards of directors of several energy and energy-related technology companies, including Independent Wireless One, Patina Oil & Gas Corporation and Commerce Energy Group Inc.

David W. Biegler was elected to the Board in April 2003. Since August 2003, he has served as Chairman of Estrella Energy, L.P., which was formed to engage in the acquisition, construction and management of natural gas industry assets, with an emphasis upon intrastate and regional interstate pipelines. From 1997 until 2001, he served as President and Chief Operating Officer of TXU Corporation, which engages in power generation and energy marketing and provides electric and natural gas utility services and other energy-related services. From 1993 to 1997, he served as Chairman, President and Chief Executive Officer of ENSERCH Corp. Mr. Biegler is also the retired Vice Chairman of TXU Corporation. He currently serves as a Director of Trinity Industries, Inc. and Austin Industries, Inc. and as Chairman of the American Gas Foundation.

Linda Walker Bynoe was elected to the Board in September 2002. Ms. Bynoe has served as President and Chief Executive Officer of Telemat Ltd., a project management and consulting firm, since 1995 and previously as Chief Operating Officer since 1989. Ms. Bynoe also currently serves as a Director of Prudential Retail Mutual Funds, Fidelity Life Association and Simon Property Group, Inc. From 1978 to 1989, Ms. Bynoe held various positions with the Capital Markets division of Morgan Stanley, serving as a Vice President from 1984 to 1989. Prior to 1978, Ms. Bynoe was a certified public accountant in the audit and tax division of Arthur Andersen & Co.

Thomas D. Clark, Jr. was elected to the Board in July 2003. Mr. Clark is the Edward G. Schlieder Distinguished Chair of Information Science and Director of the Center for Virtual Organizations and Commerce at Louisiana State University. Mr. Clark also serves as Vice Chairman of Louisiana Tobacco Settlement Corp. and on the boards of several community organizations and four privately-held companies. Mr. Clark was previously Dean of the E.J. Ourso College of Business Administration at Louisiana State University. Prior to this position, he was the Gage Crocker Outstanding Professor at the Air Force Institute of Technology where he served in the School of Engineering. Mr. Clark also served as a decision analyst for the Assistant Secretary of the Air Force and was the functional manager of the USAF Maintenance Management Information System.

Barry J. Galt was elected to the Board in September 2002. Mr. Galt served as a director of Ocean Energy, Inc. from his retirement in 1999 until the acquisition of Ocean Energy by Devon Energy Corporation in April 2003. He served as Chairman and Chief Executive Officer of Seagull Energy Corporation, the predecessor to Ocean Energy, from 1983 through 1998 and as Vice Chairman of Seagull from January 1999 until May 1999. Prior to his employment by Seagull, Mr. Galt acted as President and Chief Operating Officer of The Williams Companies. Mr. Galt has also served as a director of Trinity Industries, Inc. since 1989, a director of Abraxas Petroleum Corp. since September 2003 and a director of Endeavour International Corporation since May 2004.

Patricia A. Hammick was elected to the Board in April 2003. She currently serves as a director of Consol Energy, Inc. She was an adjunct professor at George Washington University from 2002 to 2003. Ms. Hammick served as Senior Vice President, Strategy and Communications and a member of the management committee of Columbia Energy Group from 1998 through 2000 and was Vice President, Corporate Strategic Planning, for Columbia Energy Group from 1997 through 1998. From 1983 to 1996, she served as the Chief Operations Officer for the National Gas Supply Association in Washington, D.C., and held a management position with Gulf Oil Exploration and Production Company from 1979 through 1983. Prior to 1979, Ms. Hammick worked for the American Petroleum Institute, the Center for Naval Analysis and the Naval Weapons Center.

George L. Mazanec was elected to the Board in May 2004. He has served as a member of the board of directors of National Fuel Gas Company, a diversified energy company, since October 1996. Mr. Mazanec was Advisor to the Chief Operating Officer of Duke Energy Corporation from August 1997 to 2000, and Vice Chairman of PanEnergy Corporation from 1989 until October 1996. He previously served as a director of TEPPCO, LP from 1992 to 1997, as a director of Northern Border Pipeline Company Partnership from 1993 to 1998, and as a director of Westcoast Energy Inc. from 1996 to 2002. Mr. Mazanec is the former Chairman of the Management Committee of Maritimes & Northeast Pipeline, L.L.C. and currently serves as a director of the Northern Trust Bank of Texas, NA and AEGIS Insurance Services, Inc. He has also served as a Member of the Board of Trustees of DePauw University since 1996.

Robert C. Oelkers was elected to the Board in August 2002. He served as President of Texaco International Trader Inc. from April 1999 until his retirement in October 2001. Mr. Oelkers served as Vice President and Comptroller of Texaco Inc. from April 1994 until March 1999. Mr. Oelkers was employed by Texaco Inc. from 1966 until his retirement. Mr. Oelkers also served as a member of the Financial Accounting Standards Board’s Advisory Committee from 1997 through 2000.

Joe J. Stewart served as President of BWX Technologies, Inc., Lynchburg, Virginia, and Executive Vice President of McDermott International, Inc., New Orleans, Louisiana, a diversified energy and environmental equipment and services company, from 1995 until his retirement in 1998. He was President and Chief Operating Officer of The Babcock & Wilcox Company and Executive Vice President of McDermott International, Inc. from 1993 to 1995 and Executive Vice President of the Power Generation Group of The Babcock and Wilcox Company from 1987 to 1993. Mr. Stewart also served as Vice President & Group Executive of McDermott Marine Construction, Europe Operations from 1984 to 1987, and was President of Babcock & Wilcox International from 1980 to 1984. Mr. Stewart served as a Director of Illinova from 1998 until the closing of the Dynegy-Illinova merger in February 2000.

William L. Trubeck was elected to the Board in April 2003. He has served as a director of Yellow Roadway Corporation since 1994 and as chairman of its audit committee since April 2002, and as Executive Vice President and Chief Financial Officer of H&R Block, Inc. since October 2004. He previously served Waste Management as Executive Vice President of its Western Group from April 2003 until July 2004, Executive Vice President, Operations Support, and Chief Administrative Officer from May 2002 until April 2003 and Executive Vice

President and Chief Financial Officer from March 2001 until April 2002. He was Senior Vice President—Finance and Chief Financial Officer of International Multifoods, Inc. from March 1997 until March 2000, and President, Latin American Operations of International Multifoods, Inc. from May 1998 until March 2000.

Howard B. Sheppard was appointed to the Board in March 2004. He has served as Assistant Treasurer of ChevronTexaco Corp. since October 2001 and previously served as Assistant Treasurer of Chevron Corp. from February 1988 until October 2001. Mr. Sheppard has been employed by ChevronTexaco and its affiliates since the merger of Gulf Oil Corporation with Chevron Corporation in 1985. Prior to the merger, he held positions of increasing responsibility at Gulf Oil Corporation, advancing over a 16-year period to Assistant Treasurer.

Raymond I. Wilcox was named President of ChevronTexaco Exploration and Production Company and Vice President of ChevronTexaco Corporation in January 2002. Previously, he served as Managing Director of ChevronTexaco’s Nigeria/Mid-Africa strategic business unit, a position he assumed in October 2001. Mr. Wilcox also previously served as chairman and managing director of Chevron Nigeria Ltd. from January 2000 until October 2001, following his service as general manager of asset management for that entity beginning in 1999. Mr. Wilcox has been employed by ChevronTexaco and its affiliates since 1968.

The Board of Directors unanimously recommends that shareholders vote FOR the election of the nominees to the Board of Directors.

Directors’ Meetings and Committees of the Board of Directors

During 2004, our Board of Directors held ten meetings. Excluding Mr. Wilcox, who attended 60% of the Board meetings in 2004, each director attended at least 75% of the total number of meetings of the Board of Directors during the period for which he or she has been a director and at least 75% of the total number of meetings held by all committees of the Board on which he or she served during the period that he or she served. Under our Corporate Governance Guidelines, directors who are not members of a particular committee are entitled to attend meetings of each such committee. The Board of Directors has the following committees:

Audit and Compliance Committee.    The Audit and Compliance Committee, which currently is comprised of Messrs. Oelkers (chairman), Bayless, Galt, Mazanec and Trubeck and Mmes. Bynoe and Hammick, met fifteen times during 2004. The Audit and Compliance Committee assists the Board of Directors in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements and our Code of Business Conduct and Ethics, our independent auditors’ qualifications and independence, the performance of our internal audit function and the independent auditors and the performance of our risk assessment and risk management policies. Please read “Audit and Compliance Committee Report” for a discussion of the Audit and Compliance Committee’s review of our 2004 audited financial statements.

Compensation and Human Resources Committee.    The Compensation and Human Resources Committee, which currently is comprised of Messrs. Galt (chairman), Stewart and Trubeck and Mmes. Bynoe and Hammick, met six times during 2004. The Compensation and Human Resources Committee is responsible for reviewing and approving corporate goals and objectives relevant to compensation of the CEO and other related matters, making recommendations to the Board regarding non-CEO compensation and incentive plans and providing an annual compensation report. This committee also establishes our overall compensation strategy and reviews executive development and executive succession plans. Please read “Compensation and Human Resources Committee Report on Executive Compensation” for a discussion of our 2004 executive compensation.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee, which currently is comprised of Messrs. Bayless (chairman), Biegler, Clark, Mazanec and Oelkers, met five times during 2004. The Corporate Governance and Nominating Committee is responsible for identifying director nominees, developing and reviewing our Corporate Governance Guidelines and overseeing the evaluation of the Board and management.

Executive Committee.    The Executive Committee, which currently is comprised of Messrs. Williamson (chairman), Bayless, Galt, Oelkers, Sheppard and Stewart and Ms. Hammick, met two times during 2004. The Executive Committee is comprised of the Chairman of the Board and/or Lead Director, the CEO, the Committee Chairpersons and one Class B director. This committee has the authority to review certain matters below the threshold for the full Board and is principally responsible for reviewing policies and programs designed to create a strong corporate image and for advising the Board on significant public affairs. In connection with the proposed reincorporation merger described in this proxy statement, Dynegy will amend its bylaws to, among other things, eliminate the Executive Committee as a standing committee of its Board of Directors. See Appendix D for the proposed form of Amended and Restated Bylaws of Dynegy following the reincorporation merger.

Risk, Environment and Operations Committee.    The Risk, Environment and Operations Committee, which currently is comprised of Messrs. Stewart (chairman), Biegler, Clark and Wilcox, met five times during 2004. The Risk, Environment and Operations Committee is responsible for reviewing our environmental and occupational health and safety programs and policies and our compliance with these programs and policies, reviewing our loss prevention policies and risk management programs, including our insurance coverage, and monitoring the operational performance trends of our major operating segments.

Compensation of Directors

General.    During 2004, each director who was not an employee of Dynegy or ChevronTexaco, other than the former non-executive Chairman of the Board, was paid an annual retainer of $30,000 per year, plus $2,000 per board meeting and $1,000 per committee meeting attended. Daniel L. Dienstbier, our former non-executive Chairman of the Board who retired in May 2004, was paid a pro-rata portion of his annual retainer of $150,000 during 2004, and is currently being paid a fee of $75,000 per year under a two-year consulting services agreement which expires in May 2006. The Lead Director, Ms. Hammick, received an additional annual retainer of $60,000 for her service in this position. Chairpersons of the Audit and Compliance Committee and the Compensation and Human Resources Committee received chairpersons’ fees of $50,000 and $25,000, respectively, while the chairpersons of the Corporate Governance and Nominating Committee and the Risk, Environment and Operations Committee received chairpersons’ fees of $10,000. Further, members of the Audit and Compliance Committee and the Compensation and Human Resources Committee received additional annual retainers of $5,000 and $2,500, respectively. The annual retainer, as well as meeting attendance and committee chairpersons’ fees, are payable in cash and may be deferred in one or more investment options, including phantom stock units, at a particular director’s election. Non-employee directors also receive annual phantom stock grants with a value of $50,000, awarded quarterly in arrears based on the closing price of our Class A common stock on the last trading day of the quarter. Upon termination of one’s service as a director, the shares of phantom stock become payable, at the director’s election, in a lump sum payment or in monthly, quarterly or annual installment payments following such termination. The shares of phantom stock are payable in cash or in shares of Class A common stock. No annual stock option grants were made to non-executive directors in 2004 or are contemplated under our current compensation structure.

In addition, each director is entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees and related activities. Directors who are employees of Dynegy or ChevronTexaco are not compensated for their services.

Certain Transactions and Other Matters

For a description of certain transactions with management and others, certain business relationships, indebtedness of management and compliance with Section 16(a) of the Exchange Act, see “Executive Compensation—Employment Agreements,” “—Certain Relationships and Related Transactions” and “—Section 16(a) Beneficial Ownership Reporting Compliance.”

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding beneficial ownership of our capital stock as of March 15, 2005, except as otherwise noted, by (i) each person who we know, based on filings with the SEC, to own beneficially 5% or more of our Class A common stock or Class B common stock, (ii) each director, (iii) each current executive officer named in the Summary Compensation Table set forth below and (iv) all directors and current executive officers as a group. Share amounts and percentages shown for each individual or group in the table are adjusted to give effect to the exercise of all options exercisable by such individual or group within 60 days of March 15, 2005, regardless of whether such options are currently in the money.

	Number of Shares(1)		Percent of Class A Common Stock(2)
	Class A Common Stock	Class B Common Stock
ChevronTexaco Corporation(3) Chevron U.S.A. Inc. 6001 Bollinger Canyon Road, Bldg. A4 San Ramon, CA 94583	—	96,891,014	36.9	%(3)

Vanguard Fiduciary Trust Company(4) 500 Admiral Nelson Blvd. Malvern, PA 19355	12,290,618	—	4.3%

Bruce A. Williamson(5)	1,753,875	—	*

Nick J. Caruso(6)	60,286	—	*

R. Blake Young(7)	535,232	—	*

Alec G. Dreyer(8)	481,274	—	*

Stephen A. Furbacher(9)	570,952	—	*

Charles E. Bayless(10)	419,675	—	*

David W. Biegler(10)	30,670	—	*

Linda Walker Bynoe(10)	35,714	—	*

Thomas D. Clark, Jr.(10)	27,694	—	*

Barry J. Galt(10)	50,714	—	*

Patricia A. Hammick(10)	30,670	—	*

George L. Mazanec(10)	24,145	—	*

Robert C. Oelkers(10)	36,792	—	*

Joe J. Stewart(10)	107,822	—	*

William L. Trubeck(10)	20,670	—	*

Howard B. Sheppard(11)	—	—	*

Raymond I. Wilcox(11)	—	—	*

Current Executive Officers and Directors as a Group (19 persons)(5)(6)(7)(8)(9)(10)(11)(12)	4,361,964	—	1.5%

*	Less than 1%.
(1)	Unless otherwise noted, each person or entity listed has sole voting and investment power with respect to the shares reported.
(2)	Based upon 283,805,618 shares of Class A common stock and 96,891,014 shares of Class B common stock outstanding at March 15, 2005.
(3)

All outstanding shares of our Class B common stock and Series C preferred stock are held of record by CUSA. ChevronTexaco Corporation, which we refer to as “ChevronTexaco,” beneficially owns 100% of the capital stock of CUSA. Consequently, ChevronTexaco may be deemed to beneficially own all of the shares of Class B common stock and Series C preferred stock owned of record by CUSA. The amount shown includes the 8,000,000 shares of our Series C preferred stock held by ChevronTexaco which are convertible at a price of $5.78 per share, subject to specified adjustments, into 166,095,166 shares of our Class B common stock. For purposes of computing CUSA’s beneficial ownership, the percentage of Class A common stock beneficially owned assumes conversion of all shares of Class B common stock and Series C preferred stock into Class A common stock. Excluding the shares of Class B common stock into which the Series C preferred stock is convertible, ChevronTexaco would beneficially own approximately 25.5% of our outstanding common stock.

(4)	Pursuant to its Schedule 13G/A filed February 2, 2005. Vanguard Fiduciary Trust Company is the trustee of certain employee benefit plans, which are subject to ERISA. Shares of our Class A common stock are held in trust for the benefit of employees in the plans. As of December 31, 2004, the trustee held 12,290,618 shares of our Class A common stock on behalf of the plans, all of which had been allocated to plan participants. The trustee votes shares allocated to plan participant accounts as directed by participants. If no direction is given to the trustee by a plan participant, the trustee will vote the participant’s shares held in the plan in the same proportion as votes received from other participants in the particular plan.
(5)	Amount shown includes 801,976 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Williamson, 435,268 shares of restricted Class A common stock which vest on February 10, 2007, 196,326 shares of restricted Class A common stock which vest on January 19, 2008 and 314,000 shares of Class A common stock acquired upon the cashless exercise of 666,667 employee stock options on March 2, 2004. Amount shown also includes approximately 6,305 shares of Class A common stock held by the Trustee of the Dynegy Inc. 401(k) Savings Plan, which we refer to as the “401(k) Plan,” for the account of Mr. Williamson, based on the market value of units held by Mr. Williamson in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of February 28, 2005.
(6)	Amount shown includes 60,000 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Caruso. Amount shown also includes approximately 286 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Mr. Caruso, based on the market value of units held by Mr. Caruso in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of February 28, 2005.
(7)	Amount shown includes 418,275 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Young, 37,109 shares of restricted Class A common stock which vest on February 10, 2007 and 27,267 shares of restricted Class A common stock which vest on January 19, 2008. Amount shown also includes approximately 10,265 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Mr. Young, based on the market value of units held by Mr. Young in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of February 28, 2005.
(8)	Amount shown includes 360,146 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Dreyer, 37,109 shares of restricted Class A common stock which vest on February 10, 2007 and 27,267 shares of restricted Class A common stock which vest on January 19, 2008. Amount shown also includes approximately 13,851 shares of Class A common stock held by the Trustees of the 401(k) Plan and the Dynegy Midwest Generation Inc. 401(k) Savings Plan for the account of Mr. Dreyer, based on the market value of units held by Mr. Dreyer in these plans’ Dynegy stock fund divided by the closing price of our Class A common stock as of February 28, 2005.
(9)	Amount shown includes 479,247 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Furbacher, 37,109 shares of restricted Class A common stock which vest on February 10, 2007 and 27,267 shares of restricted Class A common stock which vest on January 19, 2008. Amount shown also includes 13,800 shares of Class A common stock held in an IRA for Mr. Furbacher’s benefit, as well as approximately 13,529 shares of Class A common stock held by the Trustee of the 401(k) Plan for the account of Mr. Furbacher, based on the market value of units held by Mr. Furbacher in the 401(k) Plan’s Dynegy stock fund divided by the closing price of our Class A common stock as of February 28, 2005.
(10)	Amounts shown include 6,000 shares of Class A common stock issuable upon the exercise of director stock options held by Messrs. Galt and Oelkers and Ms. Bynoe and 22,000 shares of Class A common stock issuable upon the exercise of director stock options held by Messrs. Bayless and Stewart. Amounts shown also include the following number of shares of our Class A common stock payable upon termination of service as a director, at the election of the director, with respect to certain phantom stock units awarded under the Dynegy Deferred Compensation Plan for Certain Directors: 8,145 shares payable to Mr. Mazanec; 17,694 shares payable to Mr. Clark; 20,670 shares payable to Messrs. Biegler and Trubeck and Ms. Hammick; and 25,460 shares payable to Messrs. Bayless, Galt, Oelkers and Stewart and Ms. Bynoe. Does not include certain stock units held by Messrs. Bayless, Galt and Stewart and Ms. Hammick through our Deferred Compensation Plan which are payable, upon retirement, exclusively in cash and not in shares of Class A common stock. For Mr. Bayless, also includes 330,000 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Bayless. Such options were granted to Mr. Bayless during his prior service as an officer of Illinova Corporation, a company we acquired in February 2000. For Mr. Mazanec, amount shown includes 3,000 shares held in two IRAs for his benefit, 1,000 shares held by the Mazanec Foundation, of which Mr. Mazanec is President and a director, and 1,000 shares held in two family trusts for the benefit of Mr. Mazanec’s grandchildren. For Mr. Stewart, amount shown includes 3,177 shares of Class A common stock held in two living trusts for the benefit of Mr. Stewart and his wife and 57,185 shares held in a family limited partnership of which Mr. Stewart and his wife are the general partners and the aforementioned trusts, together with Mr. Stewart’s children, are the limited partners, and six trusts for the benefit of Mr. Stewart’s grandchildren.
(11)	Messrs. Sheppard and Wilcox disclaim beneficial ownership of all shares of record held by CUSA.
(12)	Amount shown includes 175,779 shares beneficially owned by two executive officers who are not included in the Summary Compensation Table.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each individual who served as our CEO during 2004 and our four other most highly compensated executive officers at the end of 2004, which we refer to as the “Named Executive Officers,” in combined salary and bonus earned in 2004, as well as amounts earned by or awarded to such individuals in their capacities as executive officers, if any, during 2003 and 2002.

SUMMARY COMPENSATION TABLE

	Annual Compensation							Long-Term Compensation Awards
Name and Position	Fiscal Year		Salary		Cash Bonus(1)		Other Annual Compensation(2)	Restricted Stock Awards(3)	Shares Underlying Stock Options(4)	All Other Compensation(5)

Bruce A. Williamson	2004			$1,000,000		$1,450,000	—	$844,200	639,344		$22,550
Chairman, President and CEO	2003 2002	(6)	$ $	1,000,000 191,335	$ $	1,000,000 2,250,000	— —	$1,950,001 —	405,928 2,000,000	$ $	22,000 296,584

Nick J. Caruso	2004			$500,000		$825,000	—	—	—		$17,508
Executive Vice President and CFO	2003 2002	(7)	$ $	500,000 41,667	$ $	800,000 350,000	— —	— —	— 90,000	$ $	22,000 2,500

R. Blake Young	2004			$350,000		$605,250	—	$117,250	88,798		$22,550
Executive Vice President of Administration and Technology	2003 2002		$ $	325,000 324,400	$ $	530,000 822,011	— —	$166,248 —	79,575 90,000	$ $	22,000 22,000

Alec G. Dreyer	2004			$425,000		$511,500	—	$117,250	88,798		$22,550
Executive Vice President, Generation	2003 2002	(8)	$ $	400,000 309,160	$ $	450,000 126,105	— —	$166,248 —	79,575 90,000	$ $	192,019 22,000

Stephen A. Furbacher	2004			$350,000		$502,500	—	$117,250	88,798		$22,550
Executive Vice President, Natural Gas Liquids	2003 2002	(9)	$ $	353,446 307,631		$400,000 —	— —	$166,248 —	79,575 90,000	$ $	22,000 22,000

(1)	Bonus awards for 2004 and 2003, which were paid in 2005 and 2004, respectively, generally were determined under the terms of our incentive compensation plan. No bonus payments were made for 2002 under our incentive compensation plan. The bonuses shown for 2004 include the following amounts awarded under our Mid-Term Incentive Plan: Mr. Williamson—$150,000; Mr. Caruso—$75,000; Mr. Young—$50,250; Mr. Dreyer—$61,500; and Mr. Furbacher—$52,500. The bonuses shown for 2002 for Mr. Williamson and Mr. Caruso were each paid upon execution of the officer’s employment agreement in October 2002 and December 2002, respectively. The bonus shown for 2002 for Mr. Young was paid upon execution of a new employment agreement in September 2002, and each of the amounts for 2003 and 2004 include a retention bonus of $155,000 paid in accordance with the terms of his employment agreement. The bonus shown for 2002, $92,186 of the bonus shown for 2003 and $86,880 of the bonus shown for 2004 for Mr. Dreyer relate to the payment of principal and interest on a relocation loan made to Mr. Dreyer in connection with the consummation of the Dynegy-Illinova merger in 2000, as well as the related tax payments owed with respect to such amount. Please read “ Certain Relationships and Related Transactions—Transactions with Directors and Executive Officers—Alec G. Dreyer Relocation Loan” below for further discussion.
(2)	Includes “Perquisites and Other Personal Benefits” if the value is greater than the lesser of $50,000 or 10% of reported salary and bonus.
(3)	For 2004, Mr. Williamson received 196,326 shares of restricted Dynegy Class A common stock valued at $4.30 per share, and Messrs. Young, Dreyer and Furbacher each received 27,267 shares of restricted Dynegy Class A common stock valued at $4.38 per share. For 2003, Mr. Williamson received 435,268 shares of restricted Dynegy Class A common stock valued at $4.48 per share, and Messrs. Young, Dreyer and Furbacher each received 37,109 shares of restricted Dynegy Class A common stock valued at $4.48 per share. These restricted shares vest three years from the date of grant. During such period, any dividends paid on our Class A common stock will also be paid with respect to these restricted shares.
(4)	Represents options to purchase shares of our Class A common stock at a price equal to the fair market value of our Class A common stock on the date of grant. Amounts for 2002, 2003 and 2004 generally reflect options granted in 2003, 2004 and 2005, respectively, for performance in the preceding year. Mr. Williamson’s 2002 amount reflects options granted upon execution of his employment agreement in October 2002.

(5)	The amounts shown as “All Other Compensation” for 2004 include the following:

Mr. Williamson	A matching contribution under the 401(k) Plan ($10,250) and a defined contribution under our portable retirement plan ($12,300).

Mr. Caruso	A matching contribution under the 401(k) Plan ($5,208) and a defined contribution under our portable retirement plan ($12,300).

Mr. Young	A matching contribution under the 401(k) Plan ($10,250) and a defined contribution under our portable retirement plan ($12,300).

Mr. Dreyer	A matching contribution under the 401(k) Plan ($10,250), a defined contribution under our portable retirement plan ($12,300).

Mr. Furbacher	A matching contribution under the 401(k) Plan ($10,250) and a defined contribution under our portable retirement plan ($12,300).

The amount of “All Other Compensation” for Mr. Williamson for 2002 includes a payment made in connection with a non-compete obligation in respect of his prior employment that arose upon his election as our President and CEO ($285,104). The amount of “All Other Compensation” for Mr. Dreyer for 2003 includes forgiveness of the outstanding principal amount owed to Dynegy under the former Dynegy Inc. Short-Term Executive Stock Purchase Loan Program ($170,019). Please read “Certain Relationships and Related Transactions—Transactions with Directors and Executive Officers—Dynegy Inc. Short-Term Executive Stock Purchase Loan Program” below for further discussion.

(6)	Mr. Williamson was elected President and CEO in October 2002.
(7)	Mr. Caruso became an executive officer of Dynegy in December 2002.
(8)	Mr. Dreyer became an executive officer of Dynegy in October 2002.
(9)	Mr. Furbacher became an executive officer of Dynegy in October 2002.

Stock Option Grants

The following table sets forth certain information with respect to stock option grants made to the Named Executive Officers during 2004 and/or related to 2004 performance under the Dynegy Inc. 2000 Long-Term Incentive Plan. No stock appreciation rights were granted during 2004.

	Individual Grants				Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term($)(2)
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees for Fiscal 2004	Exercise or Base Price ($/Share)	Expiration Date	5%	10%
Bruce A. Williamson	639,344	30.9%	$4.30	01/19/2015	$1,728,944	$4,381,484
Nick J. Caruso	—	—	—	—	—	—
R. Blake Young	88,798	4.3%	$4.30	01/19/2015	$240,132	$608,541
Alec G. Dreyer	88,798	4.3%	$4.30	01/19/2015	$240,132	$608,541
Stephen A. Furbacher	88,798	4.3%	$4.30	01/19/2015	$240,132	$608,541

(1)	Amounts reflect the number of shares of our Class A common stock underlying the options granted. In each case, stock options were granted with an exercise price equal to the closing price of our Class A common stock on the date of grant.
(2)	The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of the underlying Class A common stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of our Class A common stock. Potential realizable value is reported net of the option exercise price but before taxes associated with exercise. Actual gains, if any, on option exercises and Class A common stock are dependent on the future performance of our Class A common stock and overall market conditions.

Option Exercises and Year-End Value Table

The following table sets forth information regarding options held by the Named Executive Officers at December 31, 2004.

Name	Shares Acquired on Exercise	Value Realized(2)	Number of Shares Underlying Unexercised Stock Options at 12/31/04		Value of Unexercised In-the- Money Stock Options at 12/31/04(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Bruce A. Williamson	666,667	$2,280,001	666,666	1,072,595	$2,493,331	$2,550,165
Nick J. Caruso	—	—	30,000	60,000	$85,500	$171,000
R. Blake Young	—	—	361,750	139,575	$117,068	$182,141
Alec G. Dreyer	30,000	$77,100	303,621	139,575	—	$182,141
Stephen A. Furbacher	—	—	422,722	139,575	$85,500	$182,141

(1)	Value based on the closing price of $4.62 on the New York Stock Exchange—Composite Tape for our Class A common stock on December 31, 2004.
(2)	Reflects options exercised by Mr. Dreyer on February 12, 2004 with an exercise price of $1.77 per share and options exercised by Mr. Williamson on March 2, 2004 with an exercise price of $0.88 per share. Value realized amount for Messrs. Dreyer and Williamson was calculated based on the difference between the option exercise price paid by the officer and the closing prices of $4.34 and $4.30, respectively, on the New York Stock Exchange—Composite Tape for our Class A common stock on the applicable option exercise date.

Charitable Contributions

During 2004, we did not make any contributions to any charitable organization in which an independent director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon review of the copies of such forms furnished to us and upon written representations that no Forms 5 were required, we believe that all persons subject to these reporting requirements filed the required reports on a timely basis.

Employment Agreements and Change-in-Control Agreements

General.    We generally to seek to minimize the number of employment agreements with our senior executives. During the past year, we have elected not to renew employment agreements with the following executive officers, and these agreements have expired by their terms as indicated: Mr. Caruso (expired December 2004), Mr. Dreyer (expired February 2005), Mr. Furbacher (expired August 2004), Carol F. Graebner (expired March 2005) and Mr. Young (expired September 2004). Under those agreements, each officer was eligible to participate in our short and long term incentive plans and receive, dependent upon achievement of specified financial or performance objectives, cash bonuses and/or awards of stock options, restricted stock or other securities in the discretion of the Board of Directors. Following the expiration of these agreements, each officer’s opportunity to receive awards under these incentive plans will continue to be determined by the Board of Directors or the Compensation and Human Resources Committee. Further, severance benefits will continue to be available to these officers, including benefits following a “change in control,” pursuant to the terms of our executive severance pay plan which is discussed below. Please read the “Compensation and Human Resources Committee Report on Executive Compensation” below for further discussion of our executive compensation program.

Each of the expired employment agreements also provided for a minimum base salary, subject to increase at the discretion of the Board of Directors. With the expiration of those employment agreements, the base salaries are no longer subject to a minimum amount, but the salaries will continue to be determined by the Board of Directors. Effective March 2005, the Board of Directors approved the following annual base salaries for our executive officers: Mr. Williamson ($1,000,000), Mr. Caruso ($500,000), Mr. Dreyer ($435,000), Mr. Furbacher ($385,000), Ms. Graebner ($375,000), Mr. Young ($365,000) and Peter J. Wilt ($200,000).

At present, Mr. Williamson is our only executive officer with an employment agreement.

Bruce A. Williamson Employment Agreement.    Upon becoming our CEO and President effective October 23, 2002, Mr. Williamson signed an employment agreement that terminates on October 23, 2005, subject to one automatic extension for a one-year period. Concurrent with the execution of this agreement, Mr. Williamson received a signing bonus of $2,250,000 and was granted options to purchase 2,000,000 shares of Class A common stock with an exercise price of $0.88 per share, which was the closing price of our Class A common stock on the date of grant. Mr. Williamson’s employment agreement entitles him to a base salary of $1,000,000 annually, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon specified financial or performance objectives, as a participant in our incentive compensation plan at the discretion of the Board of Directors. Mr. Williamson’s annual base salary was not increased for 2005.

The employment agreement provides that Mr. Williamson is eligible to receive stock option grants each year during the term of the agreement at the discretion of the Board of Directors. Please read “Compensation and Human Resources Committee Report on Executive Compensation” below for a discussion of the annual cash bonus and long-term incentives awarded to Mr. Williamson for 2004. The employment agreement also contains non-compete provisions if Mr. Williamson’s employment is terminated.

Mr. Williamson’s employment agreement also includes provisions governing the payment of severance benefits if his employment is terminated due to resignation following a “constructive termination,” as defined in the agreement, or by Dynegy without cause. For purposes of the agreement, the term “ constructive termination” is defined to include a reduction in base salary or relocation outside of the Houston metropolitan area. Upon such a termination, Mr. Williamson would receive one year’s base salary, one year of continued health and welfare benefits and a lump sum payment equal to the value of the 401(k) Plan matching contribution and the portable retirement plan benefit he otherwise would have received through the term of the agreement. All employee stock options granted to him during the term of his employment also would become immediately vested. Further, if such a termination occurs within one year following specified change of control events, Mr. Williamson would be entitled to the following additional payments:

•	A lump sum amount equal to 2.99 times the greater of:

•	The highest average annual base salary and incentive compensation paid to Mr. Williamson for the three years preceding the year of termination, and

•	Mr. Williamson’s base salary and target bonus amount for the year of termination; and

•	Continued health and welfare benefits for 36 months from the termination date.

Executive Severance Pay Plan.    Pursuant to a supplement to our executive severance pay plan, which was amended in May 2004 to clarify the applicability of this supplement to the individual serving as Dynegy’s President, our officers and other key employees are entitled to payment of severance benefits in connection with a “change in control” as defined therein. Under this supplement, each person carrying the title of managing director or above, including the Named Executive Officers, generally is entitled to specified severance benefits, including (i) a lump sum payment equal to 100%-299% times the sum of his or her annual base salary and target bonus amounts, (ii) a lump sum payment equal to his or her annual incentive target for the year, prorated for the termination, and (iii) immediate vesting of all previously granted stock options and restricted stock awards, if his or her employment is “involuntarily terminated,” as such term is defined in the supplement, within one year after a change in control of Dynegy; provided, however, that employees entitled to severance benefits under an employment agreement, such as Mr. Williamson, are not entitled to severance benefits under the executive severance pay plan, as supplemented.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ChevronTexaco Corporation

General.    We conduct a significant amount of business with ChevronTexaco and its affiliates. For 2004, ChevronTexaco was the only customer that accounted for 10% or more of our consolidated revenues (17%) and consolidated cost of sales (22%). During 2004, our marketing business recognized net purchases from ChevronTexaco of $23 million. Our other businesses, primarily natural gas liquids, recognized aggregate sales to ChevronTexaco of $1.1 billion and aggregate purchases from ChevronTexaco of $1.1 billion. Following are descriptions of our business relationships with ChevronTexaco and its affiliates.

Natural Gas Liquids.    We engage in various transactions with ChevronTexaco, including purchases and sales of natural gas and natural gas liquids. We also own a 63% interest in Versado Gas Processors, LLC, a joint venture with ChevronTexaco which purchases and processes natural gas in the portion of the mature Permian Basin located in Southeast New Mexico. We have a contractual right to process substantially all of ChevronTexaco’s gas in North America. During 2004, ChevronTexaco gas accounted for 32% of the total volume of gas we processed. We also have refinery services contracts with various ChevronTexaco refineries that require us to obtain, on behalf of the refineries, natural gas liquids feedstocks that each refinery requires on a daily basis and which allow us to market excess liquefied petroleum gas produced during the refining process. These agreements extend through August 2006. In 2004, approximately 35% of our natural gas liquids sales were made to ChevronTexaco and its affiliates pursuant to these refinery agreements and pursuant to an agreement we have with Chevron Phillips Chemical Company. In the latter agreement, we supply a significant portion of Chevron Phillips Chemical’s natural gas liquids feedstock needs in the Texas Gulf Coast area.

Additionally, we have the right to purchase or market substantially all of ChevronTexaco’s natural gas liquids pursuant to a Master Natural Gas Liquids Purchase Agreement that extends through August 31, 2006. In 2004, approximately 40% of the natural gas liquids we purchased for our wholesale propane and natural gas liquids marketing businesses was purchased from ChevronTexaco and its affiliates.

We believe that the transactions with ChevronTexaco and its affiliates described above were executed on terms that are fair and reasonable.

Equity Investments.    We hold investments in joint ventures in which ChevronTexaco or its affiliates are also investors. These investments include a 22.9% ownership interest in Venice Energy Services Company, L.L.C., which holds a pipeline gathering system, a processing plant, a fractionator and an underground natural gas liquids storage facility in Louisiana; and a 50% ownership interest in Nevada Cogeneration Associates #2, which holds our Black Mountain power generation facility in Nevada. During the year ended December 31, 2004, our portion of the net income from these joint ventures was approximately $13 million.

Series B Exchange.    In August 2003, we consummated a restructuring of the $1.5 billion in Series B Mandatorily Convertible Redeemable Preferred Stock, which we refer to as the “Series B preferred stock,” previously held by CUSA. Pursuant to the restructuring, which we refer to as the “Series B Exchange,” CUSA exchanged its Series B preferred stock for the following:

•	A $225 million cash payment;

•	8 million shares of our Series C preferred stock; and

•	$225 million principal amount of our Junior Unsecured Subordinated Notes due 2016, which we refer to as the “junior notes.”

In the third quarter of 2004, we made $81 million in payments on the junior notes, and in October 2004 we paid approximately $125 million to redeem the outstanding balance of the junior notes.

The shares of Series C preferred stock generally are convertible into Class B common stock, at the holder’s option, at a price of $5.78 per share. The dividend rate on the Series C preferred stock is 5.5% per annum, payable in February and August of each year, but we may defer payments for up to 10 consecutive semi-annual periods. On each of February 11, 2004, August 11, 2004 and February 11, 2005, we made the semi-annual dividend payment on the Series C preferred stock of $11 million.

Additionally, we may cause the Series C preferred stock to be converted into shares of our Class B common stock at any time the closing price of our Class A common stock exceeds 130% of the conversion price then in effect for at least 20 trading days within any period of 30 consecutive trading days prior to such conversion.

As part of the Series B Exchange, we also renegotiated certain prepayment arrangements with ChevronTexaco such that ChevronTexaco returned to us approximately $40 million in pre-payments relating to our commodity purchase obligations and reduced our prepayment obligation from one month to one week.

For a complete description of the Series B Exchange, please read our Annual Report on Form 10-K for the year ended December 31, 2003, as amended, and the agreements we entered into with CUSA in connection with the Series B Exchange incorporated by reference therein.

Shareholder Agreement.    In connection with the Series B Exchange, we and CUSA amended and restated our former shareholder agreement. This amended and restated shareholder agreement, among other things, contains changes to give effect to CUSA’s acquisition of the Series C preferred stock. Also, we agreed not to take any action that would cause CUSA’s ownership interest in our voting stock to exceed 40% of our outstanding voting securities. With respect to the Series C preferred stock, only shares of common stock issued upon an optional conversion by CUSA are counted in calculating the 40% threshold. CUSA also waived its preemptive rights in respect of any issuances of equity in connection with our August 2003 recapitalization and with respect to up to $250 million in issuances of qualified capital stock. CUSA continues to have preemptive rights with respect to other equity issuances we might make, including issuances of common stock pursuant to our employee benefit plans.

For a complete description of the amended and restated shareholder agreement, please read our Annual Report on Form 10-K for the year ended December 31, 2004, as amended, and the amended and restated shareholder agreement incorporated by reference therein.

Registration Rights Agreements.    In connection with the Series B Exchange, we and CUSA amended and restated our former registration rights agreement and entered into two new registration rights agreements, one covering the Series C preferred stock and the other covering the junior notes. The former registration rights agreement was amended and restated to, among other things, cover the common stock issuable upon conversion of the Series C preferred stock. The two new registration rights agreements, among other things, grant the holders of Series C preferred stock specified resale rights, exchange offer rights and shelf registration rights for their securities. In May 2004 we filed, and in August 2004 the SEC declared effective, a registration statement on Form S-3 covering the resale of the Series C preferred stock and the junior notes issued in connection with the Series B Exchange. As noted above, in October 2004 we redeemed all outstanding junior notes, and the registration rights agreement relating to those notes expired by its terms.

Conflicts of Interest.    ChevronTexaco, one of the world’s largest integrated energy companies, is involved in every aspect of the energy industry, from oil and gas exploration and production to transportation, refining and retail marketing, as well as chemicals manufacturing and sales and power production. ChevronTexaco’s present operations and its pursuit of future opportunities may overlap with our operations and strategy. There are no contractual limits on ChevronTexaco’s ability to compete with us. Conflicts of interest may arise between ChevronTexaco, its affiliates and us as we each pursue business opportunities.

We have procedures in place designed to mitigate any such conflicts of interest. Under Article IV, Section E(3) of our Audit and Compliance Committee charter, our Audit and Compliance Committee is responsible for reviewing and approving potential conflicts of interest between or among affiliated shareholders, management and Dynegy. The Audit and Compliance Committee delegates its authority on these matters to the full Board from time to time, and it did so in connection with the Series B Exchange. Additionally, for transactions involving ChevronTexaco, the representatives of ChevronTexaco serving on our Board are recused from the Board’s decision-making process with respect to the consummation of any such transactions. All of our directors, including the representatives of ChevronTexaco serving on our Board, are subject to our Code of Business Conduct and Ethics, which requires disclosure to the Board of potential conflicts of interest and recusal from deliberation and voting on matters that could raise an actual or potential conflict of interest.

Transactions with Directors and Executive Officers

General.    We engaged in certain transactions with directors and executive officers or their immediate family members in 2004. Following is a description of these transactions.

Dynegy Inc. Short-Term Executive Stock Purchase Loan Program.    In July 2001, we established the Dynegy Inc. Short-Term Executive Stock Purchase Loan Program pursuant to which eligible employees, including certain of our officers, were loaned funds to acquire Class A common stock through market purchases. We terminated this program as it related to new loans effective June 30, 2002. The notes bear interest at the greater of 5% or the applicable federal rate as of the loan date, are full recourse to the participants and matured on December 19, 2004. At December 31, 2004, an aggregate of approximately $8 million, which included accrued and unpaid interest, was owed to us under this program. We are actively pursuing, through litigation and otherwise, repayment of the past due amounts owed to us under these loans.

Alec G. Dreyer Relocation Loan.    In connection with our February 2000 merger with Illinova and the execution of his employment agreement with us, Mr. Dreyer received a $300,000 loan from us to assist him with his relocation to Houston. The loan bore interest at 6.5% per annum, was secured by bonus payments payable to Mr. Dreyer following the date thereof and was payable in five annual installments of $60,000 through March 1, 2005. Mr. Dreyer received bonus payments for 2001, 2002, 2003 and 2004 in sufficient amounts to satisfy the then owing annual installments under this loan, and the final installment was paid in March 2005. There are currently no amounts outstanding under this loan. The highest amount outstanding under this loan in 2004, including accrued interest, was $127,800. See “Summary Compensation Table” above for further discussion.

Advancement of Legal Expenses.    The Board of Directors previously approved, and during 2004 we advanced, amounts to cover the legal expenses of some of our current and former directors and executive officers relating to their involvement in investigations and litigation matters affecting us. For 2004, payments of approximately $330,000 in the aggregate were made with respect to the legal expenses incurred by Messrs. Bayless and Stewart and Mr. Dienstbier, who retired from our Board of Directors in May 2004.

Fees Paid to Law Firm of Immediate Family Member of Barry J. Galt.    We have engaged the law firm of Johnson Deluca Kennedy & Kurisky, P.C. (formerly Johnson Finkel Deluca & Kennedy, P.C.) to provide legal services for us in connection with certain collections claims and other routine matters, including claims involving breach of contract, personal injury and property damage. During 2003 and 2004, we paid Johnson Deluca fees of approximately $280,000 and $444,000, respectively, in exchange for such services. Thomas D. Kennedy, a member of Johnson Deluca, is the son-in-law of Barry J. Galt, one of our directors. Mr. Galt was not involved in our engagement of Johnson Deluca, which we initially engaged before Mr. Galt joined our Board, and has no direct or indirect material interest in these transactions. The Board considered this relationship in making an affirmative determination as to Mr. Galt’s independence under the applicable NYSE and SEC standards. Please see “Corporate Governance—Affirmative Determinations Regarding Director Independence and Other Matters” above for further discussion of the Board’s independence determinations.

AUDIT AND COMPLIANCE COMMITTEE REPORT

Our Board of Directors has established an Audit and Compliance Committee of independent directors, which operates under a written charter adopted by the Board of Directors. The charter, which was amended and restated in November 2004, is attached as Appendix A to this proxy statement. Our management is responsible for establishing a system of internal controls and for preparing our consolidated financial statements in accordance with generally accepted accounting principles. Our independent accountants, PricewaterhouseCoopers LLP, are responsible for auditing our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing their report based on that audit. Under the Audit and Compliance Committee’s charter, the primary function of the Audit and Compliance Committee is to assist the Board of Directors in fulfilling its oversight responsibilities as to (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements and our Code of Business Conduct and Ethics, (iii) the independent auditors’ qualifications and independence, (iv) the performance of our internal audit function and the independent auditors and (v) the performance of our risk assessment and risk management policies. The Audit and Compliance Committee is also directly responsible for selecting and evaluating the independent auditors, reviewing, with the independent auditors, the plans and scope of the audit engagement and reviewing with the independent auditors their objectivity and independence.

In connection with the preparation of the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004:

•	The Audit and Compliance Committee reviewed and discussed the audited financial statements with the independent auditors and management.

•	The Audit and Compliance Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In general, these auditing standards require the auditors to communicate to the Audit and Compliance Committee certain matters that are incidental to the audit, such as any initiation of, or changes to, significant accounting policies, management judgments, accounting estimates and audit adjustments; disagreements with management; and the auditors’ judgment about the quality of our accounting principles.

•	The Audit and Compliance Committee received from the independent auditors written disclosures regarding their independence required by Independence Standards Board Standard No. 1 and discussed with the auditors their independence. In general, Independence Standards Board Standard No. 1 requires the auditors to disclose to the Audit and Compliance Committee any relationship between the auditors and its related entities and us that in the auditors’ professional judgment may reasonably be thought to bear on independence. The Audit and Compliance Committee also considered whether the independent auditors’ provision of non-audit services to us was compatible with maintaining their independence.

Based on the review and discussions noted above, the Audit and Compliance Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2004 be included in our Annual Report on Form 10-K filed with the SEC.

This report is submitted by the members of the Audit and Compliance Committee of the Board of Directors:

Robert C. Oelkers (Chairman)

Charles E. Bayless

Linda Walker Bynoe

Barry J. Galt

Patricia A. Hammick

George L. Mazanec

William L. Trubeck

INDEPENDENT AUDITORS

Principal Accounting Fees and Services

The firm of PricewaterhouseCoopers LLP has been our independent auditors since 2002, and our Audit and Compliance Committee has approved the selection of PricewaterhouseCoopers LLP as the independent auditors to examine our accounts and the accounts of our consolidated subsidiaries for the year ending December 31, 2005. Set forth below is a summary of the fees we paid PricewaterhouseCoopers LLP for professional services rendered for the years ended December 31, 2004 and 2003.

Audit Fees.    As of March 15, 2005, audit fees billed by PricewaterhouseCoopers LLP for professional services provided in the years ended December 31, 2004 and 2003 approximated $10.5 million and $17.0 million, respectively. Of the $10.5 million billed for 2004, approximately $4.7 million relates to the assessment and the audit of management’s assessment of the effectiveness of our internal control over financial reporting conducted in accordance with Section 404 of SOX, approximately $3.0 million relates to the audit of our 2004 consolidated financial statements and the 2004 consolidated financial statements of Dynegy Holdings Inc., our wholly owned subsidiary and an SEC registrant, and Illinois Power Company, our former subsidiary and an SEC registrant, approximately $1.7 million relates to the audit of our 2003 consolidated financial statements and the 2003 consolidated financial statements of Dynegy Holdings Inc., or “DHI,” and Illinois Power Company, and approximately $1.0 million relates to the restatement of our 2003 financial statements. Of the $17.0 million billed for 2003, approximately $3.3 million relates to the audit of our 2003 consolidated financial statements and the 2003 consolidated financial statements of DHI and Illinois Power Company, and approximately $13.0 million relates to the re-audit of our 1999-2001 financial statements, the audit of our 2002 consolidated financial statements and the audit of the 2002 consolidated financial statements of DHI and Illinois Power Company. Audit fees for the periods presented consisted primarily of the audit and quarterly reviews of our consolidated financial statements, including the re-audit of our and DHI’s 1999-2001 consolidated financial statements, and the consolidated financial statements of DHI and Illinois Power Company; the assessment and audit of our assessment of the effectiveness of our internal control over financial reporting in accordance with Section 404 of SOX; statutory audits of subsidiaries otherwise required by governmental or regulatory bodies or lenders; and comfort letters, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees.    As of March 15, 2005, audit-related fees billed by PricewaterhouseCoopers LLP for professional services provided in the years ended December 31, 2004 and 2003 approximated $82,500 and $50,000, respectively. Audit-related fees for the periods presented consisted primarily of assurance and related services reasonably related to the audit of our financial statements that are not reported under the caption “Audit Fees” above, such as accounting consultations relating to the sale of Illinois Power Company and the acquisition and sale of Northern Natural Gas Company.

Tax Fees.    As of March 15, 2005, tax fees billed by PricewaterhouseCoopers LLP for professional services provided in the years ended December 31, 2004 and 2003 approximated $27,500 and $605,000, respectively. Tax fees for the periods presented consisted primarily of professional services provided for preparation of federal and state tax returns; review of tax returns prepared by our management; and asset classification studies relating to certain generation projects.

All Other Fees.    As of March 15, 2005, all other fees billed by PricewaterhouseCoopers LLP for professional services provided in the years ended December 31, 2004 and 2003 approximated $11,000 and $134,000, respectively. Other fees for the periods presented consisted primarily of the following services (amounts approximated):

•	$75,000 relating to consultation in connection with our exit from overseas operations, which was billed in 2003; and

•	$33,000 relating to assistance with internal audit projects with respect to an assessment of the security of a management information system at Illinois Power Company, which was billed in 2003.

Audit and Compliance Committee Pre-Approval Policy

The Audit and Compliance Committee is responsible for appointing, setting compensation for and overseeing the work of PricewaterhouseCoopers LLP, our independent auditors. The Audit and Compliance Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services to be provided by our independent auditors in order to assure that the provision of such services does not impair the auditors’ independence. The policy, as amended, provides for the general pre-approval of specific types of services, gives detailed guidance to management as to the specific audit, audit-related and tax services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of the annual audit engagement, most statutory or subsidiary audits and all permissible non-audit services for which no general pre-approval exists. For both audit and non-audit pre- approvals, the Audit and Compliance Committee considers whether such services are consistent with applicable law and SEC rules and regulations concerning auditor independence.

The policy delegates to the chairman of the Committee the authority to grant certain specific pre-approvals within the specified limits approved by the Audit and Compliance Committee; provided, however, that between regularly scheduled meetings the chairman may grant pre-approval with respect to extensions of or changes to services that have previously been pre-approved by the Audit and Compliance Committee in amounts up to $50,000. The chairman is required to report the granting of any pre-approvals to the Audit and Compliance Committee at its next regularly scheduled meeting. The policy prohibits the Audit and Compliance Committee from delegating to management the Committee’s responsibility to pre-approve services performed by the independent auditors. In fact, if making the determination as to whether a particular service is of the type generally pre-approved by the Audit and Compliance Committee requires our management to exercise any independent judgment or discretion, such service may not be provided by the independent auditors unless such service is authorized by the chairman or specifically pre-approved by the Committee. When Dynegy engages the independent auditor to perform services based on a general pre-approval, our CFO or, in his or her absence, our Controller is required to, as soon thereafter as reasonably practicable, notify the chairman of such engagement and provide a detailed description of the type and scope of services, proposed staffing, a budget of the proposed fees for such services and a general timetable for the performance of such services.

Requests for pre-approval of services must be detailed as to the particular services proposed to be provided and are to be submitted by our CFO or, in his or her absence, our Controller. Generally, each such request must include a joint statement to the effect that neither the submitting officer nor the independent auditors believe the proposed engagement would impair the auditors’ independence. In addition, each such request generally must include a detailed description of the type and scope of services, proposed staffing, a budget of the proposed fees for such services and a general timetable for the performance of such services.

All of the fees and services described above under “audit fees,” “audit-related fees,” “tax fees” and “all other fees” were approved under the Audit and Compliance Committee’s pre-approval policy and pursuant to Section 202 of SOX. None of the services described above were provided to us pursuant to the de minimus exception provided for in applicable SEC rules and regulations.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Dynegy’s executive officer compensation program is administered and reviewed by the Compensation and Human Resources Committee. The Compensation Committee currently consists of Messrs. Galt (Chairman), Stewart and Trubeck and Mmes. Bynoe and Hammick, all of whom are independent directors pursuant to NYSE Listed Company Standards. Ms. Hammick began participating as a member of the Compensation Committee in July 2004. The Compensation Committee has furnished the following report on executive compensation for 2004.

Philosophy and Policies

Our primary mission is to ensure that Dynegy’s executive compensation program is adequate to attract, motivate and retain highly qualified executive personnel and, at the same time, rewards performance that advances both the short- and long-term interests of our shareholders. We have taken a pay-for-performance approach to executive compensation with a total compensation package that includes base salary, potential for an annual cash incentive bonus and an opportunity to earn long-term incentive awards in the form of equity-based grants. We believe equity compensation remains a strong long-term incentive for rewarding individual performance as well as closely aligning management’s interests with the interests of our shareholders. At expected levels of performance, we seek to provide a total compensation package that is competitive with the market median for executives who hold comparable positions and/or have similar qualifications in similarly situated organizations. Please read “—Competitive Benchmarking” below for further discussion.

Each component of our executive compensation program is dependent upon both Dynegy’s performance and individual executive performance. We determine Dynegy’s performance for compensation purposes by analyzing its attainment of key financial and non-financial goals, as well as its achievement of critical strategic objectives, that in each case are set by management, and reviewed and approved by the Board, at the beginning of each year. In reviewing these achievements, particularly the key financial goals, we generally exclude the negative impact of opportunistic transactions that we believe support the long-term interests of Dynegy and its shareholders but that were not reflected in the goals that were established at the beginning of the year. We determine individual executive performance for compensation purposes by reviewing the individual executive’s contributions toward the attainment and achievement of the aforementioned goals and objectives, as well as their demonstration of the key leadership and other behavioral attributes that our executive compensation program was designed to foster and reward.

Over the last few years, Dynegy has undergone dramatic change marked by a number of significant transactions that have refined our business strategy and resolved a number of financial, regulatory and other issues associated with our legacy activities. During this period, the Compensation Committee has taken a number of critical steps toward redefining Dynegy’s compensation philosophy. Following are some of the key elements of our current compensation philosophy:

•	Employment Agreements: Our approach has been to minimize the number of employment agreements between Dynegy and our executives and to achieve uniformity in these agreements through the adoption of a standard form agreement. Among other things, this form agreement limits automatic renewals and the amount of severance payments that may be owed upon certain termination events. To this end, we have tightened the definition of “constructive termination” and implemented a change of control definition that requires both a change of control and a second event that materially impacts the employment status of the subject executive. Please read “—Employment Agreements” for further details, including discussion of our recent decisions not to renew employment agreements with five of our executive officers.

•	Base Salary Approvals: We have endeavored to apply a high level of scrutiny to the base salaries that are paid to Dynegy employees. To facilitate this purpose, we have adopted a policy providing that all base salaries of $250,000 or more must be approved by the Compensation Committee. Additionally, the Compensation Committee annually reviews and, if it deems appropriate, approves a base salary increase percentage for Dynegy’s salaried, non-represented employees based on competitive market data and analysis.

•	Annual Cash Incentives: In conjunction with our independent compensation consultant, we have defined minimum, target and maximum ranges for the annual cash incentive awards that can be earned by Dynegy’s executives and other employees. Annual cash incentives are not guaranteed, and company performance or individual executive performance can result in either no annual incentive bonus or an annual incentive bonus in an amount that is less than the target level. For 2004, the maximum annual cash incentive that could be earned by any executive officer was 200% of such executive officer’s base salary.

•	Stock Option Repricing: Although the decline in Dynegy’s stock price over the past several years has caused a substantial loss in the value of the stock option holdings of some of Dynegy’s executives and other employees, we have not repriced any previously granted stock options. Moreover, we have no current intention to reprice stock options in the future.

•	Long-Term Incentive Awards: A rigorous performance review process is applied when considering grants of long-term incentive awards to Dynegy executives and other employees. Over the past few years, we have significantly reduced the number of employees who receive long-term incentive awards and the amounts of these awards, with a view toward achieving an appropriate balance between cash and equity compensation. We also seek to balance the long-term motivational aspects of these awards with the dilutive effect that substantial awards can have on our shareholders.

We believe each component of our executive compensation strategy has a specific purpose, as discussed in detail below.

Base Salary.    Base salaries are paid for ongoing performance throughout the year. We review base salaries annually to ensure they are competitive and commensurate with each executive’s job responsibilities and the executive’s performance. Any adjustments are made based upon the executive’s position relative to competitive market medians as measured by periodic compensation surveys, as well as individual performance as measured against pre-established goals and objectives. Base salaries are targeted at competitive median levels when compared to an industry group that includes peer group companies and general industry companies of similar size to Dynegy. Base salary increases are also reviewed in conjunction with our independent compensation consultant. Please read “—Competitive Benchmarking” below for further discussion.

Annual Cash Incentive Bonuses.    Annual cash incentive bonuses, which are not guaranteed, are paid after the end of a calendar year once we have determined Dynegy’s performance and each individual executive’s performance relative to the performance goals that were established at the beginning of such year. We establish the annual cash incentive bonus opportunity for each executive officer at the beginning of the year at a target level, subject to any applicable contractual arrangements. The target funding level is reviewed numerous times throughout the year, with input from our independent compensation consultant, to ensure that the target opportunities are competitive and commensurate with each executive’s job responsibilities. There is upside potential for an executive’s annual cash incentive bonus to exceed the target level in the event of exceptional performance by Dynegy and/or the individual executive. Similarly, annual cash incentives are not guaranteed, and company performance or individual executive performance can result in either no annual incentive bonus or an annual incentive bonus in an amount that is less than the target level.

Long-Term Incentive Awards.    Long-term incentive awards, if any, are granted in the form of restricted common stock and traditional stock options. Restricted stock and stock options tie directly to the performance of Dynegy’s common stock and provide the executive an incentive to build shareholder value. The executive receives financial gains only when the stock price rises for all shareholders. Restricted stock and stock options also provide an effective means of executive retention because the awards are focused over the longer term and vest over a period of years. The value of long-term incentive awards for 2004 were granted in the following proportions: approximately 65% in stock options and 35% in restricted stock. The number of stock options awarded was based on the Black Scholes valuation model, while the number of restricted shares awarded was based on the fair market value of Dynegy’s common stock as of the date of grant.

Competitive Benchmarking.    In order to determine appropriate levels of executive compensation, we periodically conduct a thorough competitive evaluation (including, among other things, a review of proprietary and proxy information) and we consult with and receive advice from our independent compensation consultant. We consider relevant industry and market changes when evaluating Dynegy’s performance as well as each individual executive’s performance. Our independent compensation consultant reviews and interprets certain data and information that compares Dynegy with companies considered to be peers. For 2004, we developed comparison peer groups comprised of (1) energy companies with lines of business similar to ours and (2) energy and other companies that are undergoing restructuring initiatives similar to Dynegy’s. Our energy peer group included five of the companies reflected in the performance graph found on page 33 of this proxy statement, together with two other companies that we and our independent compensation consultant believe represent appropriate energy comparators for executive pay purposes. Our restructuring peer group included five of these energy peer companies as well as eight other publicly traded companies that we and our independent compensation consultant believe represent appropriate restructuring comparators for executive pay purposes. Finally, we also benchmarked our pay compensation levels against an energy services industry executive compensation database comprised of 88 companies.

In order to attract, retain and motivate all of our employees, we strive to pay market competitive compensation at all levels of employees and officers throughout Dynegy, and review compensation trend information to ensure that changes in compensation (including executive compensation) are justified given the market conditions at the time.

We have established an executive compensation program with a strong performance-based orientation. As stated above, our primary mission is to ensure that each executive officer’s compensation is directly related both to individual performance and the performance of Dynegy. In particular, after consulting with our independent compensation consultant, we determined that with respect to cash compensation, the base salary of executive officers will be targeted at or near the median of the peer groups’ corresponding base salaries. The annual cash incentive and, therefore, total direct cash compensation the executive can achieve is also targeted at the median of the peer groups, and can be lower than the median if target level performance is not achieved or higher in the case of performance above the target levels. The value of long-term incentive awards for executive officers, including the CEO, is also targeted at the median of the peer groups if Dynegy’s and the individual executive’s performances are at target levels. Long-term incentive awards can also be lower when target levels of performance are not achieved or higher in the case of exceptional performance above the target levels.

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” was enacted in 1993 and generally affects Dynegy’s federal income tax deduction for compensation paid to Dynegy’s CEO and four other highest paid executive officers. To the extent compensation is “performance-based” within the meaning of Section 162(m), the Section’s limitations will not apply. Since 1993, we and the full Board have adopted, and our shareholders have approved, certain Dynegy compensation plans, which generally have been structured to qualify as performance-based compensation under Section 162(m). Specifically, a majority of our long-term incentive awards are designed to meet the requirements of Section 162(m). While we generally strive to make awards under Dynegy plans that are intended to qualify as performance-based compensation under Section 162(m), some portion of the compensation paid to Dynegy’s CEO and other executive officers may not meet the standards of deductibility under Section 162(m).

Dynegy Performance and Chief Executive Officer Compensation

During 2004 and extending into January 2005, we reviewed Dynegy’s 2004 financial goals and non-financial goals in each meeting of the Committee. Dynegy’s 2004 financial goals primarily included achievement of specified targets with respect to EBITDA, earnings per share, free cash flow and return on capital employed. Dynegy’s 2004 non-financial goals included attaining capital expenditure targets for each operating business unit; making significant progress towards resolution of the California-related and other legacy regulatory and litigation matters; maximizing free cash flow; completing targeted asset divestitures; continuing the development of a culture of integrity, trust and open, transparent communications; pursuing economical resolutions relating to Dynegy’s continuing long-term power tolling arrangements; minimizing refinancing risk and lowering Dynegy’s cost of capital for its shareholders. In addition, each business unit had specific financial and operational goals, including primarily achieving targeted Operating Cash Flow/Investing Cash Flow ratios; completing specified organic growth opportunities; and continuing execution of safety and environmental programs and operational reliability.

After analyzing these goals and Dynegy’s performance, we determined that Dynegy attained the necessary performance goals for the 2004 performance period to award cash incentive bonuses under Dynegy’s Short-Term Incentive Plan. The performance goals that were attained include EBITDA and earnings per share goals as well as substantially all of the non-financial goals. Although the attainment of all performance goals is not required, the performance goals are evaluated to determine the actual cash incentive bonus that may be awarded in a given year. During 2004, we did not assign relative weights to each of the measures used in determining executive compensation. Additionally, we do not publish any of Dynegy’s or the CEO’s quantifiable targets or other specific goals that are sensitive and proprietary and could adversely affect Dynegy.

Consistent with our philosophy and policies identified above, including consulting with our independent compensation consultant and reviewing competitive benchmarking information, we reviewed internal and external factors to determine the appropriate compensation for Mr. Williamson and the other executive officers of Dynegy for 2004. We and the rest of Dynegy’s non-employee directors considered Mr. Williamson’s significant accomplishments in 2004 as they relate to Dynegy’s ongoing self-restructuring. Specifically, we considered, among other factors, Dynegy’s financial performance relative to its 2004 operating plan; Dynegy’s continued progress toward resolving legacy litigation, regulatory, contractual and other related matters, including the successful exit from substantially all of its remaining long-term power tolling arrangements; Dynegy’s substantial completion of its non-core asset divestitures, including the closing of the sale of Illinois Power; and Dynegy’s continued restructuring of its balance sheet, including the early completion of a new credit facility. Having reviewed the contribution that Mr. Williamson made to Dynegy’s performance in 2004, we believe that he demonstrates the integrity, intuition, planning and leadership qualities that the executive compensation program was designed to foster and reward. In light of the foregoing, we and the rest of Dynegy’s non-employee directors awarded Mr. Williamson an annual cash incentive bonus for 2004 in the amount of $1,300,000, which exceeded his target award by 30%.

With regard to long-term incentive awards, we reviewed market trends and other competitive benchmarking information in determining our equity compensation strategy for 2004. The basis for payment of long-term incentives is similar to that for payment of annual incentive bonuses—i.e., a combination of attaining corporate performance goals and accomplishing strategic goals and objectives, as well as individual performance and competitiveness with the market median. As part of our review for the 2004 performance year, we spent significant time considering the appropriateness of performance-based restricted shares and premium-priced stock options as potential elements of our long-term incentive award package. Ultimately, in conjunction with our independent compensation consultant, we determined that our goals of attracting, motivating and retaining high quality executives and rewarding performance that advances both the short- and long-term interests of our shareholders could best be served by awarding traditional stock options and time-based restricted stock. Among other factors, we based this decision on competitive market information; the volatility of our stock price as a result of our current cash flow and earnings position; our continued self-restructuring and the resulting need to take strategic actions that, while critical to our long-term success, may have a negative short-term impact on metrics that drive other types of performance-based equity compensation plans.

Pursuant to this strategy, we granted traditional stock options to a limited number of executives, managers and key employees based on a rigorous performance review process in amounts designed to reflect an appropriate balance between cash and equity compensation. These options were granted effective January 19, 2005 with an exercise price equal to the market price of our common stock on that date and vest in one-third increments over the next three years. We also granted time-based restricted stock to a limited number of individuals. These restricted stock awards were granted effective January 19, 2005 based on the market price of our common stock on that date and vest in full on the three-year anniversary of the grant date.

The aggregate value of each individual’s long-term incentive award was comprised of 65% stock options and 35% restricted stock. Due to the relative certainty of the value represented by restricted stock, we applied a 33% discount to such value for each individual award. The discount was recommended by our independent compensation consultant and is consistent with the practices of similarly situated companies and with our past practices.

For 2004, Mr. Williamson was granted 639,344 stock options with an exercise price equal to $4.30, the market price of our common stock on the grant date (January 19, 2005) and 196,326 shares of restricted stock. Mr. Williamson’s long-term stock incentives were based on competitive market analysis of the peer companies described above as well as general industry companies of similar size, against which his individual performance was measured.

Given his relative comparability to the median base salary paid to the peer groups’ CEOs, we determined that Mr. Williamson would not receive an increase above his current base salary of $1,000,000 per year.

Compensation of Other Executive Officers

We consulted with our independent compensation consultant and applied the information and performance goals outlined above in reviewing and approving the compensation of Dynegy’s other executive officers. We also took into account a variety of other factors, including:

•	The nature and responsibility of the position;

•	The experience of the individual executive; and

•	The recommendation of the CEO.

In light of Dynegy’s overall business performance during 2004, and in consultation with our independent compensation consultant, we awarded base salary increases, annual cash incentive bonuses and long-term incentive awards for each of the other named executive officers, commensurate with their 2004 performance. Please read the “Summary Compensation Table” and related information contained in this proxy statement for the details of these awards.

Mid-Term Incentive Plan

In addition to the awards described above, Mr. Williamson and the other named executive officers, as well as five other Dynegy executives, received an aggregate of $602,250 in cash payments on March 15, 2005 pursuant to our Mid-Term Incentive Plan. The Mid-Term Incentive Plan was adopted in 2003 to reward select executives for stock price appreciation over a three-year period. At the time of adoption, Dynegy’s common stock was trading at $1.77 per share. Under the Mid-Term Incentive Plan, select executives were granted the opportunity to earn cash awards up to 200% of their average base salary for 2003 and 2004, using a threshold stock price of $3.50 per share and a target stock price of $6.50 per share.

Based on our average stock price during the last 30 trading days of 2004, Mr. Williamson and the named executive officers earned cash payments equal to 15% of their average base salaries for 2003 and 2004. Actual payment amounts for the named executive officers were as follows: Mr. Williamson—$150,000; Mr. Caruso— $75,000; Mr. Young—$50,250; Mr. Dreyer—$61,500; and Mr. Furbacher—$52,500. A second and final payment is due in early 2006 based on our average stock price during all of 2005. This final payment cannot exceed the amount of the first payment to any individual executive and will be less than the first payment if Dynegy’s stock price averages less than $4.50 per share during 2005. No final payments will be owed if Dynegy’s stock price averages less than the threshold price of $3.50 per share during 2005.

Compensation and Human Resources Committee

The following directors participated in the deliberations concerning Dynegy’s executive compensation for 2004:

Barry J. Galt (Chairman)

Linda W. Bynoe

Patricia A. Hammick

Joe J. Stewart

William L. Trubeck

Compensation Committee Interlocks and Insider Participation

The Compensation Committee has neither interlocks nor insider participation.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

The performance graph shown on the following page was prepared by Standard & Poor’s IMS (Institutional Market Services), a division of McGraw-Hill, Inc., using data from the Standard & Poor’s IMS Database for use in this proxy statement. As required by applicable rules of the SEC, the graph was prepared based upon the following assumptions:

1.	One hundred dollars ($100) was invested in Dynegy Class A common stock, the S&P 500, the 2004 Peer Group (as defined below) and the 2003 Peer Group (as defined below) on December 31, 1999.

2.	The returns of each component company in the 2004 Peer Group and the 2003 Peer Group are weighed based on the market capitalization of such company at the beginning of the measurement period.

3.	Dividends are reinvested on the ex-dividend dates.

Our peer group for the fiscal year ended December 31, 2004, which we refer to as the “2004 Peer Group,” comprises AES Corporation; Aquila Inc.; Calpine Corporation; Duke Energy Corporation; El Paso Corporation; NRG Energy, Inc.; and Reliant Energy, Inc. (formerly Reliant Resources, Inc.). Our peer group for the fiscal year ended December 31, 2003, which we refer to as the “2003 Peer Group,” comprises AES Corporation; Aquila Inc.; Calpine Corporation; El Paso Corporation; Reliant Resources, Inc.; and The Williams Companies, Inc.

For our 2004 Peer Group, we added Duke Energy Corporation and NRG Energy, Inc. and eliminated The Williams Companies, Inc. We effected these changes in an attempt to better reflect our current industry peers based on the comparability of each company’s size, asset profile and business focus and strategy. Our current business operations are focused primarily in two areas of the energy industry: power generation and natural gas liquids. Because of our diverse business strategy, our 2004 Peer Group includes companies that compete with us in one or more lines of business.

TOTAL SHAREHOLDER RETURNS

(Dividends Reinvested)

	ANNUAL PERFORMANCE Year Ending December 31,
Company Name / Index	1999	2000	2001	2002	2003	2004
Dynegy Inc.	$100	$320.21	$146.72	$6.87	$24.91	$26.89
S&P 500 Index	$100	$90.90	$80.09	$62.39	$80.29	$89.03
2004 Peer Group	$100	$177.74	$109.73	$34.11	$45.21	$60.04
2003 Peer Group	$100	$164.64	$82.42	$12.97	$26.53	$38.09

PROPOSAL 2

APPROVAL OF REINCORPORATION FROM ILLINOIS TO DELAWARE

We propose to change Dynegy’s state of incorporation from Illinois to Delaware, which we refer to as the “reincorporation.” The reincorporation would be effected through the merger of Dynegy into a newly formed Delaware corporation that is a wholly owned subsidiary of Dynegy, which we refer to as “Merger Sub,” pursuant to an Agreement and Plan of Merger, or “merger agreement,” the form of which is attached as Appendix B to this proxy statement. Upon completion of the merger, Merger Sub will be the surviving corporation and will continue to operate our business under the name “Dynegy Inc.” In this section, we refer to Dynegy before the reincorporation as “Dynegy” or “Dynegy Illinois” and after the merger as “Dynegy Delaware.” In connection with the reincorporation:

•	There will be no change in our business, management, employees, headquarters, benefit plans, assets, liabilities or net worth (other than as a result of the costs incident to the reincorporation, which we expect to be immaterial);

•	The directors and officers of Dynegy prior to the reincorporation will hold the same respective positions with Dynegy Delaware following the reincorporation;

•	There will be no substantive change in employment agreements for executive officers or in other direct or indirect interests of the current directors or executive officers of Dynegy Illinois; and

•	Your shares of capital stock of Dynegy Illinois will automatically be converted into an equivalent number of shares of capital stock of Dynegy Delaware and Dynegy will apply with the NYSE to have shares of its common stock listed on the NYSE under the same symbol (DYN). YOU WILL NOT NEED TO EXCHANGE YOUR EXISTING STOCK CERTIFICATES FOR STOCK CERTIFICATES OF DYNEGY DELAWARE.

Under Illinois law, the holders of our Class A common stock, the holder of our Class B common stock and the holder of our Series C preferred stock are entitled to vote, each as a separate class, on the approval of our reincorporation from Illinois to Delaware. The holders of our Class A common stock, Class B common stock and Series C preferred stock are entitled to one vote for each share they hold. The affirmative vote of two-thirds of the outstanding shares of each class of stock, voting separately by class, is required to approve these matters. Abstentions and broker non-votes will have the same effect as a vote against approval of the reincorporation.

The Board has unanimously approved the reincorporation and believes that it is in the best interests of Dynegy and its shareholders to change Dynegy’s state of incorporation from Illinois to Delaware for the various reasons that follow. However, as discussed below, if the change is approved, shareholders’ rights to vote on certain actions taken on behalf of Dynegy may be reduced, and Dynegy’s officers and directors will have greater protections than they currently have under Illinois law.

The Merger Agreement

The reincorporation would be effected through the merger of Dynegy into Merger Sub, a newly formed Delaware corporation that is a wholly owned subsidiary of Dynegy, pursuant to the merger agreement. Upon completion of the merger, Merger Sub will succeed to the assets and liabilities of Dynegy and will continue to operate our business under the name “Dynegy Inc.” The merger agreement is attached to this proxy statement as Appendix B.

Under the merger agreement, each share of Dynegy’s common stock will automatically be converted into one share of Dynegy Delaware common stock, $0.01 par value per share, and each share of Dynegy’s Series C preferred stock will automatically be converted into one share of Dynegy Delaware Series C preferred stock, $0.01 par value per share. All of Dynegy’s outstanding stock options will be converted into comparable options of Dynegy Delaware.

You will not have to take any action to exchange your stock certificates as a result of the merger. The current certificates representing shares of Dynegy’s capital stock will automatically represent an equal number of shares of Dynegy Delaware capital stock following the reincorporation. New certificates with a new CUSIP number representing shares of Dynegy Delaware capital stock will be available for any shareholder desiring to make an exchange and for all new issuances.

We expect that, assuming shareholder approval and approval by the Federal Energy Regulatory Commission, the reincorporation will be consummated prior to the end of 2005 by the filing of a Certificate of Merger with the Delaware Secretary of State and Articles of Merger with the Illinois Secretary of State. We filed an application with the FERC in March 2005 seeking its approval of the reincorporation. No other federal or state regulatory approval is required in order to consummate the reincorporation.

The Board may amend, modify and supplement the merger agreement before or after shareholder approval and adoption thereof; provided, however, that no amendment, modification or supplement may be made or become effective after shareholder approval which, in the judgment of the Board, would have a materially adverse effect upon the rights of Dynegy’s shareholders in any manner not permitted under applicable law. The merger agreement may be terminated and the reincorporation may be abandoned, or the consummation of the reincorporation may be deferred for a reasonable time, notwithstanding shareholder approval and adoption thereof, by the Board at any time before consummation of the reincorporation if the Board determines that the reincorporation is no longer in the best interests of Dynegy and its shareholders or that the deferral thereof is advisable.

Reasons for the Reincorporation

For many years Delaware has followed a policy of encouraging incorporation in that state, and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are updated and revised periodically to meet changing business needs. Delaware courts regularly handle complex corporate matters and have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to Delaware corporations. The Board of Directors believes that this environment provides greater predictability with respect to corporate legal affairs and allows a corporation to be managed more efficiently.

Comparison of Shareholder Rights Before and After the Reincorporation

The rights of Dynegy shareholders are currently governed by Illinois law and Dynegy’s articles of incorporation and bylaws. The merger agreement provides that, at the effective time of the merger, the separate corporate existence of Dynegy Illinois will cease and the former shareholders of Dynegy Illinois will become shareholders of Dynegy Delaware. Accordingly, after the effective time of the merger, your rights as a shareholder will be governed by Delaware law and the amended and restated certificate of incorporation and amended and restated bylaws of Dynegy Delaware. The following are summaries of material differences between the current rights of shareholders of Dynegy Illinois and the rights of shareholders of Dynegy Delaware following the merger.

The following discussion is a summary. It does not give you a complete description of the differences that may affect you. You should also refer to the Delaware General Corporation Law, as well as the forms of the (i) amended and restated certificate of incorporation and (ii) amended and restated bylaws of Dynegy Delaware, which are attached as Appendices C and D, respectively, to this proxy statement, and which will come into effect concurrently with the effectiveness of the reincorporation merger as provided in the merger agreement. In this section, we use the term “charter” to describe either the articles of incorporation under Illinois law or the certificate of incorporation under Delaware law.

Takeover Provisions.    Delaware and Illinois each have a law that is similar in concept and which prevents an “interested shareholder” (defined generally as a holder who acquires 15% or more of a target company’s voting stock or our affiliate or associate thereof) from entering into a business combination (including a merger, consolidation or various other self-dealing transactions) with the target company for a period of three years from the date such holder became an “interested shareholder,” except in certain limited circumstances. A business combination is permitted (i) if prior to the date the shareholder became an interested shareholder, the board of directors of the target company approved either the business combination or such acquisition of stock, (ii) if the shareholder, in a single transaction in which he or she became an “interested shareholder,” acquired 85% or more of the outstanding voting stock of the corporation at the time the transaction commenced, excluding shares held by directors who are also officers and shares held under certain employee stock plans or (iii) if the business combination is approved by the target company’s board of directors and two-thirds of the outstanding shares voting at an annual or special meeting of shareholders, excluding shares held by the interested shareholder. This provision applies automatically except in the case of corporations with less than 2,000 shareholders of record and without voting stock listed on a national exchange or authorized for quotation with a registered national securities association. Additional exceptions allow corporations, in certain instances, to adopt charter and bylaw provisions to elect not to be governed by these provisions. Dynegy Delaware does not intend to adopt an amendment to effect such an election and therefore, if reincorporation takes place, Dynegy Delaware will have the protection of such Delaware provision.

Illinois law provides extra protection to corporations subject to the reporting requirements of the Exchange Act for business combinations between a corporation and an “interested shareholder.” In order to engage in one of these transactions, the corporation must receive the approval of holders of at least 80% of the combined voting power of the then outstanding shares of all classes of the corporation’s capital stock entitled to vote in the election of directors and the approval of a majority of the voting shares held by disinterested shareholders. The higher voting requirements are not required if the business combination is approved by at least two-thirds of the directors who are not associated with the interested shareholder or if certain procedural and price requirements are met. An Illinois corporation may elect not to be governed by this protection in its articles of incorporation or bylaws. Dynegy Illinois did not make this election.

Preemptive Rights.    Under Illinois and Delaware law, shareholders do not have preemptive rights to subscribe for additional shares, except to the extent provided in the charter. Neither the charter of Dynegy Illinois nor the charter of Dynegy Delaware grants preemptive rights to shareholders.

Indemnification.    Under Illinois and Delaware law, a corporation may indemnify current and former directors and officers who are or are threatened to be made parties to civil, criminal, administrative or investigative proceedings because such person currently is or was a director or officer of the corporation (or was serving as a director or officer of another entity at the request of the corporation) against expenses, judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to criminal proceedings had no reasonable cause to believe that the conduct was unlawful. Both statutes provide that they shall not be deemed to be exclusive of any rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Both statutes provide that a corporation may purchase insurance on behalf of any current or former director or officer against liability incurred by such person in such capacity whether or not the corporation would have power to indemnify such person against such liability under the statute. Under Illinois and Delaware law, expenses incurred by a director or officer in defending a proceeding may be paid by the corporation in advance of the final disposition of the matter if such person undertakes to repay such amount in the event it is ultimately determined that such person is not entitled to be indemnified by the corporation pursuant to the statute. Additionally, in Delaware, to the extent the director or officer is successful on the merits in defense of any proceeding, the corporation must indemnify such director or officer for expenses.

The charter and bylaws of Dynegy Illinois provide, and the charter and bylaws for Dynegy Delaware will provide, for indemnification of directors and officers in accordance with the foregoing statutory provisions. Under Illinois law, a corporation is required to notify its shareholders when indemnity has been paid or expenses advanced. There is no similar provision under Delaware law.

Personal Liability of Directors.    Both Illinois and Delaware law permit a corporation to have in its charter a provision which limits or eliminates the personal liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. Dynegy Illinois currently has such a provision in effect and, if the reincorporation is accomplished, Dynegy Delaware will have such a provision in its charter. Dynegy believes that such a provision will permit directors to make corporate decisions on the merits, free from any desire to avoid the risk of personal liability. This provision has no effect upon any liability that a director may have to shareholders under federal securities laws or upon the availability to shareholders of equitable remedies.

Removal of Directors.    Under both Delaware and Illinois law, directors may be removed with or without cause by the vote of the holders of a majority of the outstanding shares subject to certain exceptions, and a director elected by a particular class or series of shares may be removed only by shareholders of that class or series. Further, if a corporation provides for cumulative voting in its charter, the laws of both Illinois and Delaware provide that no director may be removed without cause if (i) less than the entire board is to be removed and (ii) the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors. Illinois law differs from Delaware, however, in that a director of an Illinois corporation also may not be removed for cause under the circumstances described above. Consequently, following the reincorporation, the stockholders of Dynegy Delaware would be able to remove a director for cause even in the event that the number of votes cast against such removal would be sufficient to elect such director in an election of the entire board.

Filling Vacancies on Board of Directors.    As permitted by both Delaware and Illinois law, the charter of Dynegy Illinois and the charter of Dynegy Delaware provide that vacancies in the office of a class of director may be filled by the remaining directors of such class (unless such vacancy occurred because of the removal (with or without cause) of a director, in which event the vacancy will be filled by a majority vote of the holders of the applicable class of common stock). Under Illinois law, a director appointed to fill a vacancy would serve only until the next meeting of shareholders at which directors are to be elected. Under Delaware law and the charter of Dynegy Delaware, however, a director so appointed would serve until the expiration of the term of his or her predecessor.

Cumulative Voting in Election of Directors.    The holders of our Class A common stock currently have cumulative voting rights in the election of directors; holders of Class B common stock do not. Such cumulative voting rights, or the lack thereof, will remain unchanged after the reincorporation.

Vote Required for Extraordinary Events.    Under Illinois law the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote is required in order to approve sales of all or substantially all assets of the corporation and the affirmative vote of the holders of at least two-thirds of the shares entitled to vote is required in order to approve mergers, consolidations and charter amendments, unless the charter supersedes that requirement by specifying a smaller or larger vote requirement. Under Delaware law the affirmative vote of the holders of a majority of outstanding shares entitled to vote is required in order to approve such transactions, unless the certificate of incorporation provides for a larger vote requirement. Dynegy Illinois’ charter requires an affirmative two-thirds vote of the outstanding shares of Class A and Class B common stock, voting together as a single class, for approval of any mergers, consolidations, reorganizations, or sales of substantially all assets, and an affirmative two-thirds vote of the Class B common stock, voting as a separate class, and an affirmative majority of the Class A and Class B common stock, voting together as a single class, to amend certain provisions of the charter and bylaws relating to the common stock (unless approved by a majority of the Class B directors present at a meeting where the amendment is considered and a majority of directors then in office). Dynegy Delaware’s charter following the reincorporation will retain these two-thirds vote requirements currently set forth in the Dynegy Illinois charter.

Call of Special Meetings by Shareholders.    The Illinois Business Corporation Act, as amended, or “IBCA,” and the bylaws of Dynegy Illinois permit special meetings of shareholders to be called by the president, chief executive officer, the Board of Directors or the holders of at least one-fifth of all of the outstanding shares entitled to vote on the matter for which the meeting is called. Delaware law provides that special meetings of shareholders may be called by the board of directors or such other persons as may be designated by the charter or bylaws. Under the Dynegy Delaware bylaws, Dynegy shareholders will retain the authority described above to call a special meeting of shareholders.

Action by Written Consent of Shareholders.    Both Delaware and Illinois allow shareholders to take action by unanimous written consent or by consent of the holders of shares having not less than the minimum number of votes necessary to take action at a meeting in which all shares entitled to vote on the matter were present and voting, unless such right is denied by the charter. The charter of Dynegy Illinois does not deny such right, but the charter of Dynegy Delaware will restrict such right to the holders of the Class B common stock.

Number of Directors.    Under Illinois law, the number of directors is fixed by the bylaws, or absent such provision, by the charter or by resolution of the incorporator in the organizational minutes, and may provide for a range by prescribing a minimum and maximum (which may not exceed the minimum by more than five). Dynegy Illinois’s charter provides that the board of directors will be granted the authority to set the exact number of directors within the range of twelve to fifteen members. So long as any shares of Class B common stock are outstanding, the holders of those shares will be entitled to vote as a separate class for the election of three directors. The holders of Class A common stock will vote for the remaining directors.

Delaware law permits the board of directors to change the authorized number of directors by resolution if the bylaws permit or by amendment to the bylaws if the number of directors is fixed in the bylaws, unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the charter. Dynegy Delaware’s charter will remain unchanged with respect to the rights of the holders of Class B common stock to elect directors, but will provide that the board of directors may set the exact number of directors through amendment to the bylaws.

Directors’ Duties.    The fiduciary duties of directors under Delaware case law are generally similar to the duties prescribed under Illinois case law. Unlike Illinois law, however, Delaware statutory law does not include a provision specifically permitting directors, in discharging their duties, to consider the effects of any action (including, without limitation, actions that may involve or relate to a change or potential change in control of the corporation) upon employees, suppliers, and customers of the corporation or its subsidiaries, communities in which offices or other establishments of the corporation or its subsidiaries are located, and all other pertinent factors.

Amendments to Bylaws.    Illinois law provides that both the board of directors and the shareholders have the power to make, alter, amend or repeal the corporation’s bylaws, unless the power is reserved to the shareholders by the corporation’s charter. If adopted by shareholders, a specific bylaw may provide that the board of directors may not alter, amend, or repeal such bylaw. Dynegy Illinois’ bylaws may be altered, amended, or repealed by either the shareholders or the board of directors. Certain provisions that affect the holders of Class B common stock, however, may not be amended, repealed or adopted, except upon the approval of a majority of Class B directors and a majority of the entire number of directors then in office.

Under Delaware law, bylaws may be adopted, amended, or repealed by holders of a majority of the voting power of the outstanding capital stock. A corporation may, in its charter, confer this power upon the directors, but it may not eliminate or limit the shareholders’ power. The Dynegy Delaware charter gives the board of directors authority to amend the bylaws, and will retain the provisions requiring the approval of a majority of the Class B directors and a majority of the entire number of directors then in office for amendments to provisions affecting the rights of the holders of the Class B common stock.

Interested Director Transactions.    Under both Delaware and Illinois law, certain contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under Illinois law, if a transaction is “fair” when authorized, approved, or ratified, then the fact that a director has an interest in the transaction is not grounds for invalidating the transaction or the interested director’s vote regarding such transaction. In any proceeding relating to such a transaction, the person asserting its validity will have the burden of proof unless, after full disclosure of such director’s interest:

•	A majority of disinterested directors approved the transaction; or

•	Such transaction was approved by the shareholders without counting the votes of any shareholder who is an interested director.

Under Delaware law, either:

•	The shareholders or the disinterested members of the board of directors must approve any such contract or transaction after full disclosure of the material facts; or

•	The contract or transaction must have been “fair” as to the corporation at the time it was approved.

Shareholder Derivative Suits.    Under Illinois law, a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that such shareholder can prove that he or she acquired the shares prior to disclosure of the wrongdoing complained of by the shareholder. Under Delaware law, a shareholder may bring a derivative action on behalf of the corporation only if the shareholder was a shareholder of the corporation at the time of the transaction in question or he or she was granted such stock thereafter by operation of law and must maintain his status as a stockholder throughout the course of the litigation.

Shareholders Dissenter’s (or Appraisal) Rights.    The IBCA permits shareholders to dissent and receive payment for their shares with respect to: (i) the consummation of a plan of merger, consolidation or share exchange that requires shareholder approval or involves the merger of that corporation into its parent corporation or into another subsidiary corporation of its parent corporation; (ii) the consummation of a sale, lease or exchange of all or substantially all of a corporation’s property and assets other than in the usual and regular course of business; or (iii) an amendment to a corporation’s charter that materially and adversely affects a shareholder’s rights because it alters or abolishes preferential or redemption rights.

Under Delaware law, shareholders are entitled to appraisal rights in a merger or consolidation except that Delaware law does not provide for appraisal rights (i) for shares which are listed on a national securities exchange or widely held (by more than 2,000 shareholders) if the shareholders receive only shares of the surviving corporation, shares of a listed or widely held corporation or cash in lieu of fractional shares, (ii) to shareholders of a corporation surviving certain types of mergers when no vote of such shareholders is required to approve the merger or (iii) a merger of a parent corporation and a subsidiary of the parent corporation, except that the shareholders of the subsidiary corporation have appraisal rights in the event the parent corporation does not own all of the shares of the subsidiary corporation. Thus, if the reincorporation is consummated, because Dynegy’s shares are listed on a national securities exchange and held by more than 2,000 shareholders, appraisal rights available to you will be more limited under Delaware law than under Illinois law.

Dividends and Repurchase of Shares.    Both Illinois and Delaware require a corporation to meet certain financial tests before paying cash dividends or making other distributions to shareholders. The test in Delaware is less stringent than in Illinois. This does not mean that Dynegy’s dividend policy will change. Under Illinois law, a corporation may not make any distribution to its shareholders if as a result of such distribution the corporation would be insolvent or the net assets of the corporation would be less than zero or less than the maximum amount payable at the time of distribution to shareholders having preferential rights in liquidation if the corporation were then to be liquidated. In addition, Illinois law provides that a corporation’s repurchase of its shares is subject to the same limitations.

Under Delaware law, a corporation may declare and pay dividends out of surplus (and, in determining the existence of surplus, the corporation may calculate the present fair value by which the total assets of the corporation exceeds the combined total liabilities of the corporation plus the corporation’s capital) or out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and the redemption or repurchase would not impair the capital of the corporation.

Dissolution.    Under both Illinois and Delaware law, if the Board of Directors has not approved the proposal to dissolve, the dissolution must be unanimously approved by all the stockholders entitled to vote. In Illinois, if the board of directors initially approves the dissolution, approval by two-thirds of the outstanding shares of the corporation’s stock is required, whereas under Delaware law approval by a majority of the outstanding shares of the corporation’s stock is sufficient. In the event of such a board-initiated dissolution, Delaware law allows a corporation to include in its charter a supermajority voting requirement for dissolution. Dynegy Delaware’s charter will not include a supermajority voting requirement for dissolution.

Certain Federal Income Tax Consequences of the Reincorporation

The following is a discussion of certain federal income tax consequences to holders of Dynegy Illinois capital stock who will receive Dynegy Delaware capital stock in exchange as a result of the reincorporation. No state, local, or foreign tax consequences are addressed herein.

THIS DISCUSSION DOES NOT ADDRESS ALL THE TAX CONSEQUENCES OF THE REINCORPORATION THAT MAY BE RELEVANT TO PARTICULAR SHAREHOLDERS. IN VIEW OF THE VARYING NATURE OF SUCH TAX CONSEQUENCES, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE

REINCORPORATION, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

Dynegy has not requested a ruling from the Internal Revenue Service, or “IRS,” or an opinion of counsel with respect to the federal income tax consequences of the reincorporation under the Code. Dynegy believes, however, that:

•	The reincorporation will constitute a tax-free reorganization under Section 368(a) of the Code;

•	No gain or loss will be recognized by holders of Dynegy’s stock upon receipt of Dynegy Delaware stock pursuant to the reincorporation;

•	The aggregate tax basis of the Dynegy Delaware stock received by each shareholder will be the same as the aggregate tax basis of Dynegy’s existing capital stock held by such shareholder as a capital asset at the time of the reincorporation; and

•	The holding period of the Dynegy Delaware stock received by each shareholder as a result of the reincorporation will include the period the shareholder held Dynegy’s stock surrendered in exchange therefore, provided that the existing stock was held by the shareholder as a capital asset at the time of the reincorporation.

A successful IRS challenge to the tax-free status of the reincorporation would result in a shareholder recognizing gain or loss with respect to each share of Dynegy’s existing stock surrendered equal to the difference between that shareholder’s basis in the share and the fair market value, as of the time of the reincorporation, of the Dynegy Delaware stock received in exchange therefor. In such event, a shareholder’s aggregate basis in the shares of Dynegy Delaware stock received in the exchange would equal such fair market value, and the shareholder’s holding period for the shares would not include the period during which such shareholder held Dynegy’s existing stock.

If a shareholder exercises dissenter’s rights, the receipt of cash for shares of common stock pursuant to the exercise of dissenter’s rights will be a taxable transaction for Federal income tax purposes to the shareholders receiving such cash and may be a taxable transaction for state or local tax purposes as well.

State, local, or foreign income tax consequences to shareholders may vary from the federal tax consequences described above.

Rights of Shareholders Dissenting from the Reincorporation Proposal

Shareholders who do not approve the reincorporation proposal and who follow certain other procedures summarized below shall have the right to dissent from, and obtain payment for, their shares in the event of the consummation of the reincorporation proposal. The following is a summary of the provisions of the IBCA which specify the procedures which must be followed by any shareholder who wishes to dissent and obtain payment for his or her shares in the event of consummation of the proposed reincorporation. Such provisions of the IBCA are set forth in their entirety in Appendix E, and this summary is qualified by reference to the exact provisions thereof.

Because Dynegy has furnished to shareholders in this proxy statement material information with respect to the reincorporation proposal that will objectively enable a shareholder to evaluate the reincorporation proposal and to determine whether or not to exercise dissenter’s rights, a shareholder may assert these rights only if (i) prior to the meeting at which shareholders are to vote on the reincorporation, the shareholder delivers to Dynegy a written demand for payment for his or her shares in the event the reincorporation proposal is consummated, and (ii) the shareholder does not vote in favor of the reincorporation proposal. If a shareholder votes in favor of the reincorporation proposal, the shareholder will not be entitled to dissent and obtain payment for his or her shares, and a vote against the reincorporation proposal will not satisfy the above requirement that a written demand for payment be delivered to Dynegy.

Within the later of (i) ten days after the merger under the merger agreement effecting the reincorporation is accomplished or (ii) thirty days after the shareholder delivers to Dynegy his or her written demand for payment, Dynegy will send to each shareholder delivering such a written demand, which we refer to as a “dissenting shareholder,” a statement setting forth Dynegy’s opinion as to the estimated fair value of such shareholder’s shares, which we refer to as a “statement of value,” Dynegy’s balance sheet as of the end of its fiscal year ended December 31, 2004, its income statement for its fiscal year ended December 31, 2004, and its latest interim financial statements, together with either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to Dynegy of the certificate or certificates, or other evidence of ownership with respect to such shares, or an instruction to the dissenting shareholder to sell his or her shares within ten days after delivery of Dynegy’s statement to the shareholder. Dynegy may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. Since the shares of Dynegy Illinois common stock are traded on the NYSE, Dynegy anticipates that there will be such a public market for the shares of Dynegy Delaware common stock. If the dissenting shareholder does not sell his or her shares within such ten day period after being so instructed by Dynegy, he or she shall be deemed to have sold these shares at the average closing price of such shares on the NYSE during such ten day period.

A shareholder who makes such written demand for payment retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the reincorporation. Upon consummation of the reincorporation, Dynegy will pay each dissenting shareholder who transmits to the corporation the certificate or other evidence of ownership of the shares the amount Dynegy estimates to be the fair value of such shares, plus accrued interest, accompanied by a written explanation of how such interest was calculated.

If the dissenting shareholder does not agree with Dynegy’s opinion regarding the estimated fair value of the shares or the amount of interest due and wishes to preserve appraisal rights, the dissenting shareholder shall, within thirty days from Dynegy’s delivery to the dissenting shareholder of the statement of value, notify Dynegy of the dissenting shareholder’s estimate of fair value and amount of interest due and demand payment for the difference between the dissenting shareholder’s estimate of fair value and interest due and the amount of the payment by Dynegy or the proceeds of sale by the dissenting shareholder, whichever amount is applicable.

If Dynegy and the dissenting shareholder are unable to agree on the fair value and interest due with respect to the shares within sixty days from delivery to the dissenting shareholder of Dynegy’s statement of fair value and interest due, Dynegy shall either pay the difference in value demanded by the dissenting shareholder, with interest, or file a petition in the Circuit Court of Cook County, State of Illinois, or the appropriate state courts of Harris County, State of Texas, requesting the court to determine the fair value of the shares and interest due. Dynegy shall make all dissenters, whether or not residents of Illinois, whose demands remain unsettled, parties to the proceeding as an action against their shares, and shall serve all parties with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as required by law.

The jurisdiction of the court in which the proceeding is commenced under the foregoing paragraph by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision of the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court determines that the fair value of his or her shares, plus interest, exceeds the amount offered to be paid by Dynegy or the proceeds of sale by the shareholder, whichever amount is applicable.

The court, in such an appraisal proceeding, shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court, but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which Dynegy offered to pay for those shares, or if no offer was made, then all or any part of such expenses may be assessed against Dynegy. If the amount which any dissenting shareholder estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that shareholder. The court may also assess the fees and expenses of counsel and experts for the respective parties in amounts the court finds equitable. If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated and that the fees for those services should not be assessed against Dynegy, the court may award reasonable fees to that counsel to be paid out of the amounts awarded to the benefited dissenting shareholders.

The Board of Directors unanimously recommends that shareholders vote FOR the approval and adoption of the reincorporation proposal.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit and Compliance Committee has appointed the firm of PricewaterhouseCoopers LLP, or “PWC,” as independent auditors of Dynegy and its consolidated subsidiaries for the fiscal year ending December 31, 2005, and the Board of Directors recommends that the shareholders ratify that appointment. Ratification requires the affirmative vote of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class, represented in person or by proxy and entitled to vote on the matter. Under Illinois law, an abstention has the same legal effect as a vote against this proposal, but a broker non-vote is not counted for purposes of determining shares represented in person or by proxy and entitled to vote on the matter. The persons named in the accompanying proxy card intend to vote for ratification of such appointment unless instructed otherwise on the proxy card.

Although there is no requirement that we submit the appointment of independent auditors to shareholders for ratification or that the appointed auditors be terminated if the ratification fails, the Audit and Compliance Committee will reconsider the appointment of other independent auditors if the shareholders choose not to ratify the appointment of PWC and may retain that firm or another without re-submitting the matter to our shareholders. Even if the appointment is ratified, the Audit and Compliance Committee may terminate the appointment of PWC as Dynegy’s independent auditors without the approval of the shareholders whenever the Audit and Compliance Committee deems such termination appropriate.

PWC served as our independent auditors for 2004. Representatives of PWC are expected to attend the annual meeting and will be available to respond to appropriate questions. The representatives will also have the opportunity to make a statement if they wish to do so.

The Board of Directors unanimously recommends that shareholders vote FOR ratification of the appointment of PWC as Dynegy’s independent auditors for the fiscal year ended December 31, 2005.

SHAREHOLDER PROPOSAL

The proponent of a shareholder proposal has stated that it intends to present the following proposal at the annual meeting. If the shareholder, or a representative who is qualified under state law, is present and submits his or her proposal for a vote, then the proposal will be voted on at the annual meeting. In accordance with federal securities regulations, we have included the shareholder proposal and supporting statement exactly as submitted by the proponent. We are not responsible for the contents of the shareholder proposal or supporting statement. Our Board of Directors has recommended a vote against this proposal for the reasons set forth below the proposal. The number of Dynegy shares held by the proposal proponent are reported below as represented to us by the proponent.

PROPOSAL 4

SHAREHOLDER PROPOSAL REGARDING RECOUPMENT OF SENIOR EXECUTIVE COMPENSATION FOLLOWING RESTATEMENTS IMPACTING ACHIEVEMENT OF PERFORMANCE TARGETS

Amalgamated Bank, LongView Collective Investment Fund, located at 15 Union Square, New York, NY 10003-3378, the beneficial owner of approximately 149,825 shares of our Class A common stock, has sponsored and submitted the following resolution and supporting statement:

“RESOLVED: The shareholders of Dynegy Inc. (“Dynegy”) request the board of directors to adopt a policy whereby, in the event of a restatement of financial results, the board will review all bonuses and other awards that were made to senior executives on the basis of having met or exceeded performance targets during the period of the restatement and will recoup for the benefit of Dynegy all such bonuses or awards to the extent that these performance targets were not achieved.

SUPPORTING STATEMENT

Like many companies, Dynegy has a system of incentive compensation intended to encourage its executives and management to work enthusiastically in Dynegy’s interest. Incentive compensation can be a useful way to reward and motivate senior executives, but we believe that such compensation should be tied closely to the actual attainment of pre-set performance goals. We are concerned that this may not be happening at Dynegy.

In 2003, Dynegy filed several reports restating results for 1999-2001. The filings indicate that net income as a result of operations had to be lowered by over $320 million during the affected years. It was clearly in Dynegy’s interest to have reported results correctly at the time, rather than misstating results and then having to restate them.

In the years affected by the restatements, Dynegy’s proxy statements reported incentive payments to six named officers of $28.74 million for bonuses and the granting of 5,643,996 underlying stock options. These payments and awards were presumably based on results reported at the time.

Given the magnitude of the restatements, it appears that executive payments and awards would have been lower or non-existent had they been calculated on the basis of restated results. In our view, the difference between actual payments and what payments could or would have been if calculated on the basis of accurate numbers is undeserved compensation. There is no excuse for such over-compensation, and we believe that the Board of Directors should undertake to recoup money that was not earned or deserved.

We are particularly concerned as shareholders, given that Dynegy stock has plummeted to less than half the IPO price over a decade ago.

To our knowledge, the Board has not publicly stated whether it will investigate and seek to recoup funds paid to senior executives to the extent that performance targets were not met in years where results were restated. We regard the Board’s failure to take any such action as an important omission.

Dynegy’s executive compensation policy does not explicitly address this point and appears to leave much discretion to the Compensation and Human Resources Committee. We believe that it is important to adopt the recommended policy whereby incentive pay for senior executives is paid—and retained—only if Dynegy legitimately achieves performance benchmarks that are set in advance.

It is not enough for Dynegy’s compensation system to encourage good work. It needs also to discourage bad work and misstatement of results.

Please vote FOR this resolution.”

BOARD RESPONSE

As indicated by our recent adoption of a policy requiring review of senior executive compensation following a restatement, our Board of Directors strongly supports the concept of reviewing, following a restatement of our financial results, the bonuses and other compensation awarded to senior executives based on the achievement of performance targets during the period impacted by the restatement. However, after careful consideration of this proposal, the Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons:

The shareholder proposal would require recoupment even when unlikely or impossible.

In March 2005, we adopted a policy which requires our Board to review performance-based compensation of our senior executives following a restatement that impacts the achievement of performance targets relating to that compensation, and to take appropriate action, in the Board’s discretion, with respect to such compensation following the review. This policy demonstrates our strong commitment to managing our executive compensation program in furtherance of our interests and those of our shareholders.

The shareholder proposal, however, requires far more than a review of compensation and implementation of appropriate action. Under this proposal, we would be compelled to achieve recoupment regardless of particular circumstances, including instances where success in these efforts would be unlikely or even impossible. For example, the existing agreements governing stock options, restricted stock and other forms of compensation previously awarded to our senior executives do not provide for recoupment of awards in the event of a restatement. While future awards could include recoupment provisions, any attempts to recoup prior awards as contemplated by the proposal may contravene existing agreements and be impossible to accomplish.

We believe that this unqualified obligation to recoup performance-based compensation awarded to our senior executives as contemplated by the shareholder proposal would deprive our Board of the discretion and flexibility it requires in order to always act in the best interests of, and carry out its obligations to, Dynegy and its shareholders.

We believe it is important to preserve our ability to recruit and retain qualified senior executives.

As described above, this proposal would mandate recoupment of performance-based compensation awarded to senior executives in the event of a restatement impacting the achievement of performance targets.

This mandate could potentially subject a substantial portion of a senior executive’s performance-based compensation to the risk of forfeiture, even in circumstances where the Board would not otherwise deem it appropriate to pursue full or partial recoupment, in the exercise of its discretion. The Board believes that this risk would inhibit our ability to attract and retain qualified executives and other managers.

In summary, although it is our policy to review performance-based compensation when our financial results are restated, we believe that our Board of Directors should be entitled to consider all of the attendant facts and circumstances and exercise prudent decision making over what course of action is taken. We further believe that mandatory recoupment would be impossible in some cases, and imposing this requirement would be contrary to our best interests and those of our shareholders.

Consequently, the Board of Directors unanimously recommends that you vote AGAINST this shareholder proposal, and your proxy will be so voted unless you specify otherwise.    The affirmative vote of a majority of the votes of the shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve this shareholder proposal. Under Illinois law, an abstention has the same legal effect as a vote against this proposal, but a broker non-vote is not counted for purposes of determining shares represented in person or by proxy and entitled to vote on the matter.

FUTURE SHAREHOLDER PROPOSALS

If a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at the 2006 annual meeting of shareholders, under the rules of the SEC, the proposal must be received by our Secretary at the address indicated on the first page of this proxy statement on or before December 15, 2005 (the 120th calendar day before the one-year anniversary date of the release of these proxy materials to shareholders).

If a shareholder wishes to introduce a director nominee or other item of business for consideration at an annual meeting of shareholders, the shareholder must comply with the procedures specified in our Bylaws, as permitted by the rules of the SEC. These procedures require that director nominations or other items of business to be introduced at an annual meeting of shareholders must be submitted in writing to our Secretary at the address indicated on the first page of this proxy statement. We must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business at our 2006 annual meeting of shareholders:

•	Not later than the close of business on February 17, 2006 nor earlier than the close of business on January 19, 2006, if the 2006 annual meeting of shareholders is held within 30 days before or 60 days after the anniversary date (May 19, 2006) of this year’s meeting; or

•	Not earlier than 120 days prior to such annual meeting and not later than 90 days prior to such annual meeting or the tenth day following the public announcement of the meeting date, if the 2006 annual meeting of shareholders is not held within 30 days before or 60 days after the anniversary date (May 19, 2006) of this year’s meeting.

Assuming our 2006 annual meeting is held on a schedule similar to that of this year’s meeting, we must receive notice of your intention to introduce a nomination or another item of business at that meeting by the dates specified in the first bullet point above. Our Bylaws specify the information that must be contained in a shareholder’s notice for director nominees or an item of business to be introduced at an annual meeting of shareholders. Please read our Bylaws, which are available free of charge through the SEC’s web site at www.sec.gov and through our web site at www.dynegy.com, for additional information regarding shareholder proposals.

OTHER MATTERS

The Board of Directors does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matters properly come before the annual meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy card.

By Order of the Board of Directors,

Carolyn M. Campbell
Group General Counsel and Secretary

April 14, 2005

APPENDIX A

DYNEGY INC.

AMENDED AND RESTATED

AUDIT AND COMPLIANCE COMMITTEE CHARTER

NOVEMBER 2004

I.    PURPOSE

Pursuant to Article IV of the Bylaws of Dynegy Inc. (the “Company”), a committee of the directors to be known as the “Audit Committee” was established. Effective as of March 15, 2002, the Audit Committee was renamed the “Audit and Compliance Committee” (hereafter referred to as the “Committee”). The primary purpose of the Committee is to assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence and (iv) the performance of the Company’s internal audit function and the independent auditors.

II.    COMPOSITION

The Committee shall consist of no fewer than three members, all of which shall meet the requirements of the New York Stock Exchange (the “NYSE”), Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act” ), and the rules and regulations of the Securities and Exchange Commission (the “SEC”). The members of the Committee shall be appointed by the Board on the recommendation of the Corporate Governance and Nominating Committee. Committee members may be replaced by the Board.

III.    MEETINGS

The Committee will meet at least four times annually. Additional meetings may occur as circumstances dictate. The Committee shall meet periodically with management, the internal auditors and the independent auditors in separate executive sessions.

The Committee members will have sole discretion in determining the meeting attendees; provided, however, that unless prohibited by applicable rules or regulations, all directors may attend the Committee meetings.

The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of or consultants to the Committee.

The Committee chairperson will work with the appropriate members of management to set the Committee’s calendar of activities and its meeting agendas to ensure that it is fulfilling all of its duties as outlined herein.

IV.    AUTHORITY AND RESPONSIBILITIES

The Committee shall have the sole authority to appoint and replace the Company’s independent auditors, considering independence and effectiveness. The Committee shall be directly responsible for the compensation, retention and oversight of the work of the independent auditors (including resolution of any disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors shall report directly to the Committee.

The Committee shall pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to and in accordance with Section 10A(i)(1)(B) of the Exchange Act and the Committee’s pre-approval policy, as it may be amended from time to time. The Committee shall discuss the independent auditors’ independence from management and the Company, including whether the independent auditors’ performance of permissible non-audit services is compatible with its independence.

The Committee may form and delegate authority to subcommittees when desired.

The Committee’s job is one of oversight and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management and the independent auditors have more time, knowledge, and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work.

The Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and provide reasonable assurance to the Board that the accounting and reporting practices of the Company are in accordance with all applicable requirements and that an effective legal compliance and business ethics program exists.

The Committee will fulfill its duties and responsibilities as follows:

A.    General

1)	Adopt a formal written charter that is approved by the full Board of Directors that, at a minimum, contains all matters required to be contained therein under applicable rules and regulations. The Committee shall review and reassess the adequacy of this Charter at least annually. Any proposed changes to this Charter shall be submitted to the Board for approval, and the Charter shall be published in accordance with applicable SEC and NYSE rules and regulations.

2)	Maintain minutes or other records of meetings and activities.

3)	Report regularly on Committee activities and actions to the Board, including any recommendations to the Board the Committee may deem appropriate. The Committee should also review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

4)	Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities, with respect to which the Committee shall have full access to all books, records, facilities and personnel of the Company. The Committee shall be empowered to retain independent counsel, independent accountants, or others as it deems necessary to conduct its duties or to assist it in the conduct of any investigation. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

5)	Submit a report to shareholders for inclusion in the Company’s annual proxy statement as required by SEC rules.

6)	Evaluate the Committee’s performance annually.

B.    Independent Auditors

1)	Review the independent auditors’ independence from management by obtaining at least annually a formal statement delineating the scope of services and all relationships between such accountants and the Company from the independent auditors. The independent auditors shall provide to the Company a schedule showing all work performed by the independent auditors for the Company or any affiliate, including non-audit services. The Committee will discuss with the independent auditors all significant relationships such auditors have with the Company to ensure the independent auditors’ independence.

2)	Consult with independent auditors out of management’s presence about internal controls, the fairness of, and quality of disclosures in, the Company’s financial statements and any other matters deemed necessary by the Committee or the independent auditors.

3)	Meet with the independent auditors and financial management of the Company to review the planning and staffing of the proposed external audit for the current year. The external audit engagement shall include a requirement that the independent auditors inform the Committee of any significant changes in the independent auditors’ original audit plan.

4)	Review and evaluate the lead partner of the independent auditors’ team.

5)	Establish hiring policies for employees or former employees of the independent auditors.

6)	Discuss with the independent auditors issues on which members of their national office were consulted by the Company’s audit team.

7)	Obtain and review a report from the independent auditors at least annually regarding

a.	Independent auditors’ internal quality control procedures,

b.	Any material issues raised by the most recent quality-control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authority within the preceding five years regarding one or more independent audits carried out by the firm, or

c.	Any steps taken to deal with such issues.

8)	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

9)	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

a.	The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditors, internal auditors and management.

b.	The management letter provided by the independent auditors and the Company’s response to such letter.

c.	Any problems or difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management, and management’s response.

C.    Internal Audit

1)	Provide oversight of the Internal Audit Department, including reviewing the annual internal audit plan in relation to the risks identified by the Internal Audit Department in its risk assessment process, as well as any significant changes to such plan; the budget for the Internal Audit Department; and the staffing levels for the Internal Audit Department.

2)	Review and approve the appointment and replacement of the senior internal auditing executive.

3)	Inquire of the senior internal auditing executive regarding the adequacy and effectiveness of accounting and financial controls and request recommendations for improvements.

4)	Review a summary of findings and completed internal audits, adequacy and appropriateness of management’s responses thereto, and a progress report on the execution of the approved internal audit plan.

5)	Inquire of the senior internal auditing executive regarding any difficulties encountered in the course of the internal audit, including any restrictions on the scope of work or access to required information.

6)	Review the quality and objectivity of the internal audit function of the Company, including its independence, authority and reporting relationship to management and the Board of Directors.

D.    Financial Statements/Internal Controls

1)	Review and discuss annual and quarterly financial statements (including the Company’s specific disclosures made in management’s discussion and analysis) with management and the independent auditors to determine that both groups are satisfied with the disclosure and content in the financial statements. With respect to the audited annual financial statements, the Committee shall recommend to the Board whether such statements should be included in the Company’s Form 10-K.

2)	Review and discuss with management and the independent auditors with respect to annual and quarterly financial statement major issues regarding accounting principles and financial statement presentations, including any significant changes in the selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of significant deficiencies and/or material weaknesses, prior to the filing of such financial statements with the SEC.

3)	Review and discuss with the independent auditors and management the quality and appropriateness of the Company’s financial statements.

4)	Make inquiries of management and the independent auditors concerning the adequacy of the Company’s system of internal controls including computerized information system controls and security.

5)	Advise financial management and the independent auditors to discuss with the Committee the quality, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company, prior to the filing of a Form 10-Q or Form 10-K and, if practicable, prior to the release of quarterly or annual earnings.

6)	Discuss with management and the independent auditors the development, selection and disclosure of critical accounting policies, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements.

7)	Discuss with management and the independent auditors the effect of regulatory and accounting initiatives as well as offbalance sheet structures on the Company’s financial statements.

8)	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

9)	Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaint or published report which raises material issues regarding the Company’s financial statements or accounting policies.

10)	Obtain from the independent auditors assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

11)	Discuss with management and the independent auditors at least quarterly any material written communications between them, such as any management letters or schedules of unadjusted differences.

12)	Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

E.    Business Ethics and Compliance

1)	Provide oversight to the business ethics and compliance program and obtain regular updates from management and Company legal counsel regarding business and compliance matters.

2)	Review the programs and policies of the Company designed by management to assure compliance with the Company’s code of conduct and applicable laws and regulations and monitor the results of the compliance efforts.

3)	Review reports and disclosures of insider and affiliated party transactions and approve potential conflicts of interest between or among affiliate shareholders, management and the Company.

4)	Obtain reports from appropriate members of management that the Company’s subsidiary/foreign affiliate entities are in conformity with applicable local requirements and the Company’s code of conduct.

5)	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

F.    Risk Assessment

1)	Discuss policies with respect to risk assessment and risk management, including major financial risk exposures and the steps management has taken to monitor and control such exposures.

2)	Review with the Chief Risk Officer such matters as are required in the Dynegy Risk Policy Statement, as it may be amended from time to time.

3)	Review the scope of activities and findings of the internal and external auditor relating to trading activities including the evaluation of controls within management information systems and the evaluation of resources provided to maintain the integrity of the risk measurement and control system.

G.    Legal

1)	Meet with Company’s general counsel to review any legal matters that may have a significant impact on the Company’s overall financial statements or its compliance process.

APPENDIX B

AGREEMENT AND PLAN OF MERGER

(To Effect Reincorporation in Delaware)

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of [            ], 2005, by and between Dynegy Inc., a Delaware corporation (“Surviving Corporation”), and Dynegy Inc., an Illinois corporation (“Merging Corporation”), with reference to the following facts:

A.    Merging Corporation is a corporation duly organized and existing under the laws of the State of Illinois.

B.    Surviving Corporation is a corporation duly organized and existing under the laws of the State of Delaware.

C.    On the date of this Agreement, Merging Corporation’s authorized capital consists of 1,330,000,000 shares, consisting of 900,000,000 shares of Class A common stock, no par value per share, of which [            ] shares are issued and outstanding, 360,000,000 shares of Class B common stock, no par value per share, of which 96,891,014 shares are issued and outstanding, and 70,000,000 shares of preferred stock, no par value per share, of which 8,000,000 shares are issued and outstanding.

D.    On the date of this Agreement, Surviving Corporation’s authorized capital consists of 1,000 shares, consisting of 1,000 shares of common stock, $0.01 par value per share, of which 1,000 shares are issued and outstanding and owned by Merging Corporation.

E.    The respective Boards of Directors of Surviving Corporation and Merging Corporation have approved this Agreement providing for the merger of Merging Corporation into Surviving Corporation and have directed that this Agreement be submitted to a vote of their respective shareholders and executed by their respective officers.

NOW, THEREFORE, the parties agree as follows:

1.    Merger.    On the Effective Date (as hereinafter defined), (a) Merging Corporation shall be merged (the “Merger”) with and into Surviving Corporation, which shall survive the merger and continue to be a Delaware corporation and (b) the separate existence of the Merging Corporation shall cease.

2.    Effective Date.    The Merger shall become effective upon the later to occur of the (a) filing by and in the offices of the Illinois Secretary of State of an executed Articles of Merger, and (b) filing of the Certificate of Merger with the Delaware Secretary of State. The date upon which the merger becomes effective as provided in the preceding sentence is referred to herein as the “Effective Date.”

3.    Officers and Directors.    The persons who are officers and directors of Merging Corporation immediately before the Merger is effective shall be the officers and directors of Surviving Corporation, without change until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with Surviving Corporation’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”) and Amended and Restated Bylaws (the “Restated Bylaws”) and applicable law. The members of the committees of the board of directors of Merging Corporation will become the members of the committees of the board of directors of Surviving Corporation, except that Merging Corporation’s executive committee will be dissolved upon the consummation of the Merger and Surviving Corporation will not have such a committee.

4.    Governing Documents.

(a)  The Certificate of Incorporation of Surviving Corporation, as in effect immediately prior to the Effective Date, shall be amended and restated as reflected in Exhibit A to this Agreement through the filing of the Certificate of Merger with the Secretary of State of Delaware and will then continue in full force and effect as the Restated Certificate until further amended in accordance with the provisions thereof and applicable law.

(b)  The Bylaws of Surviving Corporation, as in effect immediately prior to the Effective Date, shall be amended and restated as reflected in Exhibit B to this Agreement effective upon the consummation of the Merger and will then continue to be the Restated Bylaws without change or amendment until further amended in accordance with the provisions thereof and applicable law.

5.    Succession.    On the Effective Date, Surviving Corporation shall succeed to Merging Corporation in the manner and as more fully set forth in Section 259 of the Delaware General Corporation Law and Section 11.50 of the Illinois Business Corporation Act (“IBCA”). All corporate acts, plans, policies, agreements, arrangements and authorizations of Merging Corporation, its shareholders, board of directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements and authorizations of Surviving Corporation, its shareholders, board of directors and committees thereof, officers and agents, respectively, and shall be as effective and binding on Surviving Corporation as the same were with respect to Merging Corporation.

6.    Further Assurances.    From time to time, as and when required by Surviving Corporation or its successors and assigns, there shall be executed and delivered on behalf of Merging Corporation such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Surviving Corporation the title to and possession of all the property, interest, assets, rights, privileges, immunities, powers, franchises and authority of Merging Corporation, and otherwise to carry out the purposes of this Agreement, and the officers and directors of Surviving Corporation are fully authorized in the name and on behalf of Merging Corporation or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

7.    Conversion of Shares.    On the Effective Date, by virtue of the Merger and without any action on the part of any holder thereof, (i) each share of Class A common stock of Merging Corporation issued and outstanding immediately prior to the Effective Date will be changed and converted into one fully paid and nonassessable share of Class A common stock, $0.01 par value per share, of Surviving Corporation; (ii) each share of Class B common stock of Merging Corporation issued and outstanding immediately prior to the Effective Date will be changed and converted into one fully paid and nonassessable share of Class B common stock, $0.01 par value per share, of Surviving Corporation; and (iii) each share of Series C Convertible Preferred Stock of Merging Corporation issued and outstanding immediately prior to the Effective Date will be changed and converted into one fully paid and nonassessable share of Series C Convertible Preferred Stock, $0.01 par value per share, of Surviving Corporation. On the Effective Date, all of the outstanding certificates which immediately prior to the Effective Date represented outstanding shares of common stock of Surviving Corporation shall be cancelled and no consideration will be paid therefor.

8.    Stock Certificates.

(a)  On and after the Effective Date, all of the outstanding certificates which immediately prior to the Effective Date represented outstanding shares of common stock and preferred stock of Merging Corporation shall be deemed for all purposes to evidence ownership of and to represent the shares of common stock and preferred stock of Surviving Corporation into which such shares of Merging Corporation have been converted as herein provided. The registered owner on the books and records of Merging Corporation or its transfer agent of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Surviving Corporation or its transfer agent, have and be entitled to exercise any voting rights and other rights with respect to and to receive any dividend or other distribution upon the shares of Surviving Corporation common stock and preferred stock evidenced by such outstanding certificate as above provided.

(b)  Nothing contained herein shall be deemed to require the holder of any shares of common stock or preferred stock of Merging Corporation to surrender the certificate or certificates representing such shares in exchange for a certificate or certificates representing the shares of common stock or preferred stock of Surviving Corporation into which such shares have been converted, respectively, as herein provided.

(c)  Any certificate representing shares of common stock or preferred stock of Surviving Corporation issued upon surrender of a certificate representing shares of common stock or preferred stock of Merging Corporation shall bear the same legends as the certificate surrendered unless otherwise determined by the board of directors of Surviving Corporation in compliance with applicable laws.

9.    Employee Benefit Plans.    As of the Effective Date, Surviving Corporation hereby assumes all obligations of Merging Corporation under all of Merging Corporation’s employee benefit plans or arrangements of any type including, but not limited to, plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, stock option plans, bonus plans or arrangements, incentive plans or arrangements, deferred compensation agreements or arrangements, executive compensation or supplemental income agreements, consulting agreements and employment agreements.

10.    Conditions.    The consummation of the Merger is subject to satisfaction of the following conditions prior to the Effective Date.

(a)  This Agreement and the Merger shall have been approved and adopted by the shareholders of Merging Corporation and the stockholders of Surviving Corporation, as required by Illinois and Delaware law.

(b)  The Surviving Corporation shall cause the Articles of Merger, setting forth the information required by, and executed in accordance with, the IBCA, to be filed in the office of the Secretary of State of the State of Illinois.

(c)  The Surviving Corporation shall cause a Certificate of Merger, when certified, executed and acknowledged in accordance with the DGCL, to be filed and recorded in the office of the Secretary of State of the State of Delaware.

(d)  All third party consents necessary or desirable, if any, in connection with the consummation of the Merger shall have been obtained.

(e)  All necessary authorizations, consents, orders or approvals of, or declarations or filings with, governmental entities shall have been filed or obtained.

11.    Abandonment.    At any time before the Effective Date, this Agreement may be terminated and the Merger may be abandoned, or the time for consummation of the Merger may be deferred for a reasonable time, by the board of directors of either Surviving Corporation or Merging Corporation, or both, notwithstanding that requisite shareholder approvals have been obtained, if circumstances arise which, in the opinion of the board of directors of Surviving Corporation or Merging Corporation, make the Merger inadvisable or such deferral of the time of consummation thereof advisable.

12.    Service of Process.    The Surviving Corporation agrees that it may be served with process in the State of Illinois in any proceeding for the enforcement of any obligation of the Merging Corporation and in any proceeding for the enforcement of the rights of a dissenting shareholder of the Merging Corporation against the Surviving Corporation. The Surviving Corporation agrees that the Secretary of State of the State of Illinois shall be appointed as the agent of the Surviving Corporation to accept service of process in any such proceedings. The Surviving Corporation agrees to promptly pay the dissenting shareholders of the Merging Corporation the amount, if any, to which they shall be entitled under the provisions of the IBCA with respect to the rights of dissenting shareholders.

13.    Amendment.    Subject to applicable law, at any time before or after requisite shareholder approvals have been obtained, this Agreement may be amended, modified or supplemented by written agreement of the parties prior to the Effective Date.

14.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and, so far as applicable, the merger provisions of the IBCA.

15.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. Signatures may be exchanged by telecopy, and each party agrees to be bound by its own telecopied signature and to accept the telecopied signature of the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

SURVIVING CORPORATION DYNEGY INC., a Delaware corporation

By:

MERGING CORPORATION DYNEGY INC., an Illinois corporation

By:

APPENDIX C

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF DYNEGY INC.

Dynegy Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Dynegy Inc.,” and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on                         , 2005.

2. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Certificate restates, integrates and further amends the provisions of the certificate of incorporation of the Corporation.

4. The text of the certificate of incorporation is hereby restated and amended to read in its entirety as follows:

ARTICLE 1

The name of the corporation is Dynegy Inc. (the “Corporation”).

ARTICLE 2

Registered Agent:	CT Corporation System

Registered Office:	c/o CT Corporation System 1209 Orange Street Wilmington, DE 19801 New Castle County

ARTICLE 3

Purpose or purposes for which the Corporation is organized:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE 4

Paragraph 1:    Authorized Shares

Class	Par Value Per Share	Number of Authorized Shares
Class A Common	$0.01	900,000,000
Class B Common	$0.01	360,000,000
Preferred	$0.01	70,000,000

Paragraph 2:    The powers, preferences, rights, qualifications, limitations and restrictions in respect of the shares of each class are:

A.    General

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) or the Amended and Restated Bylaws (the “Bylaws”) of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

All holders of Class A Common Stock (as defined) shall be entitled to cumulative voting rights, as that term is used in Section 214 of the DGCL, in any election of directors. Holders of Class B Common Stock (as defined) shall not be entitled to cumulative voting rights.

B.    Provisions Relating to Preferred Stock

(1)	The total number of shares of preferred stock that the Corporation shall have authority to issue is 70,000,000, $0.01 par value per share (the “Preferred Stock”).

(2)	Authority is hereby expressly vested in the Board of Directors (the “Board”) to divide, and to provide for the issue from time to time of, the Preferred Stock in series and to fix and determine as to each such series:

(a)	the designation of, and the number of shares to be issuable in, such series;

(b)	the rights in respect of dividends for the shares for such series;

(c)	the consideration for which, and the terms and conditions on which, such shares may be redeemed;

(d)	the amount payable upon each of such shares in the event of involuntary dissolution of the Corporation;

(e)	the amount payable upon each of such shares in the event of voluntary dissolution of the Corporation;

(f)	sinking fund provisions, if any, for the redemption or purchase of such shares (the term “sinking fund,” as used herein, including any analogous fund, however designated);

(g)	if such shares are to be issued with the privilege of conversion into shares of the Common Stock (as defined) or other securities, the terms and conditions on which such shares may be so converted; and

(h)	the voting rights or the grant of special voting rights, provided that the voting rights of such Preferred Stock are no greater in proportion than to the economic interest of such shares.

In all other respects the shares of Preferred Stock of all series shall be identical. Holders of Preferred Stock shall have no preemptive rights.

Additional series of Preferred Stock may be issued pursuant to designation by resolution of the Board of Directors and such series may have preferences which are junior to, pari passu with or superior to an outstanding series of Preferred Stock set forth in this Certificate of Incorporation or created by designation without any vote of such outstanding series of Preferred Stock unless the designation or terms of the outstanding series of Preferred Stock expressly provide otherwise.

So long as any shares of any series of the Preferred Stock established by resolution of the Board of Directors shall be outstanding, such resolution shall not be amended so as to affect any of the preferences or other rights of the holders of the shares of such series without the affirmative vote or the written consent of the holders of at least a majority of the shares of such series outstanding at the time or as of a record date fixed by the Board of Directors, but such resolution may be so amended with such vote or consent.

C.    Provisions Relating to Common Stock

(1)	The total number of shares of common stock that the Corporation shall have authority to issue is 1,260,000,000 of which (i) 900,000,000 shares shall be shares of Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), and (ii) 360,000,000 shares shall be shares of Class B Common Stock, $0.01 par value per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”).

(2)	Holders of the Common Stock shall have no preemptive rights. Except as contemplated by Article 4, Paragraph 2C., each outstanding share of Common Stock shall entitle the holder thereof to one vote (and not more than one vote) on each matter submitted to a vote at a meeting of holders of Common Stock.

(3)	The following is a statement of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock:

(a)	Class A Common Stock and Class B Common Stock

Except as otherwise set forth in this Article 4, Paragraph 2C., the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

(b)	Dividends

Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (other than Common Stock) or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to reclassifications, stock splits or divisions of Common Stock, only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be paid or distributed with respect to Class B Common Stock. The number of shares of Class A Common Stock and Class B Common Stock so distributed on each share shall be equal in number. Neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

(c)	Voting

(i) Except as may be otherwise required by law or by the provisions of this Article 4, Paragraph 2C.(3)(c), the holders of the Class B Common Stock shall vote together with the holders of the Class A Common Stock as a single class on every matter coming before any meeting of the stockholders or otherwise to be acted upon by the stockholders, subject to any voting rights which may be granted to holders of any other class or series of Preferred Stock. So long as any Class B Common Stock is outstanding, the Corporation shall not (x) without the affirmative vote of 66 2/3% of the shares of Class A and Class B Common Stock outstanding, voting as a single class, effect any mergers, consolidations, reorganizations, or sales of assets requiring stockholder approval under the DGCL or disposition of all or substantially all of the Corporation’s assets, or (y) without the affirmative vote of 66 2/3% of the shares of Class B Common Stock outstanding, voting as a separate class, and the affirmative vote of a majority of the shares of Class A and Class B Common Stock, voting as a single class, (1) amend any provision of this Article 4, Paragraph 2C.(3)(c)(i) relating to the Common Stock or (2) (unless such amendment shall be approved by a majority of the Class B Directors (as hereinafter defined) present at the meeting where such amendment is considered and a majority of the Directors then in office) amend Section 7 of Article III or Article X of the Corporation’s Bylaws.

(ii) The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to the procedures adopted in the Corporation’s Bylaws. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. So long as any shares of Class B Common Stock are outstanding, the holders of the Class B Common Stock, as such holders, shall be entitled to vote as a separate class for the election of three directors of the Corporation (the “Class B Directors”) and the holders of the Class A Common Stock shall be entitled to vote as a separate class for the remaining directors of the Corporation, excluding directors which the holders of the Corporation’s outstanding Preferred Stock have rights to elect, if any. At such time as no Class B Common Stock is outstanding, the term of all Class B Directors shall immediately end.

(iii) For purposes of electing Class B Directors, the Board of Directors will nominate such individuals as may be specified by a majority vote of the then existing Class B Directors or, if there are no Class B Directors, by holders of a majority of the Class B Common Stock. The remaining directors will be nominated in accordance with the Corporation’s Bylaws.

(iv) At any meeting having as a purpose the election of directors by holders of the Common Stock, the presence, in person or by proxy, of the holders of a majority of the shares of the relevant class or classes of Common Stock then outstanding shall be required and be sufficient to constitute a quorum of such class or classes for the election of any director by such holders. Each director shall be elected by the vote (or, alternatively, by written consent with respect to the Class B Directors) required under the DGCL of the holders of such class or classes. At any such meeting or adjournment thereof, (i) the absence of a quorum of such holders of an applicable class of Common Stock shall not prevent the election of the directors to be elected by the holders of shares other than such class of Common Stock, and (ii) in the absence of such quorum (either of holders of such class of Common Stock or of shares other than such class of Common Stock, or both), a majority of the holders, present in person or by proxy, of the class or classes of stock which lack a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(v) Any vacancy in the office of a class of director may be filled by the remaining directors of such class, unless such vacancy occurred because of the removal (with or without cause) of a director, in which event such vacancy shall be filled by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of Common Stock. Any or all of the directors may be removed, with cause, by vote in accordance with Section 141 of the DGCL by the holders of Common Stock. Any director elected by the holders of the Class A Common Stock may be removed without cause by a vote of the holders of Class A Common Stock voting as a separate class. Any Class B Director may be removed without cause by a vote (or action by written consent) of the holders of Class B Common Stock voting as a separate class. Any director elected to fill a vacancy shall serve the same remaining term as that of his or her predecessor, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.

(vi) Without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the Class B Common Stock, voting as a separate class, the Corporation may not effect any change in the rights, privileges or preferences of the Class B Common Stock. This provision shall not be applicable to any amendment to the Certificate of Incorporation or adoption of resolutions of the Board of Directors which establishes or designates one or more classes or series of Preferred Stock in accordance with Article 4, Paragraph 2B.(2).

(vii) With respect to actions by the holders of Class B Common Stock upon those matters on which such holders are entitled to vote as a separate class, such actions may be taken without a stockholders meeting by the written consent of holders of the Class B Common Stock who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock entitled to vote were present and voted. Notice shall be given in accordance with the applicable provisions of the DGCL of the taking of corporate action without a meeting by less than unanimous written consent to those holders of Class B Common Stock on the record date whose shares were not represented on the written consent.

(viii) Except as otherwise expressly provided by this Certificate of Incorporation, any action required or permitted to be taken by holders of Common Stock must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

(d)	Transfer

(i) If any person holding shares of Class B Common Stock of record (a “Class B Holder”) purports to transfer such shares of Class B Common Stock, whether by sale, assignment, gift, bequest or otherwise, except to a Permitted Transferee, such transfer shall be deemed to constitute a request by the Class B Holder for conversion of such shares and shall result in such shares being converted into Class A Common Stock as provided by Article 4, Paragraph 2C.(3)(e).

(ii) In the case of a Class B Holder acquiring record and beneficial ownership of the shares of Class B Common Stock in question upon initial issuance by the Corporation (an “Original Holder”), a “Permitted Transferee” shall mean any Affiliate (as defined below) of such Original Holder. In the case of a Class B Holder which is a Permitted Transferee of an Original Holder, a “Permitted Transferee” shall mean:

(y) any Original Holder, or

(z) any Permitted Transferee of any Original Holder.

For this paragraph and Article 4, Paragraph 2C.(3)(e), “Affiliate” means any corporation, partnership, limited liability company or other entity (each, a “Person”) that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, and includes any Person acting in concert with another Person.

(iii) With respect to a Class B Holder which holds shares by virtue of its status as an Affiliate, the subsequent loss of Affiliate status shall, unless within 15 days thereafter all shares of Class B Common Stock held by such Class B Holder are transferred to an Original Holder or a Permitted Transferee of an Original Holder, result in the automatic conversion of all of its shares of Class B Common Stock into shares of Class A Common Stock, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent shares of Class A Common Stock as provided by Article 4, Paragraph 2C.(3)(e).

(iv) Any transfer of shares of Class B Common Stock not permitted hereunder shall result in the conversion of the transferee’s shares of Class B Common Stock into shares of Class A Common Stock as provided by Article 4, Paragraph 2C.(3)(e), effective as of the date on which certificates representing such shares are presented for transfer on the books of the Corporation or on such earlier date that the Corporation receives notice of such attempted transfer. The Corporation may, in connection with preparing a list of stockholders entitled to vote at any meeting of stockholders, or as a condition to the transfer or the registration of shares of Class B Common Stock on the Corporation’s books, require the furnishing of such affidavits or other proof as it deems necessary to establish that the person is the beneficial owner of shares of Class B Common Stock or is a Permitted Transferee.

(v) Shares of Class B Common Stock shall be registered in the names of the beneficial owners thereof and not in “street” or “nominee” name. For this purpose, a “beneficial owner” of any shares of Class B Common Stock shall mean a person who, or any entity which, possesses the powers, either singly or jointly, to direct the voting or disposition of such shares. Certificates representing shares of Class B Common Stock shall bear a legend referencing the restrictions on transfer imposed by this Article 4, Paragraph 2C.(3)(d).

(e)	Conversion

(i) Each share of Class B Common Stock shall be converted at such time, in such manner and upon such terms and conditions as provided herein into one fully paid and non-assessable share of Class A Common Stock.

(ii) Each share of Class B Common Stock shall automatically convert into a share of Class A Common Stock upon the earlier to occur of (x) the holders of all Class B Common Stock ceasing to own in the aggregate 15% of the issued and outstanding Common Stock, and (y) as provided in Article 4, Paragraph 2C.(3)(d). Upon automatic conversion of shares of Class B Common Stock, the Corporation shall reflect such conversion, and the issuance of Class A Common Stock in connection therewith, on its books and records for all purposes even if certificates reflecting such converted shares of Class B Common Stock are not surrendered to the Corporation or its transfer agent. All shares of Class B Common Stock, upon conversion thereof into Class A Common Stock, shall retain their designation as Class B Common Stock and shall have the status of authorized and unissued shares of Class B Common Stock; provided that if all shares of Class B Common Stock outstanding are converted into shares of Class A Common Stock, then all authorized but unissued shares or treasury shares of Class B Common Stock shall automatically convert into authorized but unissued or treasury shares of Class A Common Stock, as the case may be, and no further shares of Class B Common Stock shall exist. Except as specifically contemplated under this Article 4, Paragraph 2C.(3)(e), shares of Class B Common Stock may not be converted into Class A Common Stock.

(iii) Each share of Class A Common Stock owned (within the meaning of Article 4, Paragraph 2C.(3)(d)) by Chevron U.S.A. Inc., a Pennsylvania corporation (“Chevron”), or its Affiliates shall simultaneously with acquisition of such ownership automatically be converted into one fully paid and non-assessable share of Class B Common Stock; provided, however, that for purposes of any shares of Class B Common Stock so issued, only Chevron will be deemed to be the Original Holder thereof for purposes of the provisions of Article 4, Paragraph 2C.(3)(d), and provided, further, that this provision shall not apply with respect to shares of Class A Common Stock issued upon conversion of all Class B Common Stock in accordance with the first sentence of Article 4, Paragraph 2C.(3)(e)(ii)(x), or any shares of Class A Common Stock owned by Chevron or its Affiliates, after such conversion shall have occurred. Upon automatic conversion of shares of Class A Common Stock, the Corporation shall reflect such conversion and the issuance of Class B Common Stock in connection therewith on its books and records for all purposes even if certificates reflecting such converted shares of Class A Common Stock are not surrendered to the Corporation for transfer. All shares of Class B Common Stock shall be subject to the restrictions and provisions contained in the Corporation’s Certificate of Incorporation. All shares of Class A Common Stock, upon conversion thereof into Class B Common Stock, shall retain their designation as Class A Common Stock and shall have the status of authorized and unissued shares of Class A Common Stock.

(iv) Nothing herein shall prevent the Original Holder (or any Permitted Transferee) of the Class B Common Stock and the Corporation from executing an agreement allowing the Original Holder (or any Permitted Transferee), at its option, to convert the Class B Common Stock into Class A Common Stock, nor the conversion of any Class B Common Stock pursuant to such agreement.

(v) The Corporation will, as soon as practicable after such deposit of a certificate or certificates for Common Stock to be converted in accordance with this Article 4, Paragraph 2C.(3)(e), issue and deliver at the office of the Corporation or of its transfer agent to the person for whose account such Common Stock was so surrendered, a certificate or certificates representing the number of full shares of Common Stock into which the shares represented by the surrendered certificate are converted. If surrendered certificates representing shares of a class of Common Stock are converted only in part, the

Corporation will issue and deliver to the holder, without charge therefor, a new certificate or certificates representing the aggregate of the unconverted shares of such class of Common Stock. The failure of the holder to deliver to the Corporation certificates representing shares of a class of Common Stock converted in accordance with this Article 4, Paragraph 2C.(3)(e), shall in no way affect the automatic conversion of such shares.

(vi) The issuance of certificates representing shares of a class of Common Stock upon conversion of shares of the other class of Common Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance; provided, however, if any such certificate is to be issued in a name other than that of the holder of the share or shares of the class of Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

(vii) The Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying the obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock upon issue will be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights. In order that the Corporation may issue shares of Class A Common Stock upon conversion of the Class B Common Stock, the Corporation will endeavor to comply with all applicable federal and state securities laws and will endeavor to list such shares to be issued upon conversion on such securities exchange on which the Class A Common Stock is then listed.

(viii) The Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Class A Common Stock a number of shares of Class B Common Stock equal to 40% of the number of outstanding shares of Class A Common Stock, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying the obligations in respect of the conversion of the outstanding shares of Class A Common Stock by delivery of shares of Class B Common Stock which are held in the treasury of the Corporation. The Corporation shall take all such corporate and other actions as from time to time may be necessary to ensure that all shares of Class B Common Stock issuable upon conversion of shares of Class A Common Stock upon issue will be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights. In order that the Corporation may issue shares of Class B Common Stock upon conversion of the Class A Common Stock, the Corporation will endeavor to comply with all applicable Federal and state securities laws.

(f) Except as may otherwise be required by law and for the equitable rights and remedies which may otherwise be available to holders of Common Stock, the shares of Common Stock shall not have any designations, preferences, limitations or relative rights, other than those specifically set forth in this Certificate of Incorporation.

(g) The headings of the various subdivisions of this Section are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Section.

ARTICLE 5

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ARTICLE 6

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ARTICLE 7

Paragraph 1:

A.    Limitation of Liability; Right to Indemnification.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director or the Corporation shall be eliminated or limited to the full extent permitted under the DGCL, as so amended. Any repeal or modification of this Article 7, Paragraph 1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to be the best interests of the Corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to be the best interests of the Corporation, or, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

B.    Suit by Corporation or Stockholder

The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to the best interests of the Corporation, and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person has been finally adjudged to have been liable to the Corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

C.    Director Discretion

Any indemnification under Article 7, Paragraphs 1A. and B. (unless ordered by a court) shall be made only as authorized in the specific case, upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Article 7, Paragraphs 1A. and B. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. In any event, to the extent that a present or former director or officer of the Corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Article 7, Paragraphs 1A. and B. or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

D.    Advancement of Expenses

(1)	Reasonable expenses incurred in defending a civil or criminal action, suit or proceeding shall, to the fullest extent not prohibited by law, be paid by the Corporation in advance of the final deposition of such action, suit or proceeding, upon receipt of (i) a statement signed by such director or officer to the effect that such director or officer acted in good faith and in a manner which he believed to be in, or not opposed to the best interests of the Corporation and (ii) an undertaking by or on behalf of the director or officer to repay such amount, if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article or otherwise.

(2)	The Board of Directors may, by separate resolution adopted under and referring to this Article, provide for securing the payment of authorized advances by the creation of escrow accounts, the establishment of letters of credit or such other means as the board deems appropriate and with such restrictions, limitations and qualifications with respect thereto as the board deems appropriate in the circumstances.

E.    Non-Exclusivity of Rights and Contractual Nature

(1)	The indemnification and advancement of expenses provided by or granted under other subsections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(2)	The provisions of this Article 7, Paragraph 1 shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at anytime while this Article 7, Paragraph 1 is in effect and any indemnification provided under Article 7, Paragraph 1 to a person shall continue after such person ceases to be an officer, director, agent or employee of the Corporation as to all facts, circumstances and events occurring while such person was such officer, director, agent or employee, and shall not be decreased or diminished in scope without such person’s consent, regardless of the repeal or modification of this Article or any repeal or modification of Section 145 (or any successor statute) of the DGCL or any other applicable law. If the scope of indemnity provided by this Article 7, Paragraph 1 or any replacement article, or pursuant to the DGCL or any modification or replacement thereof is increased, then such person shall be entitled to such increased indemnification as is in existence at the time indemnity is provided to such person, it being the intent, subject to Article 7, Paragraph 1K., to indemnify persons under this Article 7, Paragraph 1 to the fullest extent permitted by law.

F.    Insurance

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article or applicable law.

G.    [Intentionally left blank.]

H.    Right of Claimant to Bring Suit

Subject to Article 7, Paragraph 1K., if a claim under this Article is not promptly paid by the Corporation after a written claim has been received by the Corporation or if expenses pursuant to Paragraph 1D. of this Article have not been promptly advanced after a written request for such advancement accompanied by the statement and undertaking required by Article 7, Paragraph 1D. of this Article has been received by the Corporation, the director or officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or the advancement of expenses. If successful, in whole or in part, in such suit, such director or officer shall also be entitled to be paid the reasonable expense thereof, including attorneys’ fees. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the director or officer has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the director or officer for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination, if required, prior to the commencement of such action that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct required under the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the director or officer had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the director or officer had not met the applicable standard of conduct.

I.    Definition of “Corporation”

For purposes of this Article 7, references to the “Corporation” shall include, in addition to the surviving corporation, any merging corporation (including any corporation having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who was a director or officer of such merging corporation, or was serving at the request of such merging corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the surviving corporation as such person would have with respect to such merging corporation if its separate existence had continued.

J.    Employee Benefit Plans

For purposes of this Article 7, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and references to “officers” shall include elected and appointed officers. A person who acted in good faith and in a manner such person reasonably believed to be in the best interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” as referred to in this Article.

K.    Reimbursement

Anything herein to the contrary notwithstanding, if the Corporation purchases insurance in accordance with Article 7, Paragraph 1F., the Corporation shall not be required to, but may (if the Board of Directors so determines in accordance with this Article 7, Paragraph 1) reimburse any party instituting any action, suit or proceeding if a result of the institution thereof is the denial of or limitation of payment of losses under such insurance when such losses would have been paid thereunder if a non-insured third party had instituted such action, suit or proceeding.

L.    Severability

If any portion of this Article shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, such invalidity or unenforceability shall not affect the other provisions hereof, and this Article shall be construed in all respects as if such invalid or unenforceable provisions had been omitted therefrom.

Paragraph 2:

Without the consent of the holders of eighty-five percent (85%) of the outstanding Common Stock, voting as a single class, the Corporation may (and may permit any subsidiary of the Corporation over which it has control to) sell the following products:

(1)	crude oil;

(2)	other products usually and normally refined as petroleum products from crude oils; and

(3)	natural gas liquids or liquefied petroleum gases;

irrespective of where such sales or products are made, only when the seller has no actual knowledge that the sale is not for consumption or resale in one or more of the following areas:

(a)	the United States or any of its territories or possessions;

(b)	any country wholly located in the Western Hemisphere and/or Europe or surrounded by the Mediterranean Sea;

(c)	any country all of the territory of which was formerly contained within the Union of Soviet Socialist Republics;

(d)	any country whose territory is contained within the territories constituting as of the date hereof the countries known as Algeria, Angola, Benin, Burkina Faso, Cameroon, Central African Republic, Chad, Congo, Cote D’Ivoire, Equatorial Guinea, Gabon, Gambia, Ghana, Greenland, Guinea, Guinea Bissau, Iceland, Liberia, Libya, Mali, Mauritania, Mongolia, Morocco, Niger, Nigeria, Rio Muni, Senegal, Sierra Leone, Togo, Tunisia, Turkey, Western Sahara and/or Zaire;

(e)	Antarctica; and

(f)	international waters;

unless (x) otherwise permitted by the terms of that certain Scope of Business Agreement, dated May 22, 1996, between the Corporation and Chevron, as the same may from time to time be amended in accordance with the terms thereof, or (y) such Scope of Business Agreement is terminated pursuant to its terms, upon which termination the provisions of this Article 7, Paragraph 2 shall be of no further force and effect. A copy of such Scope of Business Agreement, as the same may be amended, shall be available for inspection by any stockholder of the Corporation at the principal offices of the Corporation. Except as indicated above or as may otherwise be provided in this Certificate of Incorporation or by Delaware law, stockholders shall have no right to approve specific business activities of the Corporation, and the above provisions shall not otherwise affect corporate powers and purposes as stated in Article 3.

IN WITNESS WHEREOF, Dynegy Inc. has caused this Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by its Secretary this      day of                     , 2005.

DYNEGY INC.

By:
Name: Carolyn M. Campbell
Title: Secretary

APPENDIX D

DYNEGY INC.

AMENDED AND RESTATED BYLAWS

(As of                          , 2005)

ARTICLE I

CORPORATE OFFICES

Section 1.    Delaware Registered Office.    The registered office of the corporation in the State of Delaware may, but need not, be identical with the principal office in the State of Delaware, and the address of the registered office may be changed from time to time by the board of directors.

Section 2.    Other Offices.    The principal office of the corporation in the State of Delaware shall initially be located at the offices of CT Corporation System, 1209 Orange Street, Wilmington, Delaware 19801. The corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.    Times and Places of Meetings.    Meetings of stockholders for any purpose may be held at such time and place, if any, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2.    Annual Meetings.    An annual meeting of the stockholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as the board of directors shall each year fix, which date shall be within thirteen (13) months of the last annual meeting.

Section 3.    Special Meetings.    Special meetings of stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president, a majority of the board of directors, or the holders of not less than one-fifth of all the outstanding shares entitled to vote on the matter for which the meeting is called. The board of directors may postpone or reschedule any special meeting previously scheduled by the chairman of the board, board of directors, chief executive officer or president.

Section 4.    Notice of Meetings.    A notice stating the place, if any, day and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, or in the case of a meeting at which the stockholders are asked to consider a merger, consolidation, share exchange, dissolution or sale, lease or exchange of assets, not less than twenty (20) nor more than sixty (60) days before the date of the meeting or as otherwise provided by law, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the corporation, with postage thereon prepaid.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 5.    Waiver of Notice.    Whenever any notice whatsoever is required to be given under the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) or the certificate of incorporation or these bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance at any meeting shall constitute waiver of notice thereof unless the person at the meeting objects to the holding of the meeting because proper notice was not given.

Section 6.    Record Date.    For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or stockholders entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the board of directors may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than sixty (60) days and, for a meeting of stockholders, not less than ten (10) days, or in the case of a merger, consolidation, share exchange, dissolution or sale, lease or exchange of assets, not less than twenty (20) days, immediately preceding such meeting or other action. If no record date is fixed for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders, the close of business on the day next preceding the date on which notice of the meeting is given (or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held) shall be the record date for such determination of stockholders. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided herein, such determination shall apply to any adjournment thereof.

Section 7.    Voting Lists.    The officer or agent having charge of the transfer books for shares of the corporation shall make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order, with the address of and the number of shares held by each, which list, for a period of ten days prior to such meeting, shall be kept on file at the principal place of business of the corporation or on a reasonably accessible electronic network (provided the information required to access such network is made available to stockholders) and shall be subject to inspection by any stockholder, and to copying at the stockholder’s expense, at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting. The original share ledger or transfer book, or a duplicate thereof kept in this State, shall be the only evidence as to who are the stockholders entitled to examine such list or share ledger or transfer book or to vote at any meeting of stockholders.

Section 8.    Quorum.    A majority of the outstanding shares entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum for consideration of such matter at any meeting of stockholders; provided, that if less than a majority of such outstanding shares are represented at the meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice until a quorum shall attend. Where a separate vote by a class or series is required, a majority of the shares of such class or series represented in person or by proxy shall constitute a quorum to take the action with respect to that vote on that matter. If a quorum is present, the affirmative vote of the majority of such shares represented at the meeting and entitled to vote on a matter shall be the act of the stockholders, unless the vote of a greater number or voting by classes is required by the DGCL, the certificate of incorporation or these bylaws. If a quorum shall fail to attend the metting, the chairman of the meeting may adjourn the meeting to another place, if any, date or time.

Section 9.    Proxies.    Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after eleven months from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 10.    Voting of Shares.    Except as otherwise provided by the certificate of incorporation or by resolutions of the board of directors providing for the issue of any shares of preferred or special classes in series, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.

Section 11.    Voting of Shares by Certain Holders.    Shares registered in the name of another corporation, domestic or foreign, may be voted by any officer, agent, proxy or other legal representative authorized to vote such shares under the law of incorporation of such corporation. The corporation may treat the president or other person holding the position of chief executive officer of such other corporation as authorized to vote such shares, together with any other person indicated and any other holder of an office indicated by the corporate stockholder to the corporation as a person or an office authorized to vote such shares. Such persons and offices indicated shall be registered by the corporation on the transfer books for shares and included in any voting list prepared in accordance with the DGCL and these bylaws. Shares registered in the name of a deceased person, a minor ward or a person under legal disability may be voted by such person’s administrator, executor or court-appointed guardian, either in person or by proxy, without a transfer of such shares into the name of such administrator, executor or court-appointed guardian. Shares registered in the name of a trustee may be voted by such trustee, either in person or by proxy. Shares registered in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into the receiver’s name if authority so to do is contained in an appropriate order of the court by which such receiver was appointed. A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred. Shares of the corporation owned by the corporation shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares entitled to vote at any given time, but shares of the corporation held by the corporation in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding shares entitled to vote at any given time.

Section 12.    Inspectors.    The board of directors, in advance of any meeting of stockholders, may appoint one or more persons as inspectors to act at such meeting or any adjournment thereof. If inspectors of election are not so appointed, the chairman of the meeting may, or upon the request of any stockholder shall, appoint one or more persons as inspectors for such meeting. Such inspectors shall ascertain and report the number of shares represented at the meeting, based upon their determination of the validity and effect of proxies; count all votes and report the results; and do such other acts as are proper to conduct the election and voting with impartiality and fairness to all the stockholders. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 13.    Voting by Ballot.    Voting on any question or in any election may be by voice vote unless the presiding officer shall order that voting be by ballot.

Section 14.    Organization of Meetings.    At each meeting of stockholders, one of the following officers shall act as chairman and shall preside thereat, in the following order of precedence: the chairman of the board of directors; the president; any vice president acting in place of the president as provided by these bylaws; any person designated by the affirmative vote of the holders of a majority of the shares represented at the meeting in person or by proxy and entitled to vote.

Section 15.    Notice of Stockholder Business and Nominations.

(A)    Annual Meetings of Stockholders.

(1) Nominations of persons for election to the board of directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the corporation’s notice of meeting, (b) by or at the direction of the board of directors, (c) as expressly provided in the corporation’s certificate of incorporation, or (d) by any stockholder of record of the corporation at the relevant time, provided that stockholders of common stock of the corporation (the “Common Stockholders”) comply with the notice procedures set forth in Section 15(A)(2)-(3) below.

(2) For nominations or other business to be properly brought before an annual meeting by a Common Stockholder, such stockholder must have given timely notice thereof in writing to the secretary of the corporation and such other business must be a proper matter for stockholder action. To be timely, the Common Stockholder’s notice shall be delivered to the secretary of the corporation at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a Common Stockholder’s notice as described above. Such stockholder’s notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business described to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporations’ book and of such beneficial owner and (ii) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation.

(3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 15 to the contrary and except with respect to the first annual meeting of the corporation, in the event that the number of directors to be elected to the board of directors of the corporation is increased and there is no public announcement naming the nominees for director or specifying the size of the increased board of directors made by the corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a Common Stockholder’s notice required by this Section 15 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary of the corporation at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

(B)    Special Meetings of Stockholders.    Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to a notice of meeting given pursuant to Section 4 of this Article II. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (1) by or at the direction of the board of directors or (2) by any stockholder of the corporation who is a stockholder of record at the time of giving of notice provided for in this Section 15, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 15. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by paragraph (A)(2) of this Section 15 shall be delivered to the secretary of the corporation at the principal executive office of the corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

(C)    General.

(1) Only such persons who are nominated in accordance with the procedures set forth in this Section 15 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 15. Except as otherwise provided by law, the certificate of incorporation of the corporation or these bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in this Section 15 and, if any proposed nomination or business is not in compliance with this Section 15, to declare that such defective proposal or nomination shall be disregarded.

(2) For purposes of this Section 15, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 15, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, if any, with respect to the matters set forth in this Section 15. Nothing in this Section 15 shall be deemed to affect any rights of (i) stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) the holders of any series of preferred shares of the corporation to elect directors under specified circumstances.

(4) No provision of this Section 15 shall apply to the election of any Class B Director (as defined in the certificate of incorporation).

ARTICLE III

DIRECTORS

Section 1.    Powers.    The business and affairs of the corporation shall be managed by or under the direction of its board of directors.

Section 2.    Tenure and Qualifications.    Each director shall hold office until the next annual meeting of stockholders following such director’s election and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. A director need not be a resident of the State of Delaware or a stockholder of the corporation. A director may resign at any time by giving written notice to the board of directors, or to the chairman of the board, chief executive officer, president or secretary of the corporation. A resignation shall be effective when the notice is given, unless the notice specifies a future date. In addition to the directors who shall be elected by the stockholders of the corporation, the board of directors may also designate, by resolution of the board of directors, an advisory director who shall be entitled to attend all meetings of the board of directors, but shall not be entitled to vote on any matters before the board of directors. Except as set forth in this Section 2, the advisory director shall have no rights as a director either under these bylaws, Dynegy’s charter, Delaware law or any other agreement to which the corporation is a party. Notwithstanding the foregoing, an advisory director shall be entitled to receive compensation for services as a director in the same amount and manner that such director would be entitled to receive compensation as an employee director or non-employee director, as the case may be, if such director were elected by the stockholders of the corporation.

Section 3.    Place of Meetings.    The board of directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.

Section 4.    Regular Meetings.    A regular meeting of the board of directors shall be held without other notice than this bylaw, immediately after, and at the same place as, the annual meeting of stockholders. Other regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board of directors.

Section 5.    Special Meetings.    Special meetings of the board of directors may be called only by the chairman of the board of directors or the lead director and shall be called by the chairman of the board of directors or the secretary upon the written request of any three directors.

Section 6.    Notice.    Notice of any special meeting shall be given: (i) at least five business days (or two business days if telephonic participation or participation by other electronic communication equipment is provided for with respect to the special meeting) prior thereto if the notice is given personally or by an electronic transmission, (ii) at least five business days (or two business days if telephonic participation or participation by other electronic communication equipment is provided for with respect to the special meeting) prior thereto if the notice is given by having it delivered by a third party entity that provides delivery services in the ordinary course of business and guarantees delivery of the notice to the director no later than the following business day, and (iii) at least seven business days prior thereto if the notice is given by mail. Notice of any meeting where any actions described in Section 7.(B) will be considered shall be given to Class B Directors (as defined) at least 30 days before the vote on any such action and shall set forth the material terms thereof. For this purpose, the term “electronic transmission” may include, but shall not be limited to, a facsimile, email or other electronic means. Notice shall be delivered to the director’s business address and/or telephone number and shall be deemed given upon electronic transmission, upon delivery to the third party delivery service, or upon being deposited in the United States mail with postage thereon prepaid. Any director may waive notice of any meeting by signing a written waiver of notice either before or after the meeting. Attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except when a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

Section 7.    Quorum; Vote Required, Actions Requiring Approval.

(A) Except as provided in Section 7.(B), a majority of the directors then in office, but not less than a majority of the minimum number of directors specified by Article III, Section 14 of these bylaws for the variable range of the number of directors, shall constitute a quorum for the transaction of business at any meeting of the board of directors, and the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors. If less than a majority of such number of directors are present at the meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

(B) Notwithstanding anything to the contrary herein, so long as any shares of Class B Common Stock of the corporation are issued and outstanding and the holders of Class B Common Stock have not terminated their rights to block such actions granted to them under Section 4.1 of the Amended and Restated Stockholder Agreement between the corporation and Chevron U.S.A. Inc. dated as of August 11, 2003, the corporation shall not take (or permit to be taken in its capacity as a stockholder or partner or otherwise permit any subsidiary of the corporation to take) any of the following actions if all of the Class B Directors present at the meeting where such action is considered vote against such action:

(1) amendment of Article II, Section 15(C)(4), Article III, Sections 6, 7.(B), 7.(C), or 12, Article IV, Section 1, Article V, Section 1, or Article IX of these bylaws, or amendment of Article IV, Section 2A, of the certificate of incorporation of the corporation;

(2) adoption of any provision of these bylaws or amendment to the certificate of incorporation which would substantially and adversely affect the rights of the holders of the Class B Common Stock;

(3) authorization of new shares of any stock of the corporation where the aggregate consideration to be received by the corporation therefor exceeds the greater of (a) $1 billion or (b) one-quarter of the Corporation’s Market Capitalization;

(4) any disposition of all or substantially all of the corporation’s Liquids Business (defined below), so long as there shall be in effect any substantial agreements between Chevron U.S.A. Inc. and the corporation relating to such business, except for a contribution of such Liquids Business to a joint venture, limited liability company or other form of partnership in which the corporation has a majority direct or indirect interest;

(5) any merger or consolidation of the corporation or any subsidiary (other than a merger or consolidation by a subsidiary with the corporation or another subsidiary), any joint venture, any liquidation or dissolution of the corporation, any voluntary initiation of a proceeding in bankruptcy or acquiescence to an involuntary initiation of a proceeding in bankruptcy, any acquisition of stock or assets by the corporation or its subsidiaries, or any issuance of common or preferred stock by the corporation, any of which would result in the payment or receipt of consideration (including the incurrence or assumption of indebtedness and liabilities) having a fair market value exceeding the greater of (a) $1 billion or (b) one-quarter of the Corporation’s Market Capitalization (as defined below); or

(6) any other material transaction (or series of related transactions) which would result in the payment or receipt of consideration (including the incurrence or assumption of indebtedness and liabilities) having a fair market value exceeding the greater of (a) $1 billion or (b) one-quarter of the Corporation’s Market Capitalization, and is out of the ordinary course of business for the corporation.

For purposes of this Section, the “Corporation’s Market Capitalization” means the sum of (a) the product of (x) the total number of shares outstanding of Class A and Class B Common Stock of the corporation on the relevant date and (y) the closing price of the Class A Common Stock on the New York Stock Exchange (“NYSE”) at the end of the regular session represented by the consolidated tape, Network A, (b) the product of (x) the total number of shares outstanding of all of the corporation’s NYSE traded preferred stock on the relevant date and (y) the closing price of such preferred stock on the NYSE at the end of the regular session represented by the consolidated tape, Network A and (c) the aggregate value of the liquidation preference of any non-NYSE listed non-convertible stock of the corporation and (d) the aggregate value of the greater of the liquidation preference and the value of the underlying common stock (calculated in accordance with (a) of this paragraph) issuable upon conversion of any non-NYSE listed convertible preferred stock on the relevant date. The “Liquids Business” means the processing of natural gas to produce natural gas liquids, the fractionation of natural gas liquids, and the purchase, sale and transportation of such natural gas liquids.

(C) The executive officers of the corporation shall advise the members of the board of directors of the consideration of a proposal relating to any matter of the type described in Section 7.(B) at such time as they determine to give substantive attention to such proposal.

Section 8.    Action by Unanimous Consent of Directors.    Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board of directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the board of directors or committee in accordance with applicable law.

Section 9.    Participation with Communications Equipment.    Members of the board of directors or of any committee of the board of directors may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such meeting shall constitute attendance and presence in person at the meeting of the person or persons so participating.

Section 10.    Compensation of Directors.    The board of directors shall have the authority to fix the compensation of directors by the affirmative vote of a majority of the directors then in office and irrespective of any personal interest of any of its members. In addition, the directors may be paid their expenses, if any, of attendance at each meeting of the board of directors. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be compensated additionally for so serving.

Section 11.    Presumption of Assent.    A director of the corporation who is present at a meeting of the board of directors at which action on any corporate matter is taken shall be conclusively presumed to have assented to the action taken unless the dissent of that director shall be entered in the minutes of the meeting or unless that director shall file a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered or certified mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

Section 12.    Agenda Items.    No action may be taken at a meeting of the board of directors with respect to any matter that was not previously set forth on an agenda for such meeting delivered to the directors at least two business days prior to such meeting if either a majority of the Class B Directors present at such meeting or a majority of the other directors present at such meeting oppose taking action at such meeting with respect to such matter.

Section 13.    Lead Director.    At the board meeting associated with the annual meeting of stockholders each year, the non-management directors shall determine whether to designate a lead director to serve until the next annual board meeting. If the non-management directors determine to designate a lead director, such director shall be a non-management director selected by a majority of the non-management directors at such meeting. The lead director shall have the power: to convene executive sessions of the non-management directors of the board of directors and shall coordinate, develop an agenda for, and moderate such sessions; to consult with the non-management directors and serve as a conduit to senior management of the corporation of the views of the non-management directors when the board of directors is not in session; to engage outside advisors to report to the board of directors or a committee thereof; to refer to the chairman of any committee of the board of directors matters within the scope of such committee’s authority; to confer with outside counsel, auditors and other advisors to the corporation; and to consult with the chairman of the board of directors regarding the agenda of matters for meetings of the board of directors.

Section 14.    Number of Directors.    The board of directors of the corporation shall consist of at least twelve members and no more than fifteen members as established from time to time by resolution of the board of directors, except that such numbers are subject to automatic adjustment as necessary, under those circumstances and during those time periods that holders of any other class or series of the corporation’s outstanding Preferred Stock have rights to elect members of the board of directors, as set forth in the corporation’s certificate of incorporation or in the resolution of the board of directors establishing and designating such series and fixing and determining the relative rights and preferences thereof.

ARTICLE IV

COMMITTEES OF THE BOARD OF DIRECTORS

Section 1.    Establishment of Committees.    The board of directors may create one or more committees and appoint members of the board of directors to serve on the committee or committees. Each committee shall have two or more members, who serve at the pleasure of the board of directors. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. Any vacancy in a committee may be filled by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors as required. Unless precluded by applicable law or any applicable rule of the New York Stock Exchange, Inc. (“NYSE”), each committee other than the Corporate Governance and Nominating Committee shall have at least one Class B Director thereon.

Section 2.    Manner of Acting.    Unless the appointment by the board of directors requires a greater number, a majority of any committee shall constitute a quorum and a majority of a quorum shall be necessary for action by any committee. A committee may act by unanimous consent in writing without a meeting. Each committee, by majority vote of its members, shall determine the time and place of meetings and the notice required therefor.

Section 3.    Authority of Committees.    To the extent specified by resolution of the board of directors and these bylaws, each committee may exercise the authority of the board of directors, provided, however, a committee may not:

(A) authorize distributions, except for dividends to be paid with respect to shares of any preferred or special classes or any series thereof;

(B) approve or recommend to stockholders any act requiring the approval of stockholders under applicable law;

(C) fill vacancies on the board of directors or any committee;

(D) elect or remove officers or fix the compensation of any member of the committee;

(E) adopt, amend or repeal these bylaws;

(F) approve a plan of merger not requiring stockholder approval;

(G) authorize or approve reacquisition of shares, except according to a general formula or method prescribed by the board of directors;

(H) authorize or approve the issuance or sale, or contract for sale, of shares, or determine the designation and relative rights, preferences, and limitations of a series of shares, except the board of directors may direct that a committee may fix the specific terms of the issuance or sale or contract for sale, or the number of shares to be allocated to particular employees under an employee benefit plan; or

(I) amend, alter, repeal, or take action inconsistent with any resolution or action of the board of directors when the resolution or action of the board of directors provides by its terms that it shall not be amended, altered or repealed by action of a committee.

Section 4.

(A)    Compensation and Human Resources Committee.    As required by the applicable listing standards of the NYSE, as amended, the board of directors shall maintain a Compensation and Human Resources Committee consisting of directors who are not otherwise employed by the corporation. The Compensation and Human Resources Committee shall review from time to time, the salaries, compensation and employee benefits for the executive officers and employees of the corporation and make recommendations to the board of directors concerning such matters. The Compensation and Human Resources Committee shall be responsible for all aspects of the Company’s stock plans, including plan administration, and shall review and recommend to the board of directors new plans or changes to current plans, including increasing the number of shares reserved for such plans.

(B)    Corporate Governance and Nominating Committee.    As required by the applicable listing standards of the NYSE, as amended, the board of directors shall maintain a Corporate Governance and Nominating Committee consisting of directors who are not otherwise employed by the corporation. The Corporate Governance and Nominating Committee shall consider matters related to corporate governance, develop general criteria regarding the selection and qualifications for members of the board of directors and recommend candidates for election to the board of directors.

(C)    Audit and Compliance Committee.    As required by the applicable listing standards of the NYSE, as amended, the board of directors shall maintain an Audit and Compliance Committee consisting of independent, “disinterested” directors. The Audit and Compliance Committee shall review the selection and qualifications of the independent public accountants employed by the corporation to audit the financial statements of the corporation and the scope and adequacy of their audits, consider recommendations made by such independent public accountants, review internal financial audits of the corporation, and report any additions or changes it deems necessary to the board of directors.

(D)    Risk, Environment and Operations Committee.    The board of directors may maintain a Risk, Environment and Operations Committee consisting of directors who may otherwise be, but need not be, employed by the corporation. The Risk, Environment and Operations Committee shall consider matters related to insurance and environmental issues and shall make recommendations to the board of directors concerning such matters.

ARTICLE V

OFFICERS

Section 1.    Officers.    The officers of the corporation shall consist of a chief executive officer, chairman of the board of directors, president, one or more vice presidents (the number, seniority and any other designations thereof to be determined by the board of directors), a secretary, a treasurer, a controller, and such other officers as may be elected by the board of directors. Any two or more offices may be held by the same person.

Section 2.    Additional Officers and Agents.    The board of directors may appoint such other officers and agents as it shall deem necessary, who shall exercise such powers and perform such duties as shall be determined from time to time by the board of directors.

Section 3.    Compensation of Officers.    The compensation of all officers and agents of the corporation shall be fixed by or under the direction of the board of directors. No officer shall be prevented from receiving such compensation by reason of the fact that such officer is also a director of the corporation.

Section 4.    Term of Office and Vacancy.    Each elected officer shall hold office until a successor is elected and qualified or until such officer’s earlier resignation or removal. Any vacancy occurring in any office of the corporation shall be filled by the board of directors for the unexpired portion of the term. Each appointed officer shall serve at the pleasure of the board of directors. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 5.    Removal.    Any officer or agent may be removed by the board of directors, with or without cause, whenever in its judgment the best interests of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 6.    Chief Executive Officer.    The chairman of the board of directors may, but need not, be the chief executive officer of the corporation. The chief executive officer shall (a) determine and administer the policies of the corporation, subject to the instructions of the board of directors; (b) be authorized to execute all documents in the name and on behalf of the corporation; and (c) perform all duties incident to the office of chief executive officer and such other duties as the board of directors or bylaws may from time to time prescribe.

Section 7.    Chairman of the Board.    The chairman of the board of directors, or in such person’s absence, the president, shall preside at all meetings of the stockholders and the board of directors.

Section 8.    President.    The president shall (a) be the chief operating officer of the corporation, and shall in general be in charge of the operations of the corporation, subject to the control of the board of directors; (b) be authorized to execute all documents in the name and on behalf of the corporation; and (c) perform all duties incident to the office of president and such other duties as the board of directors may from time to time prescribe.

Section 9.    Vice Presidents.    In the absence of the president or in the event of the inability or refusal of the president to act, the vice president (or in the event there is more than one vice president, the vice presidents in the order of seniority of title, or in the event of equal seniority, then in the order designated, or in the absence of any designation, then in the order named in the most recent resolution providing for the annual election of officers) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. Any vice president shall perform such other duties and have such other powers as the board of directors or the chief executive officer or president may from time to time prescribe.

Section 10.    Secretary.    The secretary shall (a) attend meetings of the board of directors and meetings of the stockholders and record minutes of the proceedings of the meetings of the stockholders and of the board of directors, and when required, shall perform like duties for the committees of the board of directors; (b) assure that all notices are duly given in accordance with the provisions of these bylaws or as required by law; (c) maintain custody of the corporate records of the corporation; (d) keep or cause to be kept a register of the post office address of each stockholder as furnished to the secretary by such stockholder; (e) sign with the chief executive officer, president or a vice president certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the board of directors; (f) have charge of the stock transfer books of the corporation and authority over a stock transfer agent, if any; (g) certify copies of the bylaws, resolutions of the stockholders and board of directors and committees thereof and other documents of the corporation as true and correct copies thereof; and (h) perform all duties incident to the office of secretary and such other duties as the board of directors or the chief executive officer or president may from time to time prescribe.

Section 11.    Assistant Secretaries.    The assistant secretary, or if there is more than one, the assistant secretaries, respectively, as authorized by the board of directors, may sign with the president or a vice president certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the board of directors, and shall, in the absence of the secretary or in the event of the inability or refusal of the secretary to act, perform the duties and exercise the powers of the secretary, and shall perform such other duties as the board of directors, chief executive officer, president or secretary may from time to time prescribe.

Section 12.    Treasurer.    The treasurer shall (a) have custody of the funds and securities of the corporation; (b) deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors; (c) maintain adequate accounts of the corporation; (d) disburse the funds of the corporation as may be ordered by the board of directors; (e) submit financial statements to the president and the board of directors; and (f) perform all duties incident to the office of treasurer and such other duties as the board of directors or the chief executive officer or president may from time to time prescribe.

Section 13.    Assistant Treasurers.    The assistant treasurer, or if there is more than one, the assistant treasurers, respectively, as authorized by the board of directors, shall, in the absence of the treasurer or in the event of the inability or refusal of the treasurer to act, perform the duties and exercise the power of the treasurer and shall perform such other duties and have such other power as the board of directors, the chief executive officer, president or treasurer may from time to time prescribe.

Section 14.    Controller.    The controller shall conduct the accounting activities of the corporation, including the maintenance of the corporation’s general and supporting ledgers and books of account, operating budgets, and the preparation and consolidation of financial statements.

Section 15.    General Powers of Officers.    The chairman of the board of directors, chief executive officer, president, any executive vice president, senior vice president and any vice president, may sign without countersignature or attestation any deeds, mortgages, bonds, contracts, reports to public agencies, or other instruments whether or not the board of directors has expressly authorized execution of such instruments, except in cases where the signing and execution thereof shall be expressly delegated by the board of directors or by these bylaws solely to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed. Any other officer of this corporation may sign contracts, reports to public agencies, or other instruments which are in the regular course of business and within the scope of such officer’s authority, except where the signing and execution thereof shall be expressly delegated by the board of directors or by these bylaws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed.

Section 16.    Delegation of Authority.    The board of directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

ARTICLE VI

CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 1.    Contracts.    The board of directors may authorize any officer or officers, or agent or agents, to enter into any contract and execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 2.    Checks, Drafts, Notes.    All checks, drafts or other orders for the payment of money, notes and other evidences of indebtedness, issued in the name of the corporation, shall be signed by such officer or officers, or agent or agents, of the corporation and in such manner as shall from time to time be determined by resolution of the board of directors.

Section 3.    Deposits.    All funds of the corporation other than petty cash shall be deposited to the credit of the corporation in such banks, trust companies or other depositories as the board of directors may select.

Section 4.    Facsimile Signatures.    In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these bylaws, facsimile signatures of any officer or officers of the corporation may be used whenever and as authorized by the board of directors or a committee thereof.

Section 5.    Reliance upon Books, Reports and Records.    Each director, each member of any committee designated by the board of directors, and each officer of the corporation shall, in the performance of such person’s duties, be fully protected in relying in good faith upon the books of account or other records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of its officers or employees, or committees of the board of directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

ARTICLE VII

SHARES

Section 1.    Issued Shares.    The issued shares of the corporation may be represented by certificates, or may be uncertificated shares, in either case in whole or in part, as determined and authorized by the board of directors.

Section 2.    Certificates for Shares.    Certificates representing shares of the corporation shall be in such form as may be determined by the board of directors. Such certificates shall be signed by the chairman of the board of directors, chief executive officer or president and by the secretary or an assistant secretary. If a certificate is countersigned by a transfer agent or registrar, other than the corporation itself or its employee, any other signatures or countersignature on the certificate may be facsimiles. If any officer of the corporation, or any officer or employee of the transfer agent or registrar, who has signed or whose facsimile signature has been placed upon such certificate ceases to be an officer of the corporation, or an officer or employee of the transfer agent or registrar, before such certificate is issued, the certificate may be issued by the corporation with the same effect as if the officer of the corporation, or the officer or employee of the transfer agent or registrar, had not ceased to be such at the date of its issue. Certificates for shares shall be individually numbered or otherwise individually identified. Each certificate for shares shall state the name of the registered owner of the shares in the stock ledger, the number and the class and series, if any, of such shares, and the date of issuance of the certificate. If the corporation is authorized to issue more than one class of stock, a full summary or statement of all of the designations, preferences, qualifications, limitations, restrictions, and special or relative rights of each class authorized to be issued, and, if the corporation is authorized to issue any preferred or special class in series, the variations in the relative rights and preferences among such series, shall be set forth upon the face or back of the certificate. Such statement may be omitted if it shall be set forth upon the face or back of the certificate that such statement, in full, will be furnished by the corporation to any stockholder upon request and without charge.

Section 3.    Uncertificated Shares.    The board of directors may provide by resolution that some or all of any or all classes and series of its shares shall be uncertificated shares, and may provide an election by individual stockholders to receive certificates or uncertificated shares and the conditions of such election, provided that such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Within a reasonable time after the registration of issuance or transfer of uncertificated shares, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to the DGCL or these bylaws. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

Section 4.    Registration of Transfers of Shares.    Transfers of shares shall be registered in the records of the corporation upon request by the registered owner thereof in person or by a duly authorized attorney, upon presentation to the corporation or to its transfer agent (if any) of a duly executed assignment and other evidence of authority to transfer, or proper evidence of succession, and, if the shares are represented by a certificate, a duly endorsed certificate or certificates for shares surrendered for cancellation, and with such proof of the authenticity of the signatures as the corporation or its transfer agent may reasonably require. The person in whose name shares are registered in the stock ledger of the corporation shall be deemed the owner thereof for all purposes as regards to the corporation.

Section 5.    Lost Certificates.    The corporation may issue a new share, certificate in the place of any certificate theretofore issued by it, alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact, by the person claiming the share certificate to be lost, stolen or destroyed. When authorizing such issuance of a new certificate or certificates the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or the owner’s legal representative, to advertise the same in such manner as it shall require or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate or certificates alleged to have been lost, stolen or destroyed.

ARTICLE VIII

OTHER PROVISIONS

Section 1.    Distributions.    The board of directors may authorize, and the corporation may make, distributions to its stockholders, subject to any restriction in the certificate of incorporation and subject to any limitations provided by law.

Section 2.    Fiscal Year.    The fiscal year of the corporation shall be fixed, and shall be subject to change, by the board of directors.

Section 3.    Seal.    The board of directors may, but shall not be required to, provide by resolution for a corporate seal, which may be used by causing it, or a facsimile thereof, to be impressed or affixed or in any other manner reproduced.

ARTICLE IX

EMERGENCY BYLAWS

Section 1.    Emergency board of directors.    In the event a quorum of the board of directors cannot readily be convened for action due to (a) an attack or imminent attack on the United States or any of its possessions, (b) any nuclear or atomic disaster, or (c) any other catastrophe or emergency condition, the vacant director positions shall be filled by the following persons (provided in each case such person is not already a director and is willing and able to serve) in the following order: the president, the vice presidents in order of seniority, the treasurer, the secretary, any other officers in order of seniority and any other persons in such order as named by the board of directors on any list as it may compile from time to time for purposes of appointing such successor directors; provided, however, that to the extent possible, the holders of Class B Common Stock shall be entitled to nominate a number of directors to such board of directors proportionate to the representation on the board of directors immediately prior to such emergency condition to which the holders of Class B Common Stock were entitled. Such new board of directors shall be referred to as the emergency board of directors of the corporation. The initial Chairman of the board of the emergency board of directors (“Chairman”) shall be the regularly-elected director, if any, who has served on the board of directors for the longest period of time and, if all directors on the emergency board of directors are successor directors appointed pursuant to this Section, the Chairman shall be determined according to the same order of priority as such successor directors are appointed pursuant to this Section. The directors appointed pursuant to this Section shall serve until the next annual or special meeting of stockholders at which directors are to be elected or until the emergency condition shall have terminated.

Section 2.    Powers.    The emergency board of directors shall have all of the rights, powers and duties of the board of directors except such emergency board of directors may not amend the certificate of incorporation of the corporation nor approve a merger, sale of all or substantially all of the assets of the corporation, liquidation or dissolution.

Section 3.    Notice of Meetings.    Notice of any meeting of the emergency board of directors held during any emergency described in Section l of this Article IX may be given only to such directors or successor directors as it may be feasible to reach at the time and by such means as may be feasible at the time, including, without limitation, publication or radio.

Section 4.    Liability.    No officer, director or employee of the corporation acting in accordance with this Article IX shall be liable to the corporation, except for willful misconduct.

Section 5.    Bylaws.    To the extent not inconsistent with this Article IX, the bylaws of the corporation shall remain in effect during any emergency described in Section l of this Article IX.

Section 6.    Interpretation.    If, by operation of law or otherwise, any of the provisions of this Article IX are deemed to be invalid or not controlling, such provisions shall be construed by any court or agency having competent jurisdiction as a determinative factor evidencing the intent of the corporation.

ARTICLE X

AMENDMENTS

Subject to the provisions of the certificate of incorporation, these bylaws may be altered, amended or repealed, and new bylaws may be adopted, by the board of directors; provided that no amendment or repeal of Article II, Section 15(c)(4), Article III, Sections 6, 7.(B), 7.(C) or 12, Article IV, Section 1, Article V, Section 1, or Article IX, Section 1, this Article X, nor the adoption of any provision of these bylaws which would substantially and adversely affect the rights of the holders of Class B Common Stock shall be effective except upon the approval of the affirmative vote of the majority of the Class B Directors and a majority of the entire number of directors then in office. Subject to the provisions of the certificate of incorporation, these bylaws may also be altered, amended or repealed by the stockholders of the corporation.

ARTICLE XI

INDEMNIFICATION OF EMPLOYEES AND AGENTS

The corporation may indemnify any agent or employee of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including, but not limited to any such proceeding by or in the right of the corporation) whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving the corporation at its request and in the course and scope of such person’s duties and acting in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, against expenses (including reasonable attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit or proceeding.

APPENDIX E

ILLINOIS BUSINESS CORPORATION ACT

Sec. 11.65. Right to dissent. (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

(1)	consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

(2)	consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

(3)	an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i)	alters or abolishes a preferential right of such shares;

(ii)	alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

(iii)	in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

(4)	any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

(c) A record owner of shares may assert dissenters’ rights as to fewer than all the shares recorded in such person’s name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters’ rights as to shares held on such person’s behalf only if the beneficial owner submits to the corporation the record owner’s written consent to the dissent before or at the same time the beneficial owner asserts dissenters’ rights.

Sec. 11.70. Procedure to Dissent. (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenters’ rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

(b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenter’s rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

(c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation’s statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

(d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

(e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation’s statement of value, shall notify the corporation in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

(f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

(g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

(h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

(i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

(1)	Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

(2)	Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

(j) As used in this Section:

(1)	“Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

(2)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

DIRECTIONS TO THE ANNUAL MEETING OF SHAREHOLDERS

FROM GEORGE BUSH INTERCONTINENTAL AIRPORT AREA

Dynegy Inc.

71st Floor

Wells Fargo Plaza

1000 Louisiana Street

Houston, Texas 77002

(713) 507-6400

•	From George Bush Intercontinental Airport to Wells Fargo Plaza (via McKinney Place Garage):

o	Take I-45 South approximately 12 miles to downtown.

o	Exit McKinney Street, Exit 47C.

o	Continue on McKinney Street for approximately 0.4 miles and turn left on Travis Street.

o	Enter the McKinney Place Garage, 930 Main Street, on the right just past the corner of McKinney Street and Travis Street.

o	Exit the garage onto McKinney Street. Turn right (west) and walk two blocks to the Dynegy building (Wells Fargo Plaza) at 1000 Louisiana Street.

•	From George Bush Intercontinental Airport to Wells Fargo Plaza (via 1400 Louisiana Garage):

o	Take I-45 South approximately 12 miles to downtown.

o	Exit McKinney Street, Exit 47C.

o	Continue on McKinney Street for approximately 0.3 miles and turn right on Milam Street.

o	Continue on Milam Street for five blocks and turn right on Bell Street.

o	Continue on Bell Street for one block.

o	Enter the 1400 Louisiana Garage, on the right just past the corner of Bell Street and Louisiana Street.

o	Exit the garage onto Clay Street. Turn right (east) and walk to Louisiana Street. Turn left (north) onto Louisiana Street and walk three blocks to the Dynegy building (Wells Fargo Plaza) at 1000 Louisiana Street.

PROXY – CLASS A COMMON STOCK

DYNEGY INC.

1000 LOUISIANA STREET, SUITE 5800, HOUSTON, TX 77002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DYNEGY INC.

The undersigned hereby appoints Bruce A. Williamson, Carol F. Graebner and Carolyn M. Campbell, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Class A common stock of Dynegy Inc. held of record by the undersigned on March 31, 2005 at the Annual Meeting of Shareholders to be held at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, 71st Floor, Houston, Texas 77002 at 10:00 a.m., local time, on Thursday, May 19, 2005, or any adjournment or postponement of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4, WHICH IS A SHAREHOLDER PROPOSAL. THE INDIVIDUALS NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

(CONTINUED ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Dynegy Inc. account online.

Access your Dynegy Inc. shareholder account online via Investor ServiceDirect(R) (ISD).

Mellon Investor Services LLC, transfer agent for Dynegy Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com.

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect(R) is a registered trademark of Mellon Investor Services LLC

Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “ FOR” PROPOSALS 1, 2 AND 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4, WHICH IS A SHAREHOLDER PROPOSAL.

1. Election of Directors

Insert your vote for the nominees listed below in the designated space provided. Directors may be elected by cumulative voting. If you choose to cumulate your votes other than equally for directors you MAY NOT use Internet or telephone voting. Rather, you MUST vote by returning this proxy card in the envelope provided or by voting in person at the Annual Meeting. Vote the number of shares owned or controlled by you multiplied by eleven. This number of shares may be cast for any one nominee or may be distributed among nominees as you wish. Shareholders may withhold authority to vote for any nominee by entering zero in the space following the nominee’s name.

FOR all nominees listed to the right, cumulative votes to be divided equally among the nominees ☐	WITHHOLD AUTHORITY for all eleven nominees ☐

Nominees—Class A common stock

01 Charles E. Bayless

02 David W. Biegler

03 Linda Walker Bynoe

04 Thomas D. Clark, Jr.

05 Barry J. Galt

06 Patricia A. Hammick

07 George L. Mazanec

08 Robert C. Oelkers

09 Joe J. Stewart

10 William L. Trubeck

11 Bruce A. Williamson

Votes ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____
Note: The total number of votes you cast in the election of directors should not exceed the number of shares shown above times eleven.

2.	Proposal to change Dynegy’s state of incorporation from Illinois to Delaware.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for Dynegy for the fiscal year ending December 31, 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “ AGAINST” PROPOSAL 4, WHICH IS A SHAREHOLDER PROPOSAL.

4.	Shareholder proposal regarding recoupment of senior executive compensation following restatements that impact achievement of performance targets relating to such compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

	I PLAN TO ATTEND THE MEETING	YES ☐

Signature Signature Date

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

FOLD AND DETACH HERE

Choose MLink(SM) for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect(R) at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time on May 18, 2005.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/dyn Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

If you choose to cumulate your votes other than equally for directors you may NOT use Internet or telephone voting. Rather, you must vote by returning this proxy card in the envelope provided or by voting in person at the annual meeting.

You can view the Annual Report and Proxy Statement

on the internet at www.dynegy.com

PROXY—CLASS B COMMON STOCK

DYNEGY INC.

1000 LOUISIANA STREET, SUITE 5800, HOUSTON, TX 77002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DYNEGY INC.

The undersigned hereby appoints Bruce A. Williamson, Carol F. Graebner and Carolyn M. Campbell, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Class B common stock of Dynegy Inc. held of record by the undersigned on March 31, 2005 at the Annual Meeting of Shareholders to be held at Dynegy’s headquarters, Wells Fargo Plaza, 1000 Louisiana Street, 71st Floor, Houston, Texas 77002, at 10:00 a.m., local time, on Thursday, May 19, 2005, or any adjournment or postponement of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4, WHICH IS A SHAREHOLDER PROPOSAL. THE INDIVIDUALS NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

(CONTINUED ON REVERSE SIDE)

* FOLD AND DETACH HERE *

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.			Please mark your votes as indicated in this example		☒

1.	Election of Directors
	FOR all nominees listed to the right. ☐	WITHHOLD AUTHORITY for all nominees listed to the right ☐	Nominees – Class B Common Stock (To withhold authority for an individual nominee, strike a line through the nominee’s name below) 1. Howard B. Sheppard 2. Raymond I. Wilcox

2.	Proposal to change Dynegy’s state of incorporation from Illinois to Delaware.		FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for Dynegy for the fiscal year ending December 31, 2005.		FOR ☐	AGAINST ☐	ABSTAIN ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4, WHICH IS A SHAREHOLDER PROPOSAL.

4.	Shareholder proposal regarding recoupment of senior executive compensation following restatements that impact achievement of performance targets relating to such compensation.		FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

	I PLAN TO ATTEND THE MEETING		☐ YES

SIGNATURE SIGNATURE DATE

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